Filed pursuant to Rule 424(b)(2)
Registration No. 333-151885
CALCULATION OF REGISTRATION FEE

Amount to be registered/Proposed
maximum offering price per
Title of Each Class of Securities	unit/Proposed
to be Registered	maximum offering price (1)	Amount of Registration Fee (1) (2)
4% Senior Convertible Notes due 2013	$373,750,000	$14,689
Common Stock, par value $0.01 per share	—	—

(1)	Calculated in accordance with Rule 457(r) of the rules and regulations of the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-151885) in accordance with Rules 456(b) and 457(r) of the rules and regulations of the Securities Act. In accordance with Rule 457(p), Evergreen Solar, Inc. is carrying over the following registration fees (a) $3,661 of unutilized fees relating to $93,150,000 aggregate initial offering price of unsold securities that were registered under the registrant’s Registration Statement No. 333-149030, filed on February 4, 2008, (b) $4,232 of unutilized fees relating to $107,687,500 aggregate initial offering price of unsold securities that were registered under the registrant’s Registration Statement No. 333-138748, filed on November 16, 2006, and (c) $325 of unutilized fees relating to $8,270,000 aggregate initial offering price of unsold securities that were registered under the registrant’s Registration Statement No. 333-119864, filed on October 21, 2004. Pursuant to Rule 457(p) under the Securities Act, such $8,217 of unutilized filing fees may be applied to the filing fees payable in connection with this prospectus supplement. Accordingly, the remaining $6,472 of the fee payable in connection with this prospectus supplement is being paid concurrently with the filing of this prospectus supplement in accordance with Rule 456(b).

(2)	There are also registered an indeterminate number of shares of common stock into which the Senior Convertible Notes may be converted. Pursuant to Rule 457(i), no separate registration fee is payable where securities and securities into which conversion is offered are registered at the same time and no additional consideration is payable upon conversion.

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 24, 2008)
$325,000,000

4% Senior Convertible Notes due 2013

This is an offering by Evergreen Solar, Inc. of $325,000,000 aggregate principal amount of its 4% Senior Convertible Notes due 2013.

The Notes will bear interest at a rate of 4% per year, payable on January 15 and July 15 of each year, commencing January 15, 2009. The Notes will mature on July 15, 2013.

The Notes will be convertible into cash and, if applicable, shares of our common stock as described in this prospectus supplement at the initial conversion rate of 82.5593 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $12.11 per share), subject to adjustment as described in this prospectus supplement, at any time on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date only under the following circumstances:

•	during any fiscal quarter beginning after September 30, 2008 (but only during such fiscal quarter), if the closing sale price of our common stock was more than 130% of the then-applicable conversion price for at least 20 trading days during the period of the 30 consecutive trading days ending on, and including, the last trading day of the previous fiscal quarter;

•	during a specified period if certain distributions to holders of our shares of common stock are made or certain corporate transactions occur;

•	during the five consecutive business-day period following any five consecutive trading-day period in which the trading price per $1,000 principal amount of the Notes for each trading day during such five trading-day period was less than the product of 98% of the closing sale price of our common stock on such trading day and the then-applicable conversion rate; and

•	at any time on or after April 15, 2013.

Upon conversion, we will have the right to deliver cash and, if applicable, shares of our common stock equal to the sum of the daily settlement amounts (as defined herein) for each of the 20 settlement period trading days during the applicable conversion period. See “Description of the Notes — Conversion Rights — Settlement Upon Conversion.” In the event of certain types of fundamental changes, we will increase the conversion rate as described herein.

You may require us to repurchase all or a portion of your Notes upon a fundamental change (as defined herein) at a cash repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest.

The Notes will be our senior unsecured obligations. The Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries.

In connection with this offering of Notes, we expect to enter into a privately negotiated capped call option transaction with an affiliate of Lehman Brothers Inc., or the counterparty, which we refer to as the capped call transaction. The capped call transaction is designed to reduce the potential dilution upon any conversion of the Notes. See “Description of the Capped Call Transaction.”

In connection with this offering of Notes and expected entry into the capped call transaction, we also expect to enter into a common stock lending agreement with an affiliate of Lehman Brothers Inc. pursuant to which we will agree to lend to such affiliate up to 30,856,538 shares of our common stock. In this prospectus supplement, we refer to such affiliate as the Common Stock Borrower, these shares of common stock as the borrowed common stock, this lending agreement as the Common Stock Lending Agreement, and the common stock loan transaction as the Registered Common Stock Borrow Facility. Concurrently with this offering of Notes, the Common Stock Borrower is offering, by means of a separate prospectus supplement and accompanying prospectus, which together we refer to herein as the common stock prospectus supplement, 30,856,538 shares of borrowed common stock. 18,184,511 shares of this borrowed common stock will be initially offered at $9.50 per share and the remaining borrowed common stock will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices. The Common Stock Borrower will receive all of the proceeds from the sale of the borrowed common stock. We will not receive any proceeds from the sale of the borrowed common stock, but we will receive from the Common Stock Borrower a nominal lending fee for the use of those shares. See “Description of the Registered Common Stock Borrow Facility.” The Registered Common Stock Borrow Facility is intended to facilitate privately negotiated transactions or short sales by which investors in the Notes will hedge their investment in the Notes and/or by which the counterparty to the capped call transaction will hedge the capped call transaction.

Our common stock is listed on The Nasdaq Global Market under the symbol “ESLR.” The closing sale price of our common stock on June 26, 2008 was $10.83 per share. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-16.

	Per Note	Total

Price to the public	$1,000.00	$325,000,000
Underwriting discounts and commissions	$22.50	$7,312,500
Proceeds to Evergreen Solar (before expenses)	$977.50	$317,687,500

We have granted the underwriters an option to purchase up to an additional $48,750,000 aggregate principal amount of Notes on the same terms and conditions as set forth above within 30 days of the date of this prospectus supplement to the extent the underwriters sell more than $325,000,000 aggregate principal amount of Notes in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers Inc. expects to deliver the Notes on or about July 2, 2008. The Notes will be delivered to purchasers in book-entry form through The Depository Trust Company and its direct and indirect participants.

Sole Book-Running Manager
Lehman Brothers

Deutsche Bank Securities	Piper Jaffray

June 26, 2008

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any such “free writing prospectus.” You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any authorized “free writing prospectus” or information we previously filed with the Securities and Exchange Commission, or the SEC, and incorporated by reference herein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. These documents do not constitute an offer to sell or solicitation of any offer to buy the Notes in any circumstances under which the offer or solicitation is unlawful.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire document, including the prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference that are described under “Incorporation of Certain Documents by Reference” before making your investment decision. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. In addition, you should read any “free writing prospectus” we authorize to be delivered to you before making your investment decision.

This prospectus supplement and the accompanying prospectus contain, or incorporate by reference, forward-looking statements. Any “free writing prospectus” we authorize may also contain forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. See “Special Note Regarding Forward-looking Statements” in this prospectus supplement and in the accompanying prospectus.

In this prospectus supplement, references to the terms “we,” “us,” “our” and similar terms refer to Evergreen Solar, Inc. and its wholly owned subsidiaries on a consolidated basis, unless we state or the context implies otherwise.

Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriters’ over-allotment option will not be exercised.

TRADEMARKS

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectus belongs to its holder. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain, and any “free writing prospectus” we authorize to be delivered to you may contain, forward-looking statements that involve risks, uncertainties and assumptions, including those discussed in “Risk Factors.” If the risks or uncertainties ever materialize or any of the assumptions prove incorrect, our results will differ from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are statements that could be deemed forward-looking statements, including but not limited to statements regarding:

•	our future growth, revenue, earnings and gross margin improvement;

•	our ability to achieve profitability resulting from increases in our production volumes;

•	the Devens facility expansion and other potential capacity expansions and the expected timing of such facilities becoming operational or fully operational and meeting manufacturing capacity goals on schedule or within budget;

•	future warranty expenses;

•	our receipt of public grant awards and our expectations regarding government incentives for the deployment of solar energy;

S-iii

•	capital requirements to respond to competitive pressures and acquire complementary businesses and necessary technologies;

•	costs associated with research and development, building or improving manufacturing facilities, general and administrative expenses and business growth;

•	shifts in our geographic product revenue mix;

•	international expansion of strategic partnerships, manufacturing operations and distribution networks;

•	operating efficiency of manufacturing facilities, including increases in manufacturing scale and technological improvements needed to continuously reduce the cost per watt to manufacture our products;

•	the occurrence of and the use of proceeds from sales of our securities;

•	the sufficiency of our cash, cash equivalents, marketable securities and borrowings available under our working capital facility to satisfy our anticipated cash requirements;

•	financing sources and availability, and future interest expense;

•	payment of cash dividends;

•	use of derivative financial instruments to manage foreign currency exchange risks;

•	the potential impact of our critical accounting policies and changes in financial accounting standards or practices;

•	future plans for and benefits from the EverQ joint venture, including the potential expansion of EverQ’s manufacturing capacity and its initial public offering;

•	our continued enhancements of thin wafer production and the expected timing and results of such enhancements;

•	the expected demand and market for solar energy;

•	our expectations regarding product performance and cost and technological competitiveness;

•	our expectations regarding future silicon supply from our suppliers, and our ability to enter into contracts to secure additional silicon supply;

•	the anticipated benefits of our proprietary technology and new manufacturing and other developments, including our quad ribbon wafer furnace design;

•	the making of strategic investments and the expectation of future benefit from them;

•	our position in the solar power market; and

•	our expectations regarding the amount of photovoltaic solar panels that we will be able to produce.

These statements may be identified with such words as “we expect,” “we believe,” “we anticipate” or similar indications of future expectations. These statements are neither promises nor guarantees and involve risks and uncertainties, which could cause our actual results to differ materially from such forward-looking statements. Such risks and uncertainties may include, among other things, macroeconomic and geopolitical trends and events, the execution and performance of contracts by distribution partners, suppliers and other partners, and other risks and uncertainties described herein, including but not limited to the items discussed in “Risk Factors.” We caution readers not to place undue reliance on any forward-looking statements contained in this prospectus supplement, the documents incorporated by reference herein or any “free writing prospectus” we authorize to be delivered to you, which speak only as of their respective dates. We disclaim any obligation to update publicly or revise any such statements to reflect any change in our expectations, or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in such forward-looking statements.

S-iv

SUMMARY

This summary highlights selected information concerning our business and the offering. It is not complete and does not contain all of the information that may be important to you and your investment decision. The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto included elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein, and should consider, among other things, the matters set forth in “Risk Factors,” and any “free writing prospectus” we authorize to be delivered to you, before making an investment decision. References to the terms “we,” “us,” “our” and similar terms, refer to Evergreen Solar, Inc. and its wholly owned subsidiaries on a consolidated basis, unless we state or the context implies otherwise. “EverQ” refers to EverQ GmbH, a German limited liability company in which we own one-third of the equity.

Company Overview

We develop, manufacture and market solar panels utilizing our proprietary String Ribbontm technology. Our String Ribbon technology provides a cost-effective process for manufacturing ribbons of multi-crystalline silicon that are then cut into wafers. These wafers are the primary components of photovoltaic (PV) cells which, in turn, are used to produce solar panels. We believe that our proprietary and patented technologies, combined with our integrated manufacturing process know-how, offer significant cost and manufacturing advantages over competing polysilicon-based PV technologies. With current silicon consumption of less than five grams per watt, we believe we are the industry leader in efficient polysilicon consumption and use approximately 50% of the silicon used by conventional sawing wafer production processes. We believe future enhancements to our technology will enable us to gradually reduce our silicon consumption to approximately one-and-a-half grams per watt by 2014.

Our String Ribbon technology is used, on a much larger scale, by EverQ, our joint venture with Q-Cells AG, or Q-Cells (the world’s largest independent manufacturer of solar cells), and Renewable Energy Corporation ASA, or REC (one of the world’s largest manufacturers of solar-grade silicon and multi-crystalline wafers, and the main supplier of silicon to EverQ). EverQ began operations in mid-2006 and has grown to approximately 85 megawatts, or MW, of annual production capacity from two manufacturing facilities. One MW of electricity is enough to power approximately 250 homes per year on average. Both of EverQ’s manufacturing facilities scaled rapidly and achieved profitability within 15 months of breaking ground. Certain of our executive officers, including our chief executive officer, and several of our engineers and other support staff spent considerable time in Germany during the construction of the EverQ factories and were primarily responsible for its successful ramp, which we believe demonstrates our ability to implement new technology and build and operate fully integrated wafer, cell and panel facilities using String Ribbon technology. As such, we expect we will experience similar results with our own facility located in Devens, Massachusetts, or the Devens Facility, which will be our first wholly owned major expansion outside of Marlboro, Massachusetts where our prototype facility, or the Marlboro Facility, is located.

Through intensive research and design efforts we have significantly enhanced our String Ribbon technology and our ability to manufacture multi-crystalline silicon wafers. Our Devens Facility will utilize quad ribbon wafer furnace equipment, which grows four silicon ribbons from one furnace as compared to the dual ribbon furnaces used in the Marlboro Facility and EverQ’s facilities. Our quad ribbon furnace incorporates a state of the art automated ribbon cutting technology that we expect will further improve our manufacturing process when it is used in our Devens Facility and future facilities. We have used quad ribbon furnaces to produce a limited quantity of silicon wafers in our Marlboro Facility that have been used to produce solar panels and have been sold to our distribution partners.

We will begin production of solar panels in our Devens Facility upon completion of the first phase of its development, or Devens I, which is expected to occur during the summer of 2008. Upon reaching full production capacity, which we expect to take place in early 2009, Devens I is expected to increase our current annual production capacity by approximately 80 MW. In addition, we have begun construction of a second phase of the Devens Facility, or Devens II. Upon reaching full production capacity, which we expect to occur in late 2009, Devens II is expected to increase our annual production capacity at our Devens Facility to approximately 160 MW.

In connection with our manufacturing expansion plans, over the past 15 months, we have entered into multi-year polysilicon supply agreements with DC Chemical Co., Ltd. (or DC Chemical), Wacker Chemie AG (or Wacker), Solaricos Trading, LTD (or Nitol) and Silicium de Provence S.A.S. (or Silpro). We have silicon under contract to reach annual production levels of approximately 135 MW in 2009, 300 MW in 2010, 600 MW in 2011 and 850 MW in 2012, and we plan to expand our manufacturing operations accordingly.

In October 2007, we and our two EverQ joint venture partners approved the construction of EverQ’s third manufacturing facility, EverQ 3, to be located in Thalheim, Germany, which is expected to increase EverQ’s current annual production capacity from approximately 85 MW to approximately 180 MW by the second half of 2009. EverQ 3 will license our quad ribbon technology and will pay us a market-based royalty calculated on actual cost savings realized as compared to dual ribbon technology. We and our partners have also agreed to pursue an initial public offering, or IPO, of EverQ’s stock and to expand EverQ’s annual production capacity to approximately 600 MW by 2012. Provided that EverQ becomes publicly traded prior to December 31, 2009, REC has offered EverQ an additional supply agreement for polysilicon to support fully this planned capacity expansion.

Industry Overview

The solar power market has grown significantly in the past decade. According to Solarbuzz, LLC, an independent solar energy research and consulting firm, or Solarbuzz, the global solar power market, as measured by annual solar power system installations, increased from approximately 400 MW in 2002 to over 2.8 GW in 2007, representing a compound annual growth rate, or CAGR, of approximately 43%, while solar power industry revenue grew to approximately $17.2 billion in 2007. Despite the rapid growth, solar energy constitutes only a small fraction of the world’s energy output and therefore has significant growth potential. Solarbuzz projects that annual solar power industry revenue could reach between $23.7 billion and $50.5 billion by 2012.

Our Competitive Strengths

We believe we are well-positioned to be a leader in the solar power products industry based on the following competitive strengths:

•	Proven Manufacturing Technology. Our proprietary String Ribbon technology, combined with our integrated manufacturing process know-how, enables us to produce wafers, cells and panels at competitive costs while consuming less than five grams of silicon per watt, which is approximately 50% of the silicon used by conventional sawing-based wafer production processes. When our Devens Facility reaches full capacity, we expect the manufacturing process will consume approximately four grams of silicon per watt at a total cost of approximately $2.00 per watt. String Ribbon technology has been successfully demonstrated at EverQ, where there is currently approximately 85 MW of annual production capacity in place. We believe our String Ribbon technology incorporated in our new quad ribbon furnace design will help us achieve increased manufacturing efficiencies that will reduce our silicon consumption further to approximately one-and-a-half grams per watt by 2014.

•	100% of Silicon Requirements Secured for Our Expansion Plans. Polysilicon is currently in short supply and represents the most costly component in the production of solar cells. We currently have agreements in place for 100% of our anticipated silicon supply needs at fixed prices through 2012.

•	Established Long-term Business Relationships with Leading Distributors and Installers. As of December 31, 2007, we had signed take-or-pay sales contracts for the sale of our solar panels with a total value of approximately $1.0 billion, of which approximately $725 million currently remains and is expected to be fulfilled by EverQ. As we have approached the commencement of production at our Devens Facility, we have signed four new take-or-pay sales contracts for the sale of our solar panels with a total value of approximately $1.7 billion, which we intend to fulfill using solar panels manufactured at our Devens Facility. By establishing relationships with industry leading distributors such as Donauer Solartechnik, Global Resource Options (or groSolar), PowerLight Corporation (or PowerLight, recently acquired by SunPower Corporation), Ralos Vertriebs GmbH (or Ralos) SunEdison LLC (or SunEdison) and Wagner & Co., Solartechnik GmbH (or Wagner) we have positioned ourselves as a major supplier of reliable, high-quality solar panels. We expect to leverage these relationships and establish new relationships with other long-term distribution partners to provide approximately 850 MW of solar panels in the PV marketplace in 2012.

•	Integrated Manufacturing Capabilities. Our operations currently include the production of wafers, cells and panels, which comprise a significant portion of the solar power value chain. Our String Ribbon technology enables continuous growth of multi-crystalline silicon ribbons that are cut into wafers, eliminating the need for ingot formation, sectioning and wire sawing required with conventional wafer manufacturing processes. As we have a fully integrated manufacturing process, we do not have to rely on wafer or cell manufacturers to provide us with materials or components to produce solar panels.

•	Strong, Experienced Management Team. Richard Feldt, our President and Chief Executive Officer, and our other experienced management team members, have guided us from an innovative research and development-focused company to a manufacturing leader in the solar energy industry. With this talented group of experienced executives from various technology manufacturing and other relevant backgrounds, we expect to execute on our current business plan and drive continued and rapid growth.

Our Growth Strategies

Our fundamental business objective is to use our technologies to become a leader in developing, manufacturing and marketing solar power products throughout the world. We are implementing the following strategies to meet this objective:

•	Innovate to Lower the Cost of Solar Power to Achieve Grid Parity. Currently, electricity generated from solar energy costs more than electricity generated from conventional sources of energy such as fossil fuels. We expect that our String Ribbon technology and other advancements in wafer, cell and panel technology will allow us to lower our total manufacturing costs to approximately $1.35 per watt in factories that we intend to open in 2010, upon reaching full capacity. Our goal is to reduce our total cost to manufacture solar panels to $1.00 per watt or less in factories opening in 2014. We also expect to continue to work with partners further down the value chain to reduce the installed cost of solar panels. For example, through our alliances with NSTAR, a Boston-based utility company, and other utilities combined with our relationships with PowerLight and SunEdison, we expect to help reduce the marketing, distribution and installation costs so that electricity generated by our solar panels costs, as installed, the same as or less than electricity generated by conventional sources of energy without governmental or other subsidies for solar power.

•	Maintain Our Technology Leadership in Wafer, Cell and Panel Manufacturing through Continuous Innovation. We employ approximately 70 research and development employees at our approximately 40,000 square foot Marlboro Facility dedicated to research and development initiatives. We are currently focused on further enhancing our String Ribbon technology through the implementation of our proprietary quad ribbon furnace design, improving cell conversion efficiencies and developing processes that will improve factory yields. Through various initiatives, we expect to achieve cell conversion efficiencies of approximately 18% and factory yields approaching 90% in factories opening in 2014 and to continue to reduce our total manufacturing costs.

•	Significantly Increase Our Wholly Owned Manufacturing Capacity. With adequate polysilicon secured through our existing supply contracts, we expect to increase our wholly owned annual production to approximately 850 MW in 2012, beginning with our Devens Facility, which we expect will produce approximately 160 MW annually when both Devens I and Devens II are completed and operating at full capacity, which is expected to occur in late 2009.

Our Products and Customers

Solar panels, the main component of an installed solar electricity system, are our primary product offering, although we may in the future also sell wafers, cells or systems. We sell our solar panels to domestic and international distributors, system integrators, project developers and other resellers, which typically resell our solar panels to end users on a global basis.

Development and Construction of Our Devens Facility

General

We intend to use the net proceeds from this offering (i) to complete the construction and equipping of our Devens Facility; (ii) to begin construction of our String Manufacturing Facility, as defined below; and (iii) for general corporate purposes, including purchases of or prepayments for polysilicon and other raw materials, and working capital. We believe the net proceeds from this offering will be sufficient to finish equipping Devens I and fully construct and equip Devens II.

We have begun to shift our manufacturing focus to our Devens Facility. Beginning in the third quarter of 2008 through the end of 2009, we plan to reduce our solar panel manufacturing activities at our Marlboro Facility to about 50% (or less) of recent historical levels and use the facility primarily for our research and development activities. We have historically operated the Marlboro Facility at approximately 4.0 to 4.5 MW of quarterly production which accounted for most of our historical product revenues. With the transition of the Marlboro Facility to a pilot manufacturing and research and development facility, we expect that salable production will be reduced to approximately 2 MW or less each quarter, and we expect that by early 2010, the Marlboro Facility will be completely dedicated to our research and development activities.

Devens I & Devens II

The construction of Devens I began in September 2007 and has progressed as scheduled. As of mid-June 2008, the building structure was substantially complete and processing equipment has been and will continue to be installed throughout the summer. If we are able to continue the build-out at the current pace and our equipment suppliers meet their expected delivery dates, we expect to begin manufacturing solar panels at Devens I during summer 2008 and reach full capacity in early 2009. We have also begun the construction of and ordered most of the equipment for Devens II. To facilitate the construction of Devens II, certain elements of Devens II were designed into and permitted for construction with Devens I. Production in Devens II is expected to commence in early 2009 and reach full capacity in late 2009.

We expect start-up costs for an 80 MW to 100 MW fully integrated solar panel manufacturing facility are approximately $15 million during the six-month period preceding the opening of the facility, with approximately $10 million of such costs incurred during the final three months. We began incurring start-up costs for Devens I during the third quarter of 2007 and have begun to incur additional start-up costs associated with Devens II.

Our selling, general and administrative expenses will also increase as we open new manufacturing facilities. We expect that selling, general and administrative expenses related to 80 MW to 100 MW of annual production for a fully integrated solar panel manufacturing facility will be approximately $750,000 to $1.0 million per quarter and begin about one year before production commences at a new facility. We began incurring selling, general and administrative expenses associated with Devens I during the third quarter of 2007 and have begun incurring selling, general and administrative expenses associated with Devens II, which is expected to commence production in early 2009.

Until construction of Devens I and Devens II is complete and the Devens Facility is operating at full capacity, our revenues, gross margins and selling, general and administrative expenses may be volatile and difficult to predict. As a result, our historical performance for past periods may not necessarily be indicative of our expected future performance, particularly for the remainder of 2008 and into 2009. We have a policy of issuing guidance for the next quarter when we announce our financial results for the latest completed quarter. Consistent with this practice, we have not provided any guidance beyond the second quarter of 2008.

Therefore, the planned ramp down of our Marlboro Facility combined with our expectations of start-up costs as described should be taken into consideration when evaluating our near-term financial performance.

String Manufacturing

We use a special form of heat resistant string in our wafer manufacturing process that is not used by any other wafer manufacturer. We currently source our string requirements from a single supplier, and as part of our strategy of securing adequate supplies of raw material and reducing cost, we are developing our own ability to produce string, and are in the process of designing a string manufacturing facility, or the String Manufacturing Facility. We have started our site selection process for the String Manufacturing Facility, and we expect that production will begin during mid-2009 and gradually grow to supply us, together with our current supplier, with the necessary string to meet the expansion plans for both us and EverQ.

EverQ Expansion

In January 2008, EverQ broke ground for the construction of EverQ 3, which is designed to be an 80 MW fully integrated solar panel manufacturing facility equipped with the same generation of quad ribbon furnaces that will be used in our Devens Facility. EverQ expects production at EverQ 3 to begin during the first quarter of 2009. The completion of the construction and equipping of EverQ 3 is expected to be funded by debt financing, government subsidies, internal cash flow and shareholder loans from the joint venture partner-owners, including us, made on a pro rata basis.

EverQ has historically received substantial subsidies from the German government and the European Union in connection with its development of solar energy investment projects. In May 2008, the European Commission opened a formal investigation into whether a portion of the subsidies that were granted to EverQ for the construction of EverQ 2 met certain technical eligibility requirements for EU regional aid to smaller investment projects. We have been informed by EverQ that it believes it has strong arguments to counter the concerns of the European Commission. However, if EverQ is unsuccessful in persuading the European Commission that it was entitled to all the subsidies it was granted, the investigation could result in the withdrawal of existing subsidy commitments and/or repayment of subsidies previously paid to EverQ aggregating up to 35 million Euros, including interest. If EverQ does not have sufficient cash to fund its operations, repay subsidies or for other needs, we and the other joint venture partner-owners may need to fund EverQ on a pro rata basis to cover any such shortfall.

Description of Concurrent Offering

Concurrently with this offering of Notes, the Common Stock Borrower (which is an affiliate of Lehman Brothers Inc.), is offering, by means of the common stock prospectus supplement, 30,856,538 shares of our common stock, which are being borrowed by the Common Stock Borrower pursuant to the Common Stock Lending Agreement. 18,184,511 shares of this borrowed common stock will be initially offered at $9.50 per share and the remaining shares of borrowed common stock will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices. The Common Stock Borrower will receive all of the proceeds from the sale of the borrowed common stock. We will not receive any proceeds from the sale of the borrowed common stock, but we will receive from the Common Stock Borrower a nominal lending fee for the use of those shares of common stock. Under the Common Stock Lending Agreement, the Common Stock Borrower has agreed to use such borrowed common stock to facilitate transactions by which investors in the Notes and, with our consent, other securities that we may issue in the future, will hedge their respective investments through short sales or privately negotiated transactions and will be entitled to sell such shares on a delayed basis. See “Description of Concurrent Offering of Common Stock” and “Description of the Registered Common Stock Borrow Facility.” The delivery of the borrowed common stock pursuant to the Common Stock Lending Agreement is contingent on the closing of this offering of Notes. Because the borrowed common stock must be returned to us no later than July 15, 2008, we believe that under U.S. generally accepted accounting principles, or U.S. GAAP, the borrowed common stock will not be considered outstanding for the purpose of computing and reporting our earnings per share.

Description of Capped Call Transaction

In connection with this offering of Notes, we expect to enter into a capped call transaction relating to our common stock initially issuable upon conversion of the Notes with an affiliate of Lehman Brothers Inc., or the counterparty. We expect to use a portion of the proceeds from the sale of the Notes to fund the up-front cost of the capped call transaction. The capped call transaction is expected to reduce the potential dilution upon conversion of the Notes to the extent described in “Description of the Capped Call Transaction.” If the underwriters exercise their option to purchase additional Notes to the extent they sell more than $325 million aggregate principal amount of Notes, we expect to increase the notional size of the capped call transaction so that it also relates to our common stock initially issuable upon conversion of the additional Notes. For a discussion of the impact of any market or other activity by the counterparty (and/or its affiliates) in connection with the capped call transaction, see “Risk Factors — Risks Relating to the Notes, Our Common Stock and this Offering — The capped call transaction may affect the trading price of the Notes and our common stock,” “Description of the Capped Call Transaction” and “Underwriting.”

Working Capital Facility

On June 24, 2008, we and Silicon Valley Bank entered into a consent and waiver agreement related to the loan and security agreement governing our working capital facility, which permits us to issue the Notes, enter into the capped call transaction and the Common Stock Lending Agreement and consummate the transactions contemplated thereby. In this prospectus supplement, we refer to this consent and waiver agreement, the offering of Notes and the use of proceeds therefrom as described in “Use of Proceeds” and the entering into of the capped call transaction and the Common Stock Lending Agreement, including the receipt of the nominal lending fee related thereto, collectively as the “Transactions.” See “Description of Other Material Indebtedness — Working Capital Facility.” On June 23, 2008, we executed a term sheet with Silicon Valley Bank selling forth the terms of a new $40.0 million working capital facility, which we expect to close in August 2008. The terms for the new working capital facility are expected to be substantially similar to the terms of our current working capital facility.

Recent Developments

New Long-Term Take-or-Pay Sales Contracts

On June 18, 2008, we announced the signing of two new long-term take-or-pay sales contracts for solar panel deliveries with groSolar, and Wagner. On May 22, 2008, we announced the signing of two new long-term take-or-pay sales contracts for solar panel deliveries with Ralos and a United States-based installer. The solar panels for these four contracts will be manufactured at our Devens Facility and represent approximately 65 percent of the expected annual production of our Devens Facility through 2013 and a total backlog of approximately $1.7 billion.

Amendment to Our Certificate of Incorporation

On June 18, 2008, at the annual meeting of our stockholders, our stockholders approved an amendment to our certificate of incorporation to increase the number of shares of common stock that we are authorized to issue from 150,000,000 shares to 250,000,000 shares. See “Risk Factors — Risks Relating to the Notes, Our Common Stock and this Offering — The issuance or sale of equity, convertible or exchangeable securities in the market, or the perception of such future sales or issuances, could lead to a decline in the trading price of our common stock and the Notes.”

Corporate Information

We were incorporated in Delaware in August 1994. Our executive offices are located at 138 Bartlett Street, Marlboro, Massachusetts 01752, and our telephone number is (508) 357-2221. We maintain an Internet website at www.evergreensolar.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

The Offering

The following summary contains basic information about the Notes, the concurrent offering of the borrowed common stock and the capped call transaction, and it is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the Notes, the concurrent offering of the borrowed common stock and the capped call transaction, please refer to the sections of this prospectus supplement entitled “Description of the Notes,” “Description of Concurrent Offering of Common Stock.” “Description of the Registered Common Stock Borrow Facility” and “Description of the Capped Call Transaction.” For a more complete understanding of our common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock.” For purposes of this summary, references to “Evergreen Solar,” “we,” “us” and “our” refer only to Evergreen Solar, Inc. and do not include any of Evergreen Solar, Inc.’s current or future subsidiaries.

Issuer	Evergreen Solar, Inc.

Securities Offered	$325 million aggregate principal amount of 4% Senior Convertible Notes due 2013, which we refer to as the Notes. We have also granted the underwriters an option to purchase up to an additional $48.75 million aggregate principal amount of Notes to the extent the underwriters sell more than $325 million aggregate principal amount of Notes in this offering.

Offering Price	The Notes will be issued at a price of 100% of their principal amount plus accrued interest, if any, from July 2, 2008.

Maturity	July 15, 2013, unless earlier converted or repurchased.

Interest Rate	4% per year on the principal amount of the Notes. Interest on the Notes will be payable semi-annually in arrears in cash on January 15 and July 15 of each year, beginning January 15, 2009.

All references to interest in this summary of the offering and the “Description of the Notes” are deemed to include additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture, if applicable (defined as “Additional Amounts” and as described under “Description of the Notes — Events of Default; Notice and Waiver”).

Ranking	The Notes will be our senior unsecured obligations. The Notes will rank equally in right of payment with all of our existing and future senior indebtedness, senior in right of payment to any of our existing and future indebtedness that is subordinated to the Notes, and effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of March 29, 2008, we had $1.8 million of secured letters of credit outstanding under our $25.0 million secured working capital facility.

In addition, the Notes will be structurally subordinated to the existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries. As of March 29, 2008, our subsidiaries had no outstanding liabilities.

Conversion Rights	The Notes will be convertible into cash and, if applicable, shares of our common stock, at your option, based on an initial conversion rate of 82.5593 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $12.11 per share), subject to adjustment as described herein at any time on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date only under the following circumstances:

• during any fiscal quarter beginning after September 30, 2008 (but only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then-applicable conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on, and including, the last trading day of the previous fiscal quarter;

• during a specified period, if we distribute to all or substantially all holders of our common stock rights (other than pursuant to a stockholder rights plan) or warrants entitling them to purchase, for a period expiring within 45 calendar days of the date of such distribution, our common stock at a price per share less than the average of the closing sale prices of our common stock during the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution;

• during a specified period, if we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a stockholder rights plan or a dividend or distribution on common stock in common stock), which distribution has a per share value exceeding 10% of the average of the closing sale prices of our common stock during the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution;

• during a specified period, if we are a party to a consolidation or merger or sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets (subject to certain exceptions) that does not constitute a fundamental change (as defined in “Description of the Notes — Fundamental Change Put”), in each case pursuant to which all or substantially all of our common stock would be converted into or exchanged for cash, securities and/or other property;

• during a specified period, if a fundamental change occurs;

• during the five consecutive business-day period following any five consecutive trading-day period, or measurement period, in which the trading price per $1,000 principal amount of the Notes on each trading day of the measurement period was less than 98% of the product of the closing sale price of our common stock on such day and the then-applicable conversion rate; or

• at any time on or after April 15, 2013.

Upon conversion, we will deliver cash and, if applicable, shares of our common stock equal to the sum of the daily settlement amounts for each of the 20 settlement period trading days during the applicable conversion period. See “Description of the Notes — Conversion Rights — Settlement Upon Conversion.”

Upon any conversion, subject to certain exceptions, you will not receive any payment representing accrued and unpaid interest. See “Description of the Notes — Conversion Rights.”

Adjustment to Conversion Rate Upon a Non-Stock Change of Control	If and only to the extent holders elect to convert their Notes in connection with a non-stock change of control (as defined in “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate upon a Non-Stock Change of Control”), we will increase the conversion rate. The extent of the increase will be determined by reference to the table in “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” based on the date on which such non-stock change of control is effective and the price paid or deemed paid per share in such non-stock change of control.

If holders of our common stock receive only cash in a non-stock change of control, the price paid will be the cash amount paid per share. Otherwise, the price paid will be the average of the closing sale prices for our common stock during the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of such non-stock change of control.

Fundamental Change Repurchase Right of Holders	If we undergo a fundamental change prior to maturity, you will have the right, at your option, to require us to repurchase for cash some or all of your Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes — Fundamental Change Put.”

Events of Default	Except with respect to any failure to comply with our reporting obligations under the indenture, if an event of default on the Notes occurs, the principal amount of the Notes plus accrued and unpaid interest may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts would automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us or our significant subsidiaries.

Should we fail to comply with the reporting obligations in the indenture, your remedy for the 180 calendar days after the occurrence of such an event of default will consist exclusively of the right to receive Additional Amounts on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. See “Description of the Notes — Events of Default; Notice and Waiver.”

Governing Law	The indenture and the Notes will be governed by the laws of the State of New York.

Absence of a Public Market for the Notes; Trading of the Notes	The Notes will be a new issue of securities and will not be listed on any securities exchange or automated quotation system. We cannot assure you that any active or liquid market will develop for the Notes.

Nasdaq Symbol for Our Common Stock	Our common stock is listed on The Nasdaq Global Market under the symbol “ESLR.”

U.S. Federal Income Tax Considerations	Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the Notes and common stock potentially issuable upon conversion of the Notes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	The net proceeds from this offering of Notes, after deducting the underwriters’ discounts and our estimated expenses of the Transactions, including the up-front cost of the capped call transaction and the expenses related to the concurrent offering of common stock, will be approximately $280.1 million (or approximately $322.6 million if the underwriters’ option to purchase additional Notes is exercised in full (assuming we increase the notional size of the capped call transaction)).

We intend to use the net proceeds from this offering (i) to complete the construction and equipping of our Devens Facility; (ii) to begin construction of our String Manufacturing Facility; and (iii) for general corporate purposes, including purchases of or prepayments for polysilicon and other raw materials, and working capital. See “Use of Proceeds.” We believe the net proceeds from this offering will be sufficient to finish equipping Devens I and fully construct and equip Devens II.

Concurrent Transaction — Capped Call Transaction	In connection with this offering of Notes, we expect to enter into a capped call transaction relating to our common stock initially issuable upon conversion of the Notes with an affiliate of Lehman Brothers Inc., or the counterparty. We expect to use a portion of the proceeds from the sale of the Notes to fund the up-front cost of the capped call transaction. This capped call transaction is expected to reduce the potential dilution upon conversion of the Notes to the extent described in “Description of the Capped Call Transaction.”

If the underwriters exercise their option to purchase additional Notes to the extent they sell more than $325 million aggregate principal amount of Notes, we expect to use a portion of the proceeds from the sale of the additional Notes to increase the notional size of the capped call transaction so that it also relates to our common stock initially issuable upon conversion of the additional Notes.

In connection with establishing its initial hedge of this capped call transaction, we have been advised by the counterparty (and/or its affiliates) that it expects to enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the Notes and purchase our common stock in secondary market transactions shortly after the pricing of the Notes. These activities could have the effect of increasing or preventing a decline in the trading price of our common stock concurrently with or following the pricing of the Notes offered hereby.

In addition, we have been advised by the counterparty (and/or its affiliates) that it expects to modify or unwind its hedge positions by purchasing or selling our common stock in secondary market transactions and/or entering into or unwinding various derivative transactions prior to maturity of the Notes (including during any conversion period related to the conversion of the Notes). These activities could have the effect of increasing, preventing a decline in or adversely impacting the trading price of our common stock or the Notes.

For a discussion of the impact of any market or other activity by the counterparty (and/or its affiliates) in connection with the capped call transaction, see “Risk Factors — Risks Relating to the Notes, Our Common Stock and this Offering — The capped call transaction may affect the trading price of the Notes and our common stock,” “Description of the Capped Call Transaction” and “Underwriting.”

Concurrent Transaction — Offering of Borrowed Common Stock Pursuant to Common Stock Prospectus Supplement	In connection with this offering of Notes and the expected entry into the capped call transaction, we also expect to enter into the Common Stock Lending Agreement with the Common Stock Borrower (which is an affiliate of Lehman Brothers Inc.), pursuant to which we will agree to lend to the Common Stock Borrower up to 30,856,538 shares of our common stock.

Concurrently with this offering of Notes, the Common Stock Borrower is offering, by means of the common stock prospectus supplement, 30,856,538 shares of common stock, which are being borrowed by the Common Stock Borrower pursuant to the Common Stock Lending Agreement. 18,184,511 shares of this borrowed common stock will be initially offered at $9.50 per share and the remaining shares of borrowed common stock will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices. The Common Stock Borrower will receive all of the proceeds from the sale of the borrowed common stock. We will not receive any proceeds from the sale of the borrowed common stock under the common stock prospectus supplement, but we will receive from the Common Stock Borrower a nominal lending fee for the use of those shares.

The delivery of the borrowed common stock being offered pursuant to the common stock prospectus supplement is contingent upon the completion of this offering of Notes. We expect that delivery of the 18,184,511 shares of borrowed common stock being initially offered will be made concurrently with the closing of this offering of Notes.

The Registered Common Stock Borrow Facility is intended to facilitate privately negotiated transactions or short sales by which investors in the Notes will hedge their investment in the Notes and by which the counterparty to the capped call transaction will hedge the capped call transaction.

Because pursuant to the terms of the Common Stock Lending Agreement the borrowed common stock must be returned to us no later than July 15, 2013, we believe that under the United States generally accepted accounting principles, or U.S. GAAP, as in effect on the date of this prospectus supplement, the borrowed common stock will not be considered outstanding for the purpose of computing and reporting our earnings per share. See “Description of the Registered Common Stock Borrow Facility.”

The sale of the borrowed common stock under the common stock prospectus supplement and the existence of the Registered Common Stock Borrow Facility could have the effect of causing the trading price of our common stock to be lower over the term of the Common Stock Lending Agreement than it would have been had we not entered into such agreement. See “Risk Factors — Risks Relating to the Notes, Our Common Stock and this Offering — The effect of the concurrent issuance of our common stock under the common stock prospectus supplement may be to lower the trading price of our common stock and the Notes,” “Description of the Registered Common Stock Borrow Facility” and “Underwriting.”

You should carefully consider the information under “Risk Factors” and the other information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any “free writing prospectus” we authorize to be delivered to you before making your investment decision.

Summary Consolidated Financial Data

The following table presents our summary consolidated financial data. The summary consolidated financial data presented below for the fiscal years ended December 31, 2005, 2006, and 2007 have been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes, incorporated by reference into this prospectus supplement. The summary consolidated financial data presented below for the three months ended March 31, 2007 and for and as of the three months ended March 29, 2008 have been derived from, and should be read together with, our unaudited condensed consolidated financial statements and the accompanying notes, incorporated by reference into this prospectus supplement, and include, in the opinion of management, all adjustments necessary for a fair presentation of our operating results and financial position for such periods and as of such dates. Our results for interim periods are not necessarily indicative of our results for a full year’s operations.

As of December 31, 2005, we owned 64% of EverQ. On December 19, 2006, we became equal partners in EverQ with Q-Cells and REC, thereby reducing our ownership interest in EverQ to one-third. As a result of our reduction in ownership to one-third, effective December 20, 2006, we account for our ownership interest using the equity method of accounting. Under the equity method of accounting, we report our one-third share of EverQ’s net income or loss as a single line item in our income statement and our investment in EverQ as a single line item in our balance sheet. Prior to December 20, 2006, we consolidated EverQ’s results of operations into our results of operations. Therefore, our results of operations from prior periods are not comparable with our results of operations since December 20, 2006.

	For the Fiscal Year Ended			For the Three Months Ended
	December 31,			March 31,	March 29,
	2005	2006	2007	2007	2008
	(In thousands, except per share data)

Consolidated Statement of Operations Data:
Total revenues	$43,627	$102,252	$69,866	$14,098	$22,947
Cost of revenue(1)	39,954	90,310	52,838	11,269	15,231

Gross profit	3,673	11,942	17,028	2,829	7,716

Operating expenses:
Research and development(1)	10,622	18,390	20,594	5,224	4,943
Selling, general and administrative(1)	12,708	21,890	20,608	4,740	4,992
Facility start-up and equipment write-offs(1)	—	—	1,404	—	5,281
Loss on disposal of fixed assets	—	1,526	—	—	—

Total operating expenses	23,330	41,806	42,606	9,964	15,216

Operating loss	(19,657)	(29,864)	(25,578)	(7,135)	(7,500)
Other income (expense):
Foreign exchange gains, net	5	3,322	444	599	3,814
Gain on investment in EverQ	527	—	—	—	—
Interest income	3,140	4,613	9,774	1,250	3,027
Interest expense(2)	(2,526)	(6,084)	(3,412)	(909)	(316)

Other income, net	1,146	1,851	6,806	940	6,525 (3)

Loss before minority interest and equity income (loss)	(18,511)	(28,013)	(18,772)	(6,195)	(975)
Minority interest in EverQ	1,195	849	—	—	—
Equity income (loss) from interest in EverQ	—	495	2,170	(24)	950

Net loss	$(17,316)	$(26,669)	$(16,602)	$(6,219)	$(25)

Net loss per share (basic and diluted)(4)	$(0.29)	$(0.41)	$(0.19)	$(0.09)	$(0.00)

Weighted average shares used in computing basic and diluted net loss per share(4)	59,631	65,662	86,799	67,001	108,816

	For the Fiscal Year Ended			For the Three Months Ended
	December 31,			March 31,	March 29,
	2005	2006	2007	2007	2008
	(In thousands, except per share data)

Consolidated Statement of Cash Flows Data:
Net cash flows provided by (used in):
Operating activities	$(7,263)	$(10,328)	$(11,996)	$8,452	$(18,111)
Investing activities	(137,273)	(85,543)	(140,541)	14,823	(38,524)
Financing activities	171,160	74,985	175,137	481	167,528
Other Data:
Capital expenditures(5)	$57,729	$107,667	$50,744	$3,556	$61,994
Ratio of earnings to fixed charges	(6)	(6)	(6)	(6)	(6)
Supplemental information: Additional earnings required to achieve 1:1 ratio of earnings to fixed charges(6)	$18,511	$28,363	$19,755	$6,381	$1,769

	As of March 29, 2008
	Actual	As Adjusted(7)
	(In thousands)

Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$165,603	$445,684
Restricted cash(8)	41,000	41,000
Total current assets	263,028	543,109
Investment in and advances to EverQ	95,806	95,806
Total assets	710,149	1,000,767
Total current liabilities	50,531	50,531
Subordinated convertible notes	90,000	90,000
Senior convertible notes	—	325,000
Total liabilities(9)	150,726	496,483
Total stockholders’ equity	559,423	504,284

(1)	Cost of revenue, research and development expenses, selling, general and administrative expenses and facility start-up and equipment write-offs each include stock-based compensation expense as follows:

	For the Fiscal Year Ended			For the Three Months Ended
	December 31,			March 31,	March 29,
	2005	2006	2007	2007	2008
	(In thousands)

Cost of revenue	—	$420	$617	$145	$247
Research and development expenses	—	1,562	1,633	361	342
Selling, general and administrative expenses	—	3,080	4,008	971	729
Facility start-up and equipment write-offs	—	—	124	—	215

Total	—	$5,062	$6,382	$1,477	$1,533

Prior to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 — (revised 2004), “Share-Based Payment,” or SFAS 123R, on January 1, 2006, we accounted for our stock-based employee compensation plans under APB Opinion No. 25. Accordingly, no compensation expense was recorded related to stock options as all options granted had an exercise price at least equal to the fair market value of the underlying common stock on the date of the grant.

(2)	After giving effect to the Transactions as if they had occurred on January 1, 2007, we would have had interest expense of $16.4 million for the fiscal year ended December 31, 2007 and interest expense of $3.6 million for the three months ended March 29, 2008, assuming that none of the interest expense incurred associated with the Notes offered hereby is capitalized.

(3)	Other income, net consists of interest income primarily from interest earned on the holding of short-term marketable securities, bond premium amortization (or discount accretion), interest expense on outstanding debt and net foreign exchange gains and losses. The increase in other income, net for the fiscal year ended December 31, 2007 and the three months ended March 29, 2008 compared to prior periods was primarily attributable to an increase in interest income generated by investments made with the additional capital raised during the six months ended June 30, 2007 and the three months ended March 29, 2008.

(4)	The calculation of diluted net loss per common share for the years ended December 31, 2005, 2006 and 2007 and for the three months ended March 31, 2007 and March 29, 2008 does not include approximately 22.9 million, 19.4 million, 19.7 million, 20.6 million and 19.7 million potential shares of common stock equivalents outstanding as of December 31, 2005, 2006 and 2007, March 31, 2007 and March 29, 2008, respectively, as their inclusion would be antidilutive. Common stock equivalents include outstanding common stock options, common stock warrants and convertible debt.

(5)	Capital expenditures as used herein represent purchases of fixed assets and deposits on fixed assets under construction.

(6)	Earnings were inadequate to cover fixed charges; additional earnings required to achieve 1:1 ratio of earnings to fixed charges are presented as supplemental information in the above table.

(7)	Adjusted to give effect to Transactions as if they had occurred on March 29, 2008. See “Use of Proceeds” and “Capitalization.”

(8)	On April 30, 2007, we, Q-Cells and REC entered into a guarantee and undertaking agreement in connection with EverQ entering into a loan agreement with a syndicate of lenders led by Deutsche Bank AG. In connection with our obligations under the guarantee and undertaking agreement, we had $41.0 million on deposit with Deutsche Bank AG as of March 29, 2008 related to this loan commitment. Half of the restricted cash was released by Deutsche Bank AG during May, 2008. Upon reaching certain milestones, which we expect EverQ to achieve during the second half of 2008, the guarantee will be cancelled and the remainder of the restricted cash is expected to be released. See “Description of Other Material Indebtedness — EverQ GmbH Debt Guarantee.”

(9)	Includes liabilities of approximately $20.8 million, which is the present value of certain future obligations with respect to the capped call transaction. This amount will increase proportionately to the extent the underwriters exercise their option to purchase additional Notes.

RISK FACTORS

An investment in our Notes involves risks. Before you decide to invest in the Notes, you should consider carefully all of the information in this prospectus supplement and the accompanying prospectus, including the risks and uncertainties described below, as well as the section titled “Item 1A. Risk Factors” included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007, as filed with the SEC and incorporated herein by reference, all the other documents incorporated herein by reference and any “free writing prospectus” we authorize to be delivered to you. Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of the Notes and the common stock underlying the Notes could decline, our ability to make payments on the Notes could be materially impaired and you could lose all or part of your investment.

Risks Relating to Our Industry, Products, Financial Results and Operations

Evaluating our business and future prospects may be difficult due to the rapidly changing market landscape.

There is limited historical information available about our company upon which you can base your evaluation of our business and prospects. Although we were formed in 1994 to research and develop crystalline silicon technology for use in manufacturing solar power products and began shipping product in 1997, we first shipped commercial products from our Marlboro Facility in September 2001. Relative to the entire solar power products industry, we have shipped only a limited number of solar panels manufactured in our Marlboro Facility and have recognized limited revenues generated by products produced at this facility.

The solar power market is rapidly evolving and is experiencing technological advances and new market entrants. Our future success will require us to scale our manufacturing capacity significantly beyond the capacity of our existing Marlboro Facility and the planned Devens expansions, and our business model, technologies and processes are unproven at significant scale. Moreover, EverQ is only in the early stages of expansion, and we have limited experience upon which to predict whether it will continue to be successful. As a result, you should consider our business and prospects in light of the risks, expenses and challenges that we will face as an early-stage company seeking to develop and manufacture new products in a growing and rapidly evolving market.

We will need to raise significant additional capital in order to continue to grow our business and fund our operations, which subjects us to the risk that we may be unable to grow our business and fund our operations as planned.

We will need to generate cash internally or raise significant additional capital to fund our planned expansion of manufacturing facilities beyond the Devens Facility, to acquire complementary businesses, to secure silicon beyond our existing contracts and obtain other raw materials and/or necessary technologies. In addition, we, along with REC and Q-Cells, have guaranteed a portion of a long-term loan entered into by EverQ. A default by EverQ on this loan could materially impact the availability of our existing funds, and require us to secure additional capital. Additionally, government grants that have been approved and paid to us or EverQ may be subject to forfeiture or repayment in whole or in part if we or EverQ fail to continue to meet the conditions for such grants or if such grants for any reason become unavailable or are deemed to have been inappropriately applied for. If any of these events occur with respect to EverQ, we may be required to provide additional funding to EverQ. Similarly, government grants approved but not yet paid to us or EverQ may become unavailable for the aforementioned reasons. If adequate capital is not available or is not available on acceptable terms, our ability to fund our operations, further develop and expand our manufacturing operations and distribution network, or otherwise respond to competitive pressures would be significantly limited.

Our future success depends on our ability to increase our manufacturing capacity through the development of additional manufacturing facilities, including the Devens Facility. If we are unable to achieve our capacity expansion goals, this would limit our growth potential and impair our operating results and financial condition.

Our future success depends on our ability to increase our manufacturing capacity mainly with additional manufacturing facilities, including the Devens Facility. There can be no assurance that we will be successful in establishing additional facilities or, once established, that we will attain the expected manufacturing capacity or financial results.

Our ability to complete the planning, construction and equipping of Devens II and additional manufacturing facilities is subject to significant risk and uncertainty, including:

•	we will need to raise significant additional capital in order to finance the costs of any additional facilities, which we may be unable to do on reasonable terms or at all;

•	the build-out of any facilities will be subject to the risks inherent in the development of a new manufacturing facility, including risks of delays and cost overruns as a result of a number of factors, many of which may be out of our control, such as delays in government approvals, burdensome permit conditions and delays in the delivery of manufacturing equipment from numerous suppliers;

•	we may be required to depend on third parties or strategic partnerships that we establish in the development and operation of additional production capacity, which may subject us to risks that such third parties do not fulfill their obligations to us under our arrangements with them; and

•	if a new facility is established internationally, we may encounter legal restrictions and liability, encounter commercial restrictions and incur taxes and other expenses to do so and otherwise be subject to the risks inherent in conducting business in a foreign jurisdiction.

If we are unable to develop and successfully operate additional manufacturing facilities, or if we encounter any of the risks described above, we may be unable to scale our business to the extent necessary to improve results of operations and achieve profitability. Moreover, there can be no assurance that if we do expand our manufacturing capacity that we will be able to generate customer demand for our solar power products at these production levels or that we will increase our revenues or achieve profitability.

We may be unable to effectively manage the expansion of our operations, and the master joint venture agreement that governs our relationship with the other EverQ joint venture participants may limit our ability to expand our manufacturing outside of the United States.

We expect to expand our business significantly in order to satisfy demand for our solar power products and increase our market share. To manage the expansion of our operations, we will be required to improve our operational and financial systems, procedures and controls and expand, train and manage our growing employee base. Our management will also be required to maintain and expand our relationships with distribution partners, suppliers and other third parties and attract new distribution partners and suppliers. In addition, our current and planned operations, personnel, systems and internal procedures and controls might be inadequate to support our future growth. If we cannot manage our growth effectively, we may be unable to take advantage of market opportunities, execute our business strategies or respond to competitive pressures, and our business and results of operations could be harmed.

Furthermore, under the master joint venture agreement that governs the joint venture parties’ relationship with respect to EverQ, we have agreed to give to each of Q-Cells and REC, respectively, a right of first refusal to participate in specified future joint ventures that we may decide to undertake for development of manufacturing facilities outside the United States. This limitation could have the effect of frustrating attempts we may make to expand our manufacturing outside of the United States.

The actual costs to complete construction and equipping of Devens II may be higher than expected, and we may not have sufficient funds to pay the increased costs.

The scheduled completion date for Devens II and the budgeted costs necessary to complete construction and equipping assume that there are no material unforeseen or unexpected difficulties or delays. Among other things, a delay in the completion of the plans and specifications for Devens II and a delay in the commencement of construction on Devens II beyond the scheduled commencement date may increase our overall cost for the construction. Our inability to pay development costs as they are incurred would negatively affect our ability to complete Devens II on time or within budget and thus could have a material adverse effect on our financial condition and results of operations.

There are significant risks associated with the completion of the Devens Facility, which may cause budget overruns or delays in completion of the projects.

Construction, equipment or staffing problems or difficulties in obtaining all of the requisite licenses, permits or authorizations from regulatory authorities could delay or prevent the construction or opening or otherwise affect the design and features of the Devens Facility. Certain permits, licenses and other approvals necessary for the development, construction and operation of the Devens Facility have not yet been obtained. Delays in obtaining these approvals or other unexpected changes or concessions required by local, state or federal regulatory authorities could involve additional costs and result in a delay in the scheduled opening of the Devens Facility. Failure to complete the Devens Facility within budget or on schedule may have a significant negative effect on our financial condition and results of operations and our ability to make payments on the Notes.

If we need more silicon than we have estimated or if our suppliers fail to satisfy their obligations under our silicon supply contracts, the current industry-wide shortage of polysilicon could adversely impact our revenue growth and decrease our gross margins and profitability.

Polysilicon is an essential raw material in our production process. There is currently an industry-wide shortage of polysilicon and a limited number of polysilicon suppliers, which has resulted in significant price increases and pre-payment requirements under polysilicon agreements. Although we have contracted with vendors for polysilicon supply sufficient for our expansion plans, our estimates regarding our supply needs may not be correct and our suppliers may not satisfy their obligations under these contracts. In addition, with respect to our supply agreements with DC Chemical, Nitol and Silpro, such suppliers must construct or complete new facilities that will be used to manufacture the polysilicon to be delivered to us. The construction of these facilities is a substantial undertaking, requiring several years to complete and subject to numerous risks and uncertainties relating to new construction. Each of DC Chemical, Silpro and Nitol has limited experience in developing polysilicon manufacturing facilities. We have also made significant prepayments with our polysilicon suppliers. In many instances these payments are not refundable or will be difficult to recover if a supplier defaults on its obligations. If DC Chemical, Wacker, Nitol, Silpro or any of our other polysilicon suppliers are unable or unwilling to supply us with polysilicon in accordance with the applicable supply agreements, our ability to meet existing and future customer demand for our products would be impaired. In turn, this could cause us to make fewer shipments, lose distribution partners and market share and generate lower than anticipated revenue, thereby seriously harming our financial condition and results of operations.

Our dependence on a limited number of suppliers for raw materials, key components for our solar power products and equipment could adversely affect our ability to manufacture and timely deliver our products, which could result in order cancellations and loss of market share.

We manufacture all of our solar power products using materials and components procured from a limited number of suppliers, which makes us susceptible to quality issues, shortages and price changes. If we fail to develop, maintain, and in many cases, expand our relationships with these or our other suppliers, we may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering our products to our distribution partners within required time frames, which, in turn, could lead to order cancellations and loss of market share. To the extent the processes that our suppliers use to manufacture materials and components are proprietary, we may be unable to obtain comparable materials and components from alternative suppliers. The failure of a supplier to supply materials and components in a timely manner, or to supply materials and components that meet our quality, quantity and cost requirements could impair our ability to manufacture our products or increase the costs of our products, particularly if we are unable to obtain substitute sources of these materials and components on a timely basis or on terms acceptable to us. Certain of the capital equipment used in the manufacture of our solar power products has been developed and made specifically for us, is not readily available from multiple vendors and would be difficult to repair or replace if it were to become damaged or stop working. Consequently, any damage to or breakdown of our manufacturing equipment at a time when we are manufacturing commercial quantities of our products may have a material adverse impact on our business. For example, a supplier’s failure to supply this equipment in a timely manner, with adequate quality and on terms acceptable to us, could delay our manufacturing capacity expansion and otherwise disrupt our production schedule or increase our costs of production.

If the EverQ IPO is completed, our interest in EverQ will be diluted, our future revenue from EverQ may be adversely affected and our common stock may be exposed to increased volatility.

Our interest in EverQ will be diluted if an EverQ IPO occurs, which may adversely affect our corporate governance influence over EverQ’s business and decision making. In addition, in preparation for and in connection with an IPO, we have entered into a binding memorandum of understanding with EverQ regarding their rights to our intellectual property and may need to modify our other material agreements with EverQ, or enter into additional agreements, such as additional license and technology transfer agreements and transition agreements, with EverQ. Such modifications, adjustments or renegotiations of the terms and conditions of these agreements may adversely affect future revenues we receive from EverQ, including, without limitation, royalties and fees under the license and technology transfer agreement and the sales representative agreement. As a result, our common stock may be exposed to increased volatility.

We also can give no assurance regarding whether an EverQ IPO can be successfully completed and, if completed, we can give no assurance regarding the level of the initial offering price, the market performance of EverQ shares after the IPO or our ability to sell all or a portion of our ownership interest in EverQ following an EverQ IPO. Our common stock may experience additional volatility following an EverQ IPO as a result of changes in the price of EverQ shares.

We continue to invest significantly in research and development, and these efforts may not result in improved products or manufacturing processes.

We have historically invested heavily in research and development related to new product development and improving our manufacturing processes, and expect to continue to invest heavily in research and development in the future. If we fail to successfully develop new solar power products or technologies, we will likely be unable to recover the costs we have incurred to develop these products and technologies and may be unable to increase our revenues and to become profitable. Some of our new product and manufacturing technologies are unproven at commercial scale and represent a departure from conventional solar power technologies, and it is difficult to predict whether we will be successful in completing their development. In addition, we invest significantly in developing new manufacturing processes designed to reduce our total costs of production. Our new manufacturing technologies, including our quad ribbon wafer furnace design, have been tested only in our Marlboro Facility and, in most cases, only limited pre-production prototypes of our new products have been field-tested and/or sold in limited quantities. If our development efforts regarding new manufacturing technologies are not successful, and we are unable to increase the efficiency and decrease the costs of our manufacturing process, we may not be able to reduce the price of our products, which might prevent our products from gaining wide acceptance.

Our solar power products may not gain market acceptance, which would prevent us from achieving increased revenues and market share.

The development of a successful market for our solar power products may be adversely affected by a number of factors, many of which are beyond our control, including:

•	our failure to produce solar power products that compete favorably against other solar power products on the basis of cost, quality and performance;

•	our failure to produce solar power products that compete favorably against conventional energy sources and alternative distributed generation technologies, such as wind and biomass, on the basis of cost, quality and performance;

•	whether or not customers will accept our new panel designs under development; and

•	our failure to develop and maintain successful relationships with distributors, systems integrators, project developers and other resellers, as well as strategic partners.

If our solar power products fail to gain market acceptance, we would be unable to increase our revenues and market share and to achieve and sustain profitability.

Technological changes in the solar power industry could render our solar power products uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline.

The solar power market is characterized by continually changing technology requiring improved features, such as increased efficiency, higher power output and lower price. Our failure to further refine our technology and develop and introduce new solar power products could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline. The solar power industry is rapidly evolving and competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to effectively compete in the future. A variety of competing solar power technologies are under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our solar power products. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of solar power products.

Our ability to increase market share and revenues depends on our ability to successfully maintain our existing distribution relationships and expand our distribution channels.

We currently sell our solar power products primarily to distributors, system integrators, project developers and other resellers, which typically resell our products to end users on a global basis. If we are unable to successfully maintain our existing distribution relationships and expand our distribution channels, our revenues and future prospects may be materially harmed. As we seek to grow our revenues by entering new markets in which we have little experience selling our products, our ability to increase market share and revenues may depend substantially on our ability to expand our distribution channels by identifying, developing and maintaining relationships with resellers. We may be unable to enter into relationships with resellers in the markets we target or on terms and conditions favorable to us, which could prevent us from entering these markets or entering these markets in accordance with our plans. Our ability to enter into and maintain relationships with resellers will be influenced by the relationships between these resellers and our competitors, market acceptance of our products and our low brand recognition as a new entrant.

We face risks associated with the marketing, distribution and sale of our solar power products internationally, and if we are unable to effectively manage these risks, it could impair our ability to expand our business abroad.

Our product revenues outside of the United States constituted approximately 50% and 19% of our total product revenues for the three months ended March 29, 2008 and March 31, 2007, respectively. We expect that in the near future our revenues both from resellers and distributors outside of the United States and through our resellers and distributors to end users outside of the United States will represent a substantial portion of our total product revenues, particularly as we increase our production capacity. Significant management attention and financial resources will be required to successfully develop our international sales channels. In addition, the marketing, distribution and sale of our solar power products outside the United States expose us to a number of markets in which we have limited experience. If we are unable to manage effectively these risks, it could impair our ability to grow our business abroad. These risks include:

•	difficult and expensive compliance with the commercial and legal requirements of international markets with which we have only limited experience;

•	difficulty in interpreting and enforcing contracts governed by foreign law, which may be subject to multiple, conflicting and changing laws, regulations and tax systems;

•	inability to obtain, maintain or enforce intellectual property rights;

•	encountering trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could affect the competitive pricing of our solar power products and reduce our market share in some countries;

•	unavailability of government grants from German or other foreign sources, or for government grants that have been approved and already made, risk of forfeiture or repayment in whole or in part;

•	fluctuations in currency exchange rates relative to the U.S. dollar;

•	limitations on dividends or restrictions against repatriation of earnings;

•	difficulty in recruiting and retaining individuals skilled in international business operations;

•	increased costs associated with maintaining international marketing efforts; and

•	inability to develop, manufacture, market and sell our products and services in Germany and other international markets due to, for example, third-party intellectual property rights.

Our strategy may include establishing local manufacturing facilities in international markets. As we implement our strategy, we may encounter legal restrictions and liability, encounter commercial restrictions and incur taxes and other expenses to establish our manufacturing facilities in certain countries. In addition, we may potentially forfeit, voluntarily or involuntarily, foreign assets due to economic or political instability in the countries in which we choose to locate our manufacturing facilities. Furthermore, under the master joint venture agreement that governs the joint venture parties’ relationship with respect to EverQ, we have agreed to give to each of Q-Cells and REC, respectively, a right of first refusal to participate in specified future joint ventures that we may decide to undertake for development of manufacturing facilities outside the United States. This limitation could have the effect of frustrating attempts we may make to expand our manufacturing outside of the United States.

Our dependence on a small number of distribution partners may cause significant fluctuations or declines in our product revenues.

For the year ended December 31, 2007, approximately 31%, 14% and 12% of our product revenues were generated from sales to PowerLight, SunEdison and groSolar, respectively. For the three months ended March 29, 2008, approximately 52%, 17% and 17% of our product revenues were generated from sales to PowerLight, Ralos Vertriebs GmbH and S.A.G Solarstrom, respectively. These companies are in various stages of development and the loss of sales to any of them or the decline of any of their businesses could materially adversely affect our business, financial condition and results of operation. We anticipate that sales of our solar power products to a limited number of distribution partners will continue to account for a significant portion of our total product revenues for the foreseeable future. Consequently, any one of the following events may cause material fluctuations or declines in our product revenues and negatively impact our operating results:

•	reduction, delay or cancellation of orders from one or more of our significant distribution partners;

•	selection by one or more of our significant distribution partners of products competitive with ours;

•	loss of one or more of our significant distribution partners and our failure to recruit additional or replacement distribution partners; and

•	failure of any of our significant distribution partners to make timely payment of our invoices.

Problems with product quality or product performance may cause us to incur warranty expenses and may damage our market reputation and prevent us from achieving increased sales and market share.

Consistent with standard practice in the solar industry, the duration of our product warranties is lengthy. Our current standard product warranty includes a five-year warranty period for defects in material and workmanship and a 25-year warranty period for declines in power performance beyond specified levels. We believe our warranty periods are consistent with industry practice. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenues. The possibility of future product failures could cause us to incur substantial expenses to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation and reduce our market share and cause sales to decline.

Our success in the future may depend on our ability to establish and maintain strategic alliances, and any failure on our part to establish and maintain such relationships could adversely affect our market penetration and revenue growth.

Our ability to establish strategic relationships will depend on a number of factors, many of which are outside our control, such as the competitive position of our technology and our products relative to our competitors. Furthermore, under the master joint venture agreement that governs the joint venture parties’ relationship with respect to EverQ, we have agreed to give to each of Q-Cells and REC, respectively, a right of first refusal to participate in specified future joint ventures that we may decide to undertake for development of manufacturing facilities outside the United States. This limitation could have the effect of frustrating attempts we make to establish strategic relationships with third parties. We can provide no assurance that we will be able to establish new strategic relationships in the future.

In addition, strategic alliances that we may establish will subject us to a number of risks, including risks associated with sharing proprietary information, loss of control of operations that are material to our business and profit-sharing arrangements. Moreover, strategic alliances may be expensive to implement, require us to issue additional shares of our common stock and subject us to the risk that the third party will not perform its obligations under the relationship, which may subject us to losses over which we have no control or expensive termination arrangements. As a result, even if our strategic alliances with third parties are successful, our business may be adversely affected by a number of factors that are outside of our control.

The success of our business depends on the continuing contributions of our key personnel and our ability to attract and retain new qualified employees in a competitive labor market.

We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers and manufacturing and marketing professionals. If we were to lose the services of any of our executive officers and key employees, our business could be materially and adversely impacted. We do not carry key person life insurance on any of our senior management or other key personnel.

We had approximately 450 employees as of March 29, 2008, and we anticipate that we will need to hire approximately 410 employees and 350 employees, respectively, in connection with Devens I and Devens II. Competition for personnel is intense, and qualified technical personnel are likely to remain a limited resource for the foreseeable future. Locating candidates with the appropriate qualifications, particularly in the desired geographic location, can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate. Moreover, any officer or employee can terminate his or her relationship with us at any time.

Because we utilize highly flammable materials in our manufacturing processes, we are subject to the risk of losses arising from explosions and fires, which could materially adversely affect our financial condition and results of operations.

We utilize highly flammable materials such as silane and methane in our manufacturing processes. By utilizing these materials, we are subject to the risk of losses arising from explosions and fires. Our inability to fill customer orders during an extended business interruption could materially adversely impact existing distribution partner relationships resulting in market share decreases and reduced revenues.

The reduction or elimination of government subsidies and economic incentives for solar technology could cause our revenues to decline.

We believe that the growth of the majority of our target markets depends on the availability and size of government subsidies and economic incentives for solar technology. Today, in most areas, the cost of solar power substantially exceeds the cost of power furnished by the electric utility grid. As a result, federal, state and local governmental bodies in many countries, most notably the United States and Germany, have provided subsidies in the form of cost reductions, tax incentives and other incentives to end users, distributors, systems integrators, other resellers and manufacturers of solar power products to promote the use of solar energy and to reduce dependency on other forms of energy. In the future, these government subsidies and economic incentives could be reduced or eliminated altogether.

If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our revenues would not significantly increase and we would be unable to achieve or sustain profitability.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	success of alternative distributed generation technologies such as fuel cells, wind power and micro turbines;

•	fluctuations in economic and market conditions that impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	capital expenditures by customers that tend to decrease when the United States or global economy slows;

•	continued deregulation of the electric power industry and broader energy industry; and

•	availability of government subsidies and incentives.

We face intense competition from other companies producing solar power and other energy generation products. If we fail to compete effectively, we may be unable to increase our market share and revenues.

The solar power products market is intensely competitive and rapidly evolving. According to Solarbuzz, there are over 100 companies that are engaged in manufacturing PV products (which include silicon wafers, solar cells and solar panels) or have announced an intention to do so. Many of our competitors have established a market position more prominent than ours, and if we fail to attract and retain distribution partners and establish a successful distribution network for our solar power products, we may be unable to increase our sales and market share. There are a large number of companies in the world that produce solar power products, including BP Solar International Inc., First Solar, Inc., Kyocera Corporation, Mitsubishi, RWE Schott Solar, Inc., Sanyo Corporation, Sharp Corporation, Solar World AG, SunPower Corporation and SunTech Power Holdings Co., Ltd. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. In the future, as EverQ becomes an independent company, it may also compete directly with us. In addition, we may face competition from semiconductor manufacturers, several of which have already announced their intention to start production of solar cells. Further, many of our competitors are developing and are currently producing products based on new solar power technologies, including other crystalline silicon ribbon and sheet technologies, that they believe will ultimately have costs similar to, or lower than, our projected costs. Many of our existing and potential competitors have substantially greater financial, technical, manufacturing and other resources than we currently do. Our competitors’ greater size and, in some cases, longer operating histories provide them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices. For example, those of our competitors that also manufacture semiconductors may source both semiconductor-grade polysilicon and solar-grade polysilicon from the same supplier. As a result, such competitors may have stronger bargaining power with such supplier and have an advantage over us in pricing as well as securing polysilicon at times of shortages. Many also have greater name recognition, more established distribution networks and larger installed bases of customers. In addition, many of our competitors have well-established relationships with our current and potential resellers and their customers and have extensive knowledge of our target markets. As a result, our competitors may be able to devote greater resources to the research, development, promotion and sale of their products and respond more quickly to evolving industry standards and changing customer requirements than we can.

If we are unable to protect our intellectual property adequately, we could lose our competitive advantage in the solar power market.

Our ability to compete effectively against competing solar power technologies will depend, in part, on our ability to protect our current and future proprietary technology, product designs and manufacturing processes by obtaining, maintaining, and enforcing our intellectual property rights through a combination of patents, copyrights, trademarks, and trade secrets and also through unfair competition laws. We may not be able to obtain, maintain or enforce adequately our intellectual property and may need to defend our products against infringement or misappropriation claims, either of which could result in the loss of our competitive advantage in the solar power market and materially harm our business and profitability. We face the following risks in protecting our intellectual property and in developing, manufacturing, marketing and selling our products:

•	we cannot be certain that our pending United States and foreign patent applications will result in issued patents or that the claims in our issued patents are or will be sufficiently broad to prevent others from developing or using technology similar to ours or in developing, using, manufacturing, marketing or selling products similar to ours;

•	given the costs of obtaining patent protection, we may choose not to file patent applications for or not to maintain issued patents for certain innovations that later turn out to be important, or we may choose not to obtain foreign patent protection at all or to obtain patent protection in only some of the foreign countries, which later turn out to be important markets for us;

•	although we have a number of foreign patents and applications, the laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as laws in the United States, and we may encounter difficulties in protecting and defending our rights in such foreign jurisdictions;

•	third parties may design around our patented technologies, and there is no assurance that our patents and other intellectual property rights will be sufficient to deter infringement or misappropriation of our intellectual property rights by others;

•	third parties may seek to challenge or invalidate our patents, which can result in a narrowing of or invalidating our patents, or rendering our patents unenforceable;

•	we may have to participate in proceedings such as interference, cancellation, or opposition, before the United States Patent and Trademark Office, or before foreign patent and trademark offices, with respect to our patents, patent applications, trademarks or trademark applications or those of others, and these actions may result in substantial costs to us as well as a diversion of management attention;

•	although we are not currently involved in any litigation involving intellectual property rights, we may need to enforce our intellectual property rights against third parties for infringement or misappropriation or defend our intellectual property rights through lawsuits, which can result in significant costs and diversion of management resources, and we may not be successful in those lawsuits;

•	we rely on trade secret protections to protect our interests in proprietary know-how and processes for which patents are difficult to obtain or enforce; however, we may not be able to protect our trade secrets adequately; and

•	the contractual provisions on which we rely to protect our trade secrets and proprietary information, such as our confidentiality and non-disclosure agreements with our employees, consultants and other third parties, may be breached, and our trade secrets and proprietary information may be disclosed to competitors, strategic partners and the public, or others may independently develop technology equivalent to our trade secrets and proprietary information.

Our technology and products could infringe intellectual property rights of others, which may require costly litigation and, if we are not successful, could cause us to pay substantial damages and disrupt our business.

In recent years, there has been significant litigation involving patents and other intellectual property rights in many technology-related industries. There may be patents or patent applications in the United States or other countries that are pertinent to our products or business of which we are not aware. The technology that we incorporate into and use to develop and manufacture our current and future solar power products may be subject to claims that they infringe the patents or proprietary rights of others. The success of our business will also depend on our ability to develop new technologies without infringing or misappropriating the proprietary rights of others. Third parties may allege that we infringe patents, trademarks or copyrights, or that we misappropriated trade secrets. These allegations could result in significant costs and diversion of the attention of management.

If a successful claim were brought against us and we are found to infringe a third party’s intellectual property right, we could be required to pay substantial damages, including treble damages if it is determined that we have willfully infringed such rights, or be enjoined from using the technology deemed to be infringing or using, making or selling products deemed to be infringing. If we have supplied infringing products or technology to third parties, we may be obligated to indemnify these third parties for damages they may be required to pay to the patent holder and for any losses they may sustain as a result of the infringement. In addition, we may need to attempt to license the intellectual property right from such third party or spend time and money to design around or avoid the intellectual property. Any such license may not be available on reasonable terms, or at all. Regardless of the outcome, litigation can be very costly and can divert management’s efforts. An adverse determination may subject us to significant liabilities and/or disrupt our business.

We may be unable to protect adequately or enforce our proprietary information, which may result in its unauthorized use, reduced revenues or otherwise reduce our ability to compete.

Our business and competitive position depend upon our ability to protect our proprietary technology, including any manufacturing processes and solar power products that we develop. Despite our efforts to protect this information, unauthorized parties may attempt to obtain and use information that we regard as proprietary. Any patents issued in connection with our efforts to develop new technology for solar power products may not be broad enough to protect all of the potential uses of the technology.

In addition, when we do not control the prosecution, maintenance and enforcement of certain important intellectual property, such as a technology in-licensed to us, the protection of the intellectual property rights may not be in our hands. If the entity that controls the intellectual property rights does not adequately protect those rights, our rights may be impaired, which may impact our ability to develop, market and commercialize the related solar power products.

Our means of protecting our proprietary rights may not be adequate, and our competitors may:

•	independently develop substantially equivalent proprietary information, products and techniques;

•	otherwise gain access to our proprietary information; or

•	design around our patents or other intellectual property.

We pursue a policy of having our employees, consultants and advisors execute proprietary information and invention agreements when they begin working for us. However, these agreements may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. If we fail to maintain trade secret and patent protection, our potential, future revenues may be decreased.

Licenses for technologies and intellectual property may not be available to us.

We have entered into license agreements for technologies and intellectual property rights, including an agreement relating to the manufacture of string we intend to use to produce String Ribbon wafers. Any of our license agreements may be subject to terms and conditions which may limit our ability to use the licensed intellectual property under certain circumstances. For example, our string-related license may terminate if we materially breach the license agreement or if we abandon the construction of a manufacturing facility to exploit the licensed technology. We may need to enter into additional license agreements in the future for other technologies or intellectual property rights of third parties. Such licenses, however, may not be available to us on commercially reasonable terms or at all.

Existing regulations and changes to such regulations concerning the electrical utility industry may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as internal policies and regulations promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products. For example, utility companies commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. There is also a burden in having to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in potentially significant monetary damages and penalties and adverse publicity.

If we fail to comply with present or future environmental laws or regulations we may be required to pay substantial civil or criminal penalties, incur significant capital expenditures, suspend or limit production or cease operations. We use toxic, volatile and otherwise hazardous chemicals in our research and development and manufacturing activities, and generate and discharge hazardous emissions, effluents and wastes from these operations. Any failure by us to control the use of or generation of, or to restrict adequately the discharge or disposal of, hazardous substances or wastes or to otherwise comply with the complex, technical environmental regulations governing our activities could subject us to potentially significant monetary damages and penalties, criminal proceedings, third party property damage or personal injury claims, natural resource damage claims, cleanup costs or other costs, or restrictions or suspensions of our business operations. In addition, under some foreign, federal and state statutes and regulations governing liability for releases of hazardous substances or wastes to the environment, a governmental agency or private party may seek recovery of response costs or damages from generators of the hazardous substances or operators of property where releases of hazardous substances have occurred or are ongoing, even if such party was not responsible for the release or otherwise at fault. Also, federal, state or international environmental laws and regulations may ban or restrict the availability and use of certain hazardous or toxic raw materials that are or may be used in producing our products, and substitute materials may be more costly or unsatisfactory in performance. We believe that we either have all environmental permits necessary to conduct our business or have initiated the process to obtain additional or modified environmental permits needed to conduct our business. While we are not aware of any outstanding, material environmental claims, liabilities or obligations, future developments such as the implementation of new, more stringent laws and regulations, more aggressive enforcement policies, or the discovery of unknown environmental conditions associated with our current or past operations or properties may require expenditures that could have a material adverse effect on our business, results of operations or financial condition. Our Devens Facility is being constructed on part of the former Fort Devens Army base, which is associated with historic contamination caused by military activities. Fort Devens closed in the early 1990’s and subsequently underwent environmental remediation according to an agreement between the U.S. Environmental Protection Agency, or the EPA, and the U.S. Army. As a condition to the lease for the property, we must not disturb existing groundwater monitoring wells and must allow the U.S. Army access to the property to conduct testing and remedial activities. We believe that the U.S. Army will continue its obligations to monitor and maintain the groundwater monitoring wells in accordance with its agreement with the EPA, and we do not believe that any of our operations at the property will contribute in any way to any pre-existing contamination. Any noncompliance with or incurrence of liability under environmental laws may subject us to adverse publicity, damage our reputation and competitive position and adversely affect sales of our products.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant monetary penalties and adverse publicity.

Our manufacturing operations and research and development activities involve the use of mechanical equipment and hazardous chemicals, which involve a risk of potential injury to our employees. These operations are subject to regulation under the Occupational Safety and Health Act, or OSHA. If we fail to comply with OSHA requirements, or if an employee injury occurs, we may be required to pay substantial penalties, incur significant capital expenditures, suspend or limit production or cease operations. Also, any such violations, employee injuries or failure to comply with industry best practices may subject us to adverse publicity, damage our reputation and competitive position and adversely affect sales of our products.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

Like other retailers, distributors and manufacturers of products that are used by consumers, we face an inherent risk of exposure to product liability claims in the event that the use of the solar power products we sell results in injury. Since our products are electricity producing devices, it is possible that consumers could be injured or killed by our products, whether by product malfunctions, defects, improper installation or other causes. In addition, since revenues generated from our existing products have been modest and the products we are developing incorporate new technologies and use new installation methods, we cannot predict whether or not product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. The successful assertion of product liability claims against us could result in potentially significant monetary damages and if our insurance protection is inadequate to cover these claims, they could require us to make significant payments. Also, any product liability claims and any adverse outcomes with respect thereto may subject us to adverse publicity, damage our reputation and competitive position and adversely affect sales of our products.

A material portion of our revenue has been generated from our relationship with EverQ and EverQ faces many of the same risks and uncertainties we face.

Recently, due to the expansion of EverQ’s production, we have realized substantial revenue and income associated with royalties, selling fees and our share of EverQ’s net income. Since EverQ is engaged in the same business and utilizes our String Ribbon technology, EverQ is subject, in many ways, to the same risks and uncertainties we face. As such, if any of these risks and uncertainties substantially and adversely impacts EverQ, our future revenue and share of EverQ’s profits could be adversely affected.

Our ability to use net operating loss carryforwards may be subject to limitation.

Section 382 of the U.S. Internal Revenue Code of 1986, as amended, imposes an annual limit on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership or equity structure. Our ability to use net operating losses may be limited by prior changes in our ownership, by the issuance of shares of common stock as contemplated under the Registered Common Stock Borrow Facility, by the issuance of shares of common stock upon conversion of our other convertible notes, by the issuance of shares of common stock upon conversion of the Notes issued in this offering, or by the consummation of other transactions. As a result, if we earn net taxable income, our ability to use net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liabilities for us.

Risks Relating to the Notes, Our Common Stock and this Offering

We have a history of losses and may not achieve or maintain profitability in the future, which, in turn, could materially decrease the value of our common stock and the Notes.

Since our inception, we have incurred significant net losses, including a net loss of $25,000 for the three months ended March 29, 2008. Principally as a result of ongoing operating losses, we had an accumulated deficit of $136.3 million as of March 29, 2008. We expect to incur losses until Devens I approaches full capacity, and if we do not achieve our expected production targets we may never become profitable. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future, which, in turn, could materially decrease the trading price of our common stock and the Notes and materially and adversely affect our ability to make payments on the Notes. We expect to continue to make significant capital expenditures and anticipate that our expenses will increase as we seek to:

•	expand our manufacturing operations, whether domestically or internationally;

•	develop our distribution network;

•	continue to research and develop our products and manufacturing technologies;

•	implement internal systems and infrastructure to support our growth; and

•	hire additional personnel.

We do not know whether our revenues will grow at all or grow rapidly enough to absorb these costs, and our limited operating history makes it difficult to assess the extent of these expenses or their impact on our operating results.

As a result of the offering of Notes, we will have a significant amount of debt. The amount and structure of this debt could, depending on market conditions that are difficult to forecast, adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes.

We will incur a significant amount of debt and substantial debt service requirements as a result of the offering of Notes. As of March 29, 2008, after giving effect to the Transactions, we would have had $415 million of indebtedness outstanding and $1.8 million of letters of credit issued under our $25.0 million working capital facility. All borrowings under our working capital facility are secured and therefore are and will be effectively senior to the Notes to the extent of the value of our assets that secure such borrowings. Our substantial indebtedness could have significant consequences on our future operations, including:

•	requiring us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce our cash flow available for working capital, capital expenditures, development projects and other general corporate purposes;

•	increasing our exposure to additional charges, including interest expenses caused by factors such as market volatility and fluctuation in exchange rates;

•	limiting our flexibility in planning for or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors who have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes.

Furthermore, borrowings under our working capital facility bear interest at variable rates. If these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risk related to our substantial indebtedness would intensify.

Our ability to meet our payment and other obligations depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us in amounts sufficient and on terms reasonable to us to support our liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the Notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations with respect to our debt, including the Notes.

We will continue to have the ability to incur indebtedness after this offering; if we incur additional indebtedness, our increased debt service requirements may affect our ability to meet our payment obligations on the Notes.

The indenture governing the Notes will not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur additional indebtedness in the future, these higher levels of indebtedness may affect our ability to meet our payment obligations on the Notes and our creditworthiness generally.

The Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Existing and future holders of our secured debt will have claims that are superior to the claims of the holders of the Notes to the extent of the value of the assets securing such debt. Therefore, in the event of any distribution or payment of our assets in any foreclosure, dissolution, liquidation, reorganization or other bankruptcy proceeding, or any acceleration of our borrowings under our working capital facility or future secured indebtedness under agreements governing such indebtedness, the assets that secure these contractually senior claims must be used first to pay these contractually senior claims in full before any payments are made therewith on the Notes. As of March 29, 2008, after giving effect to the Transactions, we would have had $1.8 million of secured letters of credit outstanding under our $25.0 million secured working capital facility.

The Notes will be structurally subordinated to all existing and future obligations of our subsidiaries.

The Notes will be obligations of Evergreen Solar, Inc. and, accordingly, will be structurally subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. The effect of this structural subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving a subsidiary, the assets of such subsidiary could not be used to pay holders of the Notes until after all other claims against such subsidiary, including trade payables, have been fully paid. As of March 29, 2008, our subsidiaries had no outstanding liabilities.

The terms of the Notes will not contain restrictive covenants and provide only limited protection in the event of a change of control.

The indenture will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or repurchase our common stock or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction. The requirement that we offer to repurchase the Notes upon a change of control is limited to the transactions specified in the definition of a “fundamental change” under “Description of the Notes — Fundamental Change Put.” Similarly, the circumstances under which we are required to increase the conversion rate upon the occurrence of each fundamental change that constitutes a “non-stock change of control” are limited to circumstances where a Note is converted in connection with such a transaction as set forth under “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control.”

Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, which could affect our capital structure and the trading price of the Notes and our common stock but would not constitute a fundamental change under the indenture. In the event of any such transaction, the holders would not have the right to require us to repurchase the Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the Notes.

We may be unable to repurchase the Notes for cash if required by the holders following a fundamental change.

Holders of the Notes will have the right to require us to repurchase the Notes for cash upon the occurrence of a fundamental change prior to maturity as described under “Description of the Notes — Fundamental Change Put.” We may not have sufficient funds to pay the required repurchase price in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the Notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. If we fail to repurchase the Notes in cash when we are required to by the indenture, it would constitute an event of default under the indenture.

The adjustment to the conversion rate upon the occurrence of each fundamental changes that constitutes a “non-stock change of control” may not adequately compensate you.

If certain types of fundamental changes occur during the term of the Notes, we will increase the conversion rate for Notes converted in connection with such fundamental changes unless the price paid or deemed paid per share of our common stock in the fundamental change is less than $9.50 or above $40.00 (in each case, subject to adjustment). The increase in the conversion rate will be determined as described under “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control.” Although this increase is designed to compensate you for the lost option value of your Notes as a result of certain types of fundamental changes, it may not adequately compensate you for such loss. Furthermore, our obligation to increase the conversion rate in connection with certain types of fundamental changes could be considered a penalty, in which case the enforceability thereof would be subject to general principles of equity.

The portion of the proceeds from this offering that is used to fund the up-front cost of the capped call transaction will not be available for other purposes.

We expect to use a portion of the proceeds from this offering to fund the up-front cost of the capped call transaction as described under “Description of the Capped Call Transaction.” As a result, that portion of the proceeds will not be available for other purposes, including the construction and equipping of Devens II. We will not be able to use that portion of the proceeds to generate future cash flows or to repay our indebtedness, including the Notes. In addition, we will record an additional liability relating to future obligations with respect to the capped call transaction and will be required to make additional payments to the counterparty in connection with this liability. See footnote (4) to the table in “Capitalization.”

The capped call transaction may affect the trading price of the Notes and our common stock.

In connection with this offering of Notes, we expect to enter into a capped call transaction relating to our common stock initially issuable upon conversion of the Notes with a counterparty that is an affiliate of Lehman Brothers Inc. If the underwriters exercise their option to purchase additional Notes to the extent they sell more than $325 million aggregate principal amount of Notes, we expect to increase the notional size of the capped call transaction so that it also relates to our common stock initially issuable upon conversion of the additional Notes.

In connection with establishing its initial hedge of this capped call transaction, we have been advised by the counterparty (and/or its affiliates) that it expects to enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the Notes and purchase our common stock in secondary market transactions shortly after the pricing of the Notes. These activities could have the effect of increasing, reducing or preventing a decline in the price of our common stock concurrently with or following the pricing of the Notes.

In addition, we have been advised by the counterparty (and/or its affiliates) that it expects to modify or unwind its hedge positions by purchasing or selling our common stock in secondary market transactions and/or entering into or unwinding various derivative transactions prior to maturity of the Notes (including during any conversion period related to conversion of the Notes). The effect, if any, of these transactions and activities on the trading price of our common stock or the Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the trading price of our common stock and the Notes, and as a result, the value you will receive upon the conversion of the Notes.

We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the trading price of our common stock or the Notes. In addition, we do not make any representation that the counterparty (and/or its affiliates) will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The capped call transaction is expected to reduce the potential dilution upon conversion of the Notes, as described in detail under “Description of the Capped Call Transaction.” However, if the trading price per share of common stock (as measured under the terms of the capped call transaction) at the time of early termination or automatic exercise (in each case, as described under “Description of the Capped Call Transaction”) exceeds the cap price of the capped call transaction (as described under “Description of the Capped Call Transaction”), the number of shares of our common stock we expect to receive in the early termination or automatic exercise will be capped and the anti-dilutive effect of the capped call transaction will be limited. If the trading price per share of common stock exceeds the cap price of the capped call transaction at the time of conversion, the number of shares of common stock we issue upon conversion of the Notes will likely exceed the number of shares of common stock we will be entitled to receive under the capped call transaction.

Changes in the accounting guidelines relating to the borrowed common stock could decrease our earnings per share and potentially the trading price of our common stock and the Notes.

Concurrently with this offering of Notes, the Common Stock Borrower is offering 30,856,538 shares of our common stock in a separate registered offering, which are being borrowed pursuant to the Common Stock Lending Agreement by the Common Stock Borrower. The Common Stock Borrower (which is an affiliate of Lehman Brothers Inc.) will receive all of the proceeds from the sale of the borrowed common stock. We will not receive any proceeds from the sale of the borrowed common stock under the common stock prospectus supplement, but we will receive a nominal lending fee for the use of those shares of common stock. Subject to certain terms of the Common Stock Lending Agreement, such borrowed common stock must be returned to us no later than July 15, 2013, or earlier in certain circumstances. See “Description of the Registered Common Stock Borrow Facility.”

Because the borrowed common stock we are offering in the concurrent offering of our common stock must be returned to us no later than July 15, 2013, or earlier in certain circumstances, under the Common Stock Lending Agreement, we believe that, under U.S. GAAP (as in effect on the date of this prospectus supplement), the borrowed common stock will not be considered outstanding for the purpose of computing and reporting our earnings per share. If these accounting guidelines were to change in the future, we may become required to treat the borrowed common stock as outstanding for purposes of computing earnings per share, which would result in a reduction in our reported earnings per share. As a result, the trading price of our common stock could decrease, possibly significantly, which, in turn, would negatively affect the trading price of the Notes.

The effect of the concurrent issuance of our common stock under the common stock prospectus supplement may be to lower the trading price of our common stock and the Notes.

The increase in the number of outstanding shares of common stock and the sale of borrowed common stock under the common stock prospectus supplement could have a negative effect on the trading price of our common stock, which, in turn, would negatively affect the trading price of the Notes. In addition, because the Registered Common Stock Borrow Facility is intended to facilitate privately negotiated transactions or short sales of our common stock by which investors in the Notes will hedge their investment in the Notes and/or by which the counterparty to the capped call transaction will hedge the capped call transaction, the trading price of our common stock and the Notes could be further negatively affected by these short sales of our common stock.

The unavailability of the borrowed common stock or an effective registration statement for the sale of borrowed common stock under certain circumstances could adversely impact the price of the Notes.

The borrowed common stock may not be available to facilitate hedging transactions in some circumstances, including if the Common Stock Borrower returns our common stock to us before the expiration of the Common Stock Lending Agreement or if a registration statement is unavailable prior to such time as the Common Stock Borrower has completed the initial sale of such common stock. Any unavailability of borrowed common stock to facilitate hedging transactions may make it more difficult for investors in the Notes to hedge their investment and consequently could adversely impact the trading price of the Notes.

The trading price of the Notes could be significantly affected by the trading price of our common stock and other factors.

We expect that the trading price of the Notes will be significantly affected by the trading price of our common stock. This may result in greater volatility in the trading price of the Notes than would be expected for nonconvertible debt securities.

The trading price of our common stock may fluctuate significantly, which could result in substantial losses for our stockholders and subject us to litigation.

Our common stock is quoted on The Nasdaq Global Market. The trading price of our common stock has been and may continue to be volatile. The closing sale prices of our common stock, as reported by The Nasdaq Global Market, have ranged from $7.78 to $18.84 for the 52-week period from June 28, 2007 to June 26, 2008. Our operating performance will significantly affect the trading price of our common stock, and, in turn, the trading price of the Notes. To the extent we are unable to compete effectively and gain market share or the other factors described in this “Risk Factors” section affect us, the trading price of our common stock will likely decline. The trading price of our common stock and the Notes also may be adversely impacted by broad market and industry fluctuations regardless of our operating performance, including general economic and technology trends. The Nasdaq Global Market has, from time to time, experienced extreme price and trading volume fluctuations, and the trading prices of common stock of technology companies such as ours have been extremely volatile. In addition, some companies that have experienced volatility in the trading price of their stock have been the subject of securities class action litigation. We may be involved in securities class action litigation in the future. This litigation often results in substantial costs and a diversion of management’s attention and resources.

Our quarterly revenue, operating results and market price of our common stock have fluctuated significantly in the past and may fluctuate significantly from quarter to quarter in the future due to a variety of factors, including:

•	the size and timing of orders from distribution partners for or shipments of our products;

•	the rate and cost at which we are able to expand our manufacturing capacity to meet product demand, including the rate and cost at which we are able to implement advances in our String Ribbon technology;

•	our ability to establish and expand key distribution partner and supplier relationships;

•	our ability and the terms upon which we are able to raise capital sufficient to finance the expansion of our manufacturing capacity and our sales and marketing efforts;

•	our ability to open Devens I and Devens II and other potential capacity expansions within budget and within the time frame that we expect;

•	EverQ’s ability to expand within budget and within the time frame that we expect;

•	our ability to establish strategic relationships with third parties to accelerate our growth plans;

•	the amount and timing of expenses associated with our research and development programs and our ability to develop enhancements to our manufacturing processes and our products;

•	delays associated with the supply of specialized materials necessary for the manufacture of our solar power products;

•	our ability to execute our cost reduction programs;

•	one time charges resulting from replacing existing equipment or technology with new or improved equipment or technology as part of our strategy to expand our manufacturing capacity and to decrease our per unit manufacturing cost;

•	developments in the competitive environment, including the introduction of new products or technological advancements by our competitors;

•	the timing of adding the personnel necessary to execute our growth plan; and

•	the other risks and uncertainties described in this “Risk Factors” section.

We anticipate that our operating expenses will continue to increase significantly, particularly as we develop our internal infrastructure to support our anticipated growth. If our product revenues in any quarter do not increase correspondingly, our net losses for that period will increase. Moreover, given that a significant portion of our operating expenses are largely fixed in nature and cannot be quickly reduced, if our product revenues are delayed or below expectations, our operating results are likely to be adversely and disproportionately affected. For these reasons, quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and you should not rely on results of operations in any particular quarter as an indication of future performance. If our quarterly revenue or results of operations fall below the expectations of investors or public market analysts in any quarter, the trading price of our common stock and the Notes would likely decrease, and such value could decrease rapidly and substantially.

The issuance or sale of equity, convertible or exchangeable securities in the market, or the perception of such future sales or issuances, could lead to a decline in the trading price of our common stock and the Notes.

Any issuance of equity, convertible or exchangeable securities, including for the purposes of financing acquisitions and the expansion of our business, may have a dilutive effect on our existing stockholders. In addition, the perceived risk associated with the possible issuance of a large number of shares of our common stock or securities convertible or exchangeable into a large number of shares of our common stock could cause some of our stockholders to sell their common stock, thus causing the trading price of our common stock and the Notes to decline. Subsequent sales of our common stock in the open market or the private placement of our common stock or securities convertible or exchangeable into our common stock could also have an adverse effect on the trading price of our common stock and the Notes. If our common stock price declines, it may be more difficult for us to or we may be unable to raise additional capital.

In addition, future sales of substantial amounts of our currently outstanding common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the Notes, and could impair our ability to raise capital through future offerings of equity or equity-related securities. We cannot predict what effect, if any, future sales of our common stock, or the availability of shares for future sales, will have on the trading price of our common stock and the Notes. As of March 29, 2008, we had:

•	150,000,000 shares of capital stock authorized for issuance (increased to 250,000,000 shares as of June 19, 2008);

•	121,387,955 shares of common stock outstanding;

•	3,916,189 shares of common stock underlying options outstanding at a weighted average exercise price of $4.57 per share;

•	840,957 shares of common stock available and reserved for future issuance or future grant under our Amended and Restated 2000 Stock Option and Incentive Plan;

•	388,335 shares of common stock available and reserved for future issuance or future grant under our Amended and Restated 2000 Employee Stock Purchase Plan;

•	467,328 shares of common stock underlying warrants outstanding with an exercise price of $3.34 per share; and

•	12,179,000 shares of common stock issuable upon the conversion of our outstanding convertible subordinated notes in the aggregate principal amount of $90.0 million at an initial conversion rate of 135.3180 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $7.39 per share).

In addition to the foregoing, concurrent with a multi-year polysilicon supply agreement and a stockholders agreement, each of which we entered into with DC Chemical in April 2007, DC Chemical owns 10,750,000 shares of our restricted common stock. The restrictions on the stock will lapse upon the satisfaction of certain conditions related to DC Chemical’s delivery of polysilicon under the supply agreement, at which time we will be obligated to file a registration statement pursuant to which such shares will become freely tradable. We currently expect DC Chemical to satisfy this delivery obligation in early 2010.

We, our executive officers and directors, and DC Chemical will be subject to the lock-up agreements described in “Underwriting” for a period of 90 days after the date of this prospectus supplement, representing approximately 21,100,000 shares, or 17.5%, of our outstanding common stock after this offering (without taking into account the borrowed common stock that is expected to be sold in the concurrent offering). Following the termination of these lock-up periods, these stockholders will have the ability to sell a substantial number of shares of common stock in the public market in a short period of time. Sales of a substantial number of shares of common stock in the public trading market, whether in a single transaction or a series of transactions, or the perception that these sales may occur, could also have a significant effect on volatility and the trading price of our common stock and the Notes.

Conversion of the Notes may dilute the ownership interest of existing stockholders, including holders who had previously converted their Notes.

To the extent we issue common stock upon conversion of the Notes, the conversion of some or all of the Notes will dilute the ownership interests of existing stockholders. Any sales in the public market of shares of our common stock issuable upon such conversion could adversely affect prevailing trading prices of our common stock and the Notes. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could depress the trading price of our common stock.

The conditional conversion feature of the Notes may prevent you from being able to convert the Notes prior to April 15, 2013 and may impact the trading price of the Notes and make them more difficult to resell.

The Notes will be convertible only if specified conditions are met. If these conditions are not met, you will not be able to convert your Notes except during the period beginning on April 15, 2013 to, and including, the scheduled trading day immediately preceding the maturity date and you may not be able to receive the value of the cash and common stock (if applicable) into which the Notes would otherwise be convertible. The conditional conversion feature may adversely affect the trading price of the Notes or the resaleability of the Notes.

Holders of the Notes may receive no shares of common stock upon conversion. In addition, the value of consideration received by holders upon conversion of the Notes under certain circumstances may be less than the conversion value of the Notes on the conversion date.

Upon conversion, we will satisfy our conversion obligation by delivering cash and, if applicable, shares of our common stock equal to the sum of the daily settlement amounts for each of the 20 settlement period trading days during the applicable conversion period. Accordingly, upon conversion of the Notes, holders may not receive any shares of our common stock. In addition, to the extent we are required to deliver shares of our common stock in satisfaction of our conversion obligation, we will deliver the common stock on the third trading day following the final settlement period trading day of the conversion period (as defined under “Description of the Notes — Conversion Rights — Settlement Upon Conversion”), which will generally be the 26th trading day after you have completed the procedures for converting your Notes in accordance with the terms of the indenture. See “Description of the Notes — Conversion Rights — Settlement Upon Conversion.” Accordingly, upon conversion of Notes, you may receive less conversion consideration than you expected because the value of our common stock may decline between the conversion date and the day you receive our common stock, if any. Further, our liquidity may be reduced upon conversion of the Notes, which may, among other things, impair our ability to make payments on the Notes.

In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the conversion period, there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and/or common stock could be subordinated to the claims of our creditors as a result of such holder’s claim being treated as an equity claim in bankruptcy.

The conversion rate of the Notes may not be adjusted for all dilutive events that may adversely affect the trading price of the Notes or our common stock.

The conversion rate of the Notes is subject to adjustment upon certain events, including dividends on all or substantially all of our common stock, subdivisions or combinations of our common stock, the issuance to holders of all or substantially all of our common stock of certain rights or warrants to purchase our common stock, distributions to holders of all or substantially all of our common stock of indebtedness or assets, and certain issuer tender or exchange offers for our common stock as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events, such as a third party tender or exchange offer for our common stock or an issuance of our common stock for cash, that may adversely affect the trading price of the Notes or our common stock which, in certain circumstances, is issuable upon conversion of the Notes.

You may be subject to tax upon an adjustment to the applicable conversion rate of the Notes even though you do not receive a corresponding cash distribution.

The applicable conversion rate of the Notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. Certain adjustments to the conversion rate of the Notes will cause you to recognize taxable dividend income. For example, if the applicable conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as in the case of a cash dividend, you will be deemed to have received a taxable dividend to the extent of our earnings and profits that will be subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Material United States Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the Notes or common stock. See “Description of the Notes — Conversion Rights — Conversion Rate Adjustments” and “Material United States Federal Income Tax Considerations.”

If certain corporate transactions occur, under some circumstances, we will increase the conversion rate for notes converted in connection with such corporate transaction. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material United States Federal Income Tax Considerations.”

If you hold Notes, you are not entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes affecting our common stock. You will only be entitled to rights with respect to our common stock due upon conversion, if any, upon conversion of your Notes and only as of the last trading day of the conversion period corresponding to such conversion. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring approval of holders of our common stock and the record date for determining the common stock holders of record entitled to vote on the amendment occurs prior to the date you are deemed a record owner of the shares of our common stock, if any, due upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of shares of our common stock.

Because we do not intend to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if our common stock appreciates in value.

We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain our future earnings, if any, to support our operations and to finance the growth and development of our business and do not expect to pay cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will likely depend upon any future appreciation in the value of our common stock. There is no guarantee that our common stock will appreciate in value or even maintain its current trading price.

We can issue shares of preferred stock that may adversely affect the rights of a stockholder of our common stock.

Our certificate of incorporation authorizes us to issue up to 27,227,668 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of stockholders of our common stock. For example, an issuance of shares of preferred stock could:

•	adversely affect the voting power of the stockholders of our common stock;

•	discourage bids for our common stock at a premium and make it more difficult for a third party to acquire a majority of our common stock;

•	limit or eliminate any payments that the stockholders of our common stock could expect to receive upon our liquidation; or

•	otherwise adversely affect the trading price of our common stock.

We have in the past and we may in the future issue shares of preferred stock at any time.

Delaware law and our charter and by-laws contain anti-takeover provisions that could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders.

Provisions of our certificate of incorporation and by-laws, each as amended, as well as Delaware law, could make it more difficult and expensive for a third party to pursue a tender offer, change in control transaction or takeover attempt that is opposed by our board of directors. Stockholders who wish to participate in these transactions may not have the opportunity to do so. We also have a staggered board of directors, which makes it difficult for stockholders to change the composition of our board of directors in any one year. If a tender offer, change in control transaction, takeover attempt or change in our board of directors is prevented or delayed, the trading price of our common stock and the Notes could decline.

Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

Provisions of the Notes could also discourage an acquisition of us by a third party.

Certain provisions of the Notes could also make it more difficult or more expensive for a third party to acquire us, or may even prevent a third party from acquiring us. For example, upon the occurrence of certain transactions constituting a fundamental change, holders of the Notes will have the right, at their option, to require us to repurchase all of their Notes or any portion of the principal amount of such Notes in integral multiples of $1,000. We may also be required to increase the conversion rate for conversions in connection with certain fundamental changes. By discouraging an acquisition of us by a third party, these provisions could have the effect of depriving the holders of our common stock of an opportunity to sell their common stock at a premium over prevailing market prices.

DC Chemical owns a large portion of our outstanding voting power and may be able to influence significantly the outcome of any stockholder vote.

DC Chemical owns approximately 15,698,125 shares of our common stock (which number includes 10,750,000 shares of restricted common stock, which has full voting rights), representing approximately 13% of our voting power outstanding. Accordingly, DC Chemical can significantly influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other extraordinary transactions. The interests of DC Chemical may differ from yours and DC Chemical may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, and might ultimately affect the trading price of our common stock and the Notes. The interests of DC Chemical may conflict with your interests as a holder of Notes. In addition, pursuant to our stockholders agreement with DC Chemical, DC Chemical has the right to purchase Notes in this offering and has the right, subject to certain exceptions, to participate in future equity and equity-linked offerings until April 17, 2014. If DC Chemical purchases Notes in this offering to the full extent permitted under the stockholders agreement, on an as converted basis, DC Chemical will maintain its ownership percentage of our voting power outstanding.

There is currently no public market for the Notes, and an active trading market may not develop for the Notes. The failure of a market to develop for the Notes could adversely affect the liquidity and trading price of the Notes.

The Notes are a new issue of securities for which there is no existing market. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. We have been advised by the underwriters that following the completion of this offering they currently intend to make a market in the Notes. However, they are not obligated to do so and any market-making activities with respect to the Notes may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the Notes, and there can be no assurance as to the liquidity of any market that may develop for the Notes. If an active, liquid market does not develop for the Notes, the trading price and liquidity of the Notes may be adversely affected. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other factors, the trading price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt securities has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Notes will be subject to disruptions which may have a negative effect on the holders of the Notes, regardless of our operating results, financial performance or prospects.

An adverse rating of the Notes may cause the trading price of the Notes or our common stock to fall.

We do not intend to seek a rating on the Notes. However, if in the future one or more rating agencies rate the Notes and assign the Notes a rating lower than the rating expected by investors, or reduce their rating in the future, the trading price of the Notes and our common stock may be adversely affected.

USE OF PROCEEDS

The net proceeds from this offering of Notes, after deducting the underwriters’ discounts and our estimated expenses of the Transactions, including the $34.39 million up-front cost of the capped call transaction and the expenses related to the concurrent offering of common stock, will be approximately $280.1 million (or approximately $322.6 million if the underwriters’ option to purchase additional Notes is exercised in full (assuming we use a portion of the proceeds from the sale of the additional Notes to increase the notional size of the capped call transaction)).

We intend to use the net proceeds from this offering (i) to complete the construction and equipping of our Devens Facility; (ii) to begin construction of our String Manufacturing Facility; and (iii) for general corporate purposes, including purchases of or prepayments for polysilicon and other raw materials, and working capital. We believe the net proceeds from this offering will be sufficient to finish equipping Devens I and fully construct and equip Devens II.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities and our capitalization as of March 29, 2008:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the Transactions and the amendment to our certificate of incorporation approved at the annual meeting of our stockholders on June 18, 2008, as if the each had occurred on March 29, 2008.

This table should be read in conjunction with “Use of Proceeds” and our consolidated financial statements and the accompanying notes, which are incorporated by reference into this prospectus supplement.

	As of March 29, 2008
	Actual	As Adjusted
	(Dollars in thousands,
	except par value)

Cash, cash equivalents and marketable securities	$165,603	$445,684
Restricted cash(1)	41,000	41,000

Working Capital facility(2)	—	—
Notes offered	—	325,000
Convertible subordinated notes(3)	90,000	90,000
Total long-term debt(4)	$90,000	$415,000

Stockholders’ equity:
Common stock, $0.01 par value, 150,000,000 shares authorized, 121,387,955 issued and outstanding, actual; 250,000,000 shares authorized, 152,244,493 issued and outstanding, as adjusted(5)	1,214	1,523
Preferred stock, $0.01 par value, 27,227,668 shares authorized, none issued and outstanding, actual and as adjusted	—	—
Additional paid-in capital	683,480	628,032
Accumulated deficit	(136,305)	(136,305)
Accumulated other comprehensive income(6)	11,034	11,034

Total stockholders’ equity	559,423	504,284

Total capitalization	$649,423	$940,041

(1)	On April 30, 2007, we, Q-Cells and REC entered into a guarantee and undertaking agreement in connection with EverQ entering into a loan agreement with a syndicate of lenders led by Deutsche Bank AG. In connection with our obligations under the guarantee and undertaking agreement, we had $41.0 million on deposit with Deutsche Bank AG as of March 29, 2008 related to this loan commitment. Half of the restricted cash was released by Deutsche Bank AG during May, 2008. Upon reaching certain milestones, which we expect EverQ to achieve during the second half of 2008, the guarantee will be cancelled and the remainder of the restricted cash is expected to be released. See “Description of Other Material Indebtedness — EverQ GmbH Debt Guarantee.”

(2)	On April 6, 2007, we entered into a loan and security agreement with Silicon Valley Bank for a working capital facility that provides for a $25.0 million secured revolving line of credit. Pursuant to a waiver agreement, the maturity date has been extended to July 4, 2008. On June 23, 2008, we executed a term sheet with Silicon Valley Bank setting forth the terms of a new $40.0 million working capital facility, which we expect to close in August 2008. The terms for the new working capital facility are expected to be substantially similar to the terms of our current working capital facility. See “Description of Other Material Indebtedness — Working Capital Facility.”

(3)	On June 29, 2005, we issued $90.0 million of 4.375% convertible subordinated notes due July 1, 2012. See “Description of Other Material Indebtedness — Convertible Subordinated Notes.”

(4)	Excludes liabilities of approximately $20.8 million, which is the present value of certain future obligations with respect to the capped call transaction. This amount will increase proportionately to the extent the underwriters exercise their option to purchase additional Notes.

(5)	At the annual meeting of our stockholders on June 18, 2008, our stockholders approved an amendment to our certificate of incorporation to increase the number of shares of our common stock authorized for issuance from 150,000,000 to 250,000,000. This amendment became effective on June 19, 2008. See “Risk Factors — Risks Relating to the Notes, Our Common Stock and this Offering — The issuance or sale of equity, convertible or exchangeable securities in the market, or the perception of such future sales or issuances, could lead to a decline in the trading price of our common stock and the Notes.” Also see “Description of Capital Stock” in the accompanying prospectus.

(6)	Comprehensive income consists of unrealized gains and losses on available-for-sale securities and cumulative foreign currency translation adjustments.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has been listed on The Nasdaq Global Market (formerly known as The Nasdaq National Market) under the symbol “ESLR” since November 2000. Prior to that date, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by The Nasdaq Global Market.

	High Sale	Low Sale
	Price	Price

Fiscal 2008:
First Quarter	$18.62	$7.52
Second Quarter (through June 26, 2008)	$12.64	$8.08
Fiscal 2007:
First Quarter	$10.98	$6.97
Second Quarter	13.21	8.11
Third Quarter	10.49	7.95
Fourth Quarter	18.85	8.95
Fiscal 2006:
First Quarter	$17.50	$10.77
Second Quarter	16.25	10.00
Third Quarter	13.50	7.90
Fourth Quarter	9.80	7.27

On June 26, 2008, the last reported sale price of our common stock on The Nasdaq Global Market was $10.83 per share. As of June 20, 2008, there were approximately 363 holders of record of our common stock.

We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future as we intend to retain any earnings to fund the development and growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon, among other things, our financial condition and operating results.

DESCRIPTION OF OTHER MATERIAL INDEBTEDNESS

Working Capital Facility

On June 24, 2008, we and Silicon Valley Bank entered into a consent and waiver agreement related to the loan and security agreement governing our working capital facility, which permits us to issue the Notes, enter into the capped call transaction and the Common Stock Lending Agreement and consummate the transaction contemplated thereby. Our working capital facility expires on July 4, 2008, at which time all outstanding borrowings and any unpaid interest thereon must be repaid, and all outstanding letters of credit must be cash collateralized. The working capital facility provides for a $25.0 million secured revolving line of credit, which may be used for revolving loans or to issue letters of credit on our behalf, and includes a foreign exchange sublimit and a cash management services sublimit. The interest rates on borrowings under our working capital facility are calculated by reference to Silicon Valley Bank’s prime rate and depend on our maintenance of certain amounts of cash at the bank. Pursuant to the terms of the working capital facility, we are required to pay a fee on the unused portion of the working capital facility. Borrowings under our working capital facility are secured by a first priority lien on substantially all of our assets.

The loan and security agreement governing our working capital facility contains certain financial and maintenance covenants, including a covenant to maintain a certain level of tangible net worth for each month in which we do not maintain at least $50 million at Silicon Valley Bank. The loan and security agreement also contains certain other restrictive covenants, including covenants limiting our ability to dispose of our assets, make acquisitions, be acquired, incur indebtedness, grant liens, make investments, pay dividends and repurchase stock. The loan and security agreement contains events of default that include, among others, non-payment of principal or interest, inaccuracy of any representation or warranty, violation of covenants, bankruptcy and insolvency events, material judgments, cross defaults to certain other indebtedness, a material adverse change default and events constituting a change of control. The occurrence of an event of default could result in the acceleration of our obligations under the working capital facility. As of March 29, 2008, we had approximately $1.8 million of secured letters of credit outstanding. On June 23, 2008, we executed a term sheet with Silicon Valley Bank setting forth the terms of a new $40.0 million working capital facility, which we expect to close in August 2008. The terms for the new working capital facility are expected to be substantially similar to the terms of our current working capital facility.

EverQ GmbH Debt Guarantee

On April 30, 2007, we, Q-Cells and REC entered into a guarantee and undertaking agreement in connection with EverQ entering into a loan agreement with a syndicate of lenders led by Deutsche Bank AG. The loan agreement provides EverQ with aggregate borrowing availability of up to 142 million Euros. Pursuant to the guarantee and undertaking agreement, we, Q-Cells and REC each agreed to guarantee a one-third portion of the loan outstanding, up to 30.0 million Euros of EverQ’s repayment obligations under the loan agreement. As of March 29, 2008, we had $41.0 million deposited with Deutsche Bank AG fulfilling our obligation under the agreement. Such cash is classified as restricted cash on our balance sheet. Half of the restricted cash, 15 million Euros, was released by Deutsche Bank during May, 2008. Upon reaching certain milestones, which we expect EverQ to achieve during the second half of 2008, the guarantee will be cancelled and the remainder of the restricted cash is expected to be released. As of March 29, 2008, the total amount of debt outstanding under the loan agreement was 102.5 million Euros (approximately $161.5 million at March 29, 2008 exchange rates) of which 57.5 million Euros was current (approximately $90.6 million at March 29, 2008 exchange rates). Repayment of the loan is due in quarterly installments beginning December 31, 2007 through September 30, 2010.

Convertible Subordinated Notes

On June 29, 2005, we issued convertible subordinated notes in the aggregate principal amount of $90.0 million. Interest on these notes is payable semiannually at the annual rate of 4.375%. These notes do not have required principal payments prior to maturity on July 1, 2012. These notes are subordinate in right of payment to all of our existing and future senior debt.

Conversion Option

These notes are convertible at any time into shares of our common stock at an initial conversion rate of 135.3180 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $7.39 per share. This conversion rate can be adjusted upon certain events with a “make whole” premium feature. On or after July 1, 2010, we may redeem these notes for cash at a premium.

Put Option

Upon the occurrence of a designated event (defined as a change in control or termination of trading), the holders of these notes will have the ability to require us to repurchase these notes. If the designated event is for termination of trading, we will repurchase these notes in cash in an amount equal to these notes’ accreted value plus any accrued but unpaid interest; however, if the designated event is for change in control, we may pay the repurchase price in cash at the accreted value plus any accrued but unpaid interest or in shares of common stock valued at a discount of 5% from the market price.

Call Option

We have the option to repurchase these notes, at any time in whole or in part, on or after July 6, 2008 through July 1, 2010 at a price of 100% of the principal amount, plus accrued but unpaid interest to the redemption date if the price of our common stock exceeds 130% of the then current conversion price for at least 20 trading days in a 30-day trading period. In addition, we have the option to repurchase these notes, in whole or in part, (1) on or after July 1, 2010 and prior to July 1, 2011 at a price of 101.250% of the principal amount and (2) on or after July 1, 2011 and prior to July 1, 2012, at a price of 100.625% of the principal amount, in each case, plus accrued but unpaid interest to the redemption date.

DESCRIPTION OF THE NOTES

The Notes will be issued under an indenture to be dated on or about July 2, 2008, (the “indenture”), between Evergreen Solar, Inc., as issuer, and U.S. Bank National Association, as trustee. The terms of the Notes include those expressly set forth in the Notes and the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is only a summary of the material provisions of the Notes and the indenture. We urge you to read the indenture in its entirety because it, and not this description, defines your rights as a holder of the Notes. You may request a copy of the indenture, including a form of Notes, as set forth under the caption “Where You Can Find More Information.” For information about our common stock issuable in certain circumstances upon conversion of the Notes, see “Description of Capital Stock” in the accompanying prospectus.

For purposes of this “Description of the Notes,” references to “Evergreen Solar,” “we,” “us” and “our” refer only to Evergreen Solar, Inc. and do not include any of its current or future subsidiaries.

Brief Description of the Notes

The Notes will:

•	initially be limited to $325 million aggregate principal amount ($373.75 million aggregate principal amount if the underwriters’ option to purchase additional Notes is exercised in full);

•	bear interest at a rate of 4% per year, payable semi-annually in arrears in cash, on January 15 and July 15 of each year, commencing January 15, 2009;

•	be our general unsecured senior obligations, ranking equally in right of payment with all of our other existing and future senior indebtedness, senior in right of payment to all of our existing and future subordinated indebtedness, effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries;

•	be convertible by you at any time on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date, only upon satisfaction of one of the conditions for conversion, as described under “— Conversion Rights,” initially based on a conversion rate of 82.5593 shares of common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $12.11 per share of common stock; upon conversion, we will deliver cash and, if applicable, our common stock, equal to the sum of the daily settlement amounts for each of the 20 settlement period trading days during the applicable conversion period;

•	provide that in the event of certain types of fundamental changes, we will increase the conversion rate, as described herein under “— Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control;”

•	be subject to repurchase by us at your option if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the repurchase date, as set forth under “— Fundamental Change Put;” and

•	be due on July 15, 2013, unless earlier converted or repurchased by us at your option.

Neither we nor any of our subsidiaries will be subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “— Conversion Rights,” “— Fundamental Change Put” and “— Consolidation, Merger and Sale of Assets by Evergreen Solar.”

No sinking fund is provided for the Notes and the Notes will not be subject to defeasance. The Notes will not be guaranteed by any of our subsidiaries.

The Notes initially will be issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the Notes will be shown on, and transfers of beneficial interests in the Notes will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated Notes except in limited circumstances. Notes may also be delivered to purchasers in book-entry form through direct and indirect Participants of DTC, including Clearstream Banking, S.A. Luxembourg and Euroclear Bank S.A./N.V. as operation of the Euroclear System. For information regarding conversion, registration of transfer and exchange of global Notes held in DTC, see “— Form, Denomination and Registration — Global Notes, Book-Entry Form.”

If certificated Notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close or be closed.

Ranking

The Notes will be our senior unsecured obligations. The Notes will rank equally in right of payment with all of our existing and future senior indebtedness, and senior in right of payment to all our existing and future subordinated indebtedness. The Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The Notes will be structurally subordinated to the existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries. As of March 29, 2008, we had secured debt of $1.8 million and our subsidiaries had no outstanding liabilities.

Additional Notes

We may, without notice to or consent of the holders of the Notes, increase the principal amount of the Notes outstanding by issuing additional Notes in the future on the same terms and conditions, except for any differences in the issue date and price and interest accrued prior to the issue date of the additional Notes; provided that no such additional Notes may be issued unless fungible with the Notes offered hereby for U.S. federal income tax and securities law purposes; and provided, further, that the additional Notes have the same CUSIP number as the Notes offered hereby. The Notes offered by this prospectus supplement and any additional Notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional Notes may be issued if any event of default has occurred and is continuing with respect to the Notes.

Payment at Maturity

On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of Notes, together with accrued and unpaid interest to, but not including, the maturity date, unless earlier converted or repurchased by us at the holder’s option. With respect to global Notes, principal and interest will be paid to DTC in immediately available funds. With respect to any certificated Notes, principal and interest will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City as the paying agent and registrar. If the maturity date falls on a date that is not a business day, such payment of principal will be postponed until the next succeeding business day, and no additional interest or other amount will be paid as a result of any such postponement.

Interest

The Notes will bear interest at a rate of 4% per year. Interest will accrue from the date of issuance, or from the most recent date to which interest has been paid or duly provided for. We will pay interest in cash semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2009, to holders of record at 5:00 p.m., New York City time, on the preceding December 30 and June 30 (whether or not a business day), respectively. However, there are two exceptions to the preceding sentence:

•	we will not pay in cash accrued and unpaid interest on any Notes when they are converted, except as described under “— Conversion Rights;” and

•	on the maturity date, we will pay in cash accrued and unpaid interest only to the person to whom we pay the principal amount (which may or may not be the holder of record on the relevant record date).

We will pay interest on:

•	global Notes to DTC in immediately available funds;

•	any certificated Notes having a principal amount of less than $2,000,000, by check mailed to the holders of those Notes; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity;” and

•	any certificated Notes having a principal amount of $2,000,000 or more, by wire transfer in immediately available funds at the election of the holders of these Notes duly delivered to the paying agent and registrar at least five business days prior to the relevant interest payment date; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity.”

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period that is less than a whole month will be calculated on the basis of the actual number of days elapsed during that less than whole-month period divided by 360. If any interest payment date falls on a date that is not a business day, such payment of interest will be postponed until the next succeeding business day, and no additional interest or other amount will be paid as a result of any such postponement.

To the extent enforceable under applicable law, payments of principal or interest on the Notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

All references to “interest” in this prospectus supplement are deemed to include additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture (such additional interest, “Additional Amounts”), if applicable, as described under “— Events of Default; Notice and Waiver.”

Conversion Rights

Holders may convert their Notes on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date based on an initial conversion rate of 82.5593 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $12.11 per share of common stock), only if the conditions for conversion described below are satisfied. See “Description of Capital Stock” in the accompanying prospectus. The conversion rate will be subject to adjustment as described below. The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day. As described under “— Settlement Upon Conversion,” upon conversion, we will satisfy our conversion obligation by delivering cash and, if applicable, our common stock.

Unless we have previously repurchased the Notes, you will have the right to convert any portion of the principal amount of any Notes that is an integral multiple of $1,000 on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date only under the following circumstances:

(1)	during any fiscal quarter beginning after the fiscal quarter ending September 30, 2008 (but only during such fiscal quarter) if the closing sale price of our common stock (as defined below) was more than 130% of the then-applicable conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on, and including, the last trading day of the previous fiscal quarter, as described in more detail under “— Conversion upon Satisfaction of Sale Price Condition;”

(2)	during a specified period, if we distribute to all or substantially all holders of our common stock rights (other than pursuant to a stockholder rights plan) or warrants entitling them to purchase, for a period expiring within 45 calendar days of the date of such distribution, our common stock at a price per share less than the average of the closing sale prices of our common stock during the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, as described below in more detail under “— Conversion Upon Specified Corporate Transactions;”

(3)	during a specified period, if we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a stockholder rights plan or a dividend or distribution on common stock in common stock), which distribution has a per share of common stock value, as determined by our board of directors, exceeding 10% of the average of the closing sale prices of our common stock during the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, as described below in more detail under “— Conversion Upon Specified Corporate Transactions;”

(4)	during a specified period, if we are a party to a consolidation or merger or sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets (other than a consolidation, merger, sale, lease, conveyance or other disposition the primary purpose of which is to effect our redomiciling) that does not constitute a fundamental change, in each case pursuant to which our common stock would be converted into or exchanged for cash, securities and/or other property, as described below in more detail under “— Conversion Upon Specified Corporate Transactions;”

(5)	during a specified period if a fundamental change (as defined below) occurs, as described in more detail below under “— Conversion Upon a Fundamental Change;”

(6)	during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the Notes on each day during such five consecutive trading-day period was less than 98% of the product of the closing sale price of our common stock on such day multiplied by the then-applicable conversion rate, subject to compliance with procedures and conditions concerning the trustee’s obligation to make a trading price determination and as described in more detail below under “— Conversion Upon Satisfaction of Trading Price Condition;” we refer to this condition as the “trading price condition;” or

(7)	at any time on or after April 15, 2013.

As described under “— Settlement Upon Conversion,” upon conversion, we will satisfy our conversion obligation by delivering cash and, if applicable, our common stock.

Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest on the Notes. Accrued and unpaid interest to the conversion date is deemed to be paid in full by the consideration delivered or paid upon conversion rather than cancelled, extinguished or forfeited.

If you convert after 5:00 p.m., New York City time, on a regular record date for an interest payment but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the semi-annual interest payable on your Notes, notwithstanding your conversion of those Notes prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender your Notes for conversion, whether or not you were the holder of record on the relevant date, you must pay us an amount equal to the interest that has accrued and will be paid on the Notes being converted on the corresponding interest payment date. Notwithstanding the foregoing, you will not be required to make such payment:

•	if you surrender your Notes for conversion after 5:00 p.m., New York City time, of the regular record date immediately preceding the maturity date;

•	if you surrender your Notes for conversion in connection with a fundamental change and we have specified a fundamental change repurchase date (as defined below) that is after a record date and on or prior to the interest payment date corresponding to such record date; or

•	to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to your Notes.

With respect to consideration delivered upon conversion of the Notes, except as described under “— Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on our common stock.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate an average of closing sale prices of our common stock over multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective or any event requiring an adjustment to the conversion rate where the ex-dividend date (as defined below) of the event occurs at any time during the period during which the average is to be calculated. In addition, if during a period applicable for calculating the VWAP (as defined below) or closing sale price of our common stock an event occurs that requires an adjustment to the conversion rate, the VWAP or closing sale price of our common stock shall be calculated for such period in a manner determined by us to appropriately reflect the impact of such event on the price of our common stock during such period.

Conversion upon Satisfaction of Sale Price Condition

You may surrender your Notes for conversion on any date during any fiscal quarter beginning after the fiscal quarter ending September 30, 2008 (but only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then-applicable conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on, and including, the last trading day of the previous fiscal quarter.

The “closing sale price” of our common stock on any trading date means:

•	the closing sale price per share of common stock (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national securities exchange or market on which our common stock is listed for trading;

•	if our common stock is not listed for trading on a U.S. national securities exchange or market, the closing sale price per share of our common stock (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. regional securities exchange on which our common stock is listed for trading;

•	if our common stock is not listed for trading on a U.S. regional securities exchange, the last quoted bid price per share of our common stock on that date in the over-the-counter market as reported by Pink Sheets LLC or a similar organization; or

•	if our common stock is not so quoted by Pink Sheets LLC or a similar organization, as determined by a nationally recognized securities dealer retained by us for that purpose.

The closing sale price will be determined without reference to extended or after hours trading.

For purposes of determining whether a conversion contingency has been triggered, and as used elsewhere throughout this “Description of the Notes,” “trading day” means a day during which:

•	The Nasdaq Global Market is open for trading, or if our common stock is not listed on The Nasdaq Global Market, the principal U.S. national or regional securities exchange or market on which our common stock is listed is open for trading, and has a scheduled closing time of 4:00 p.m., New York City time (or the then-standard closing time for regular trading on the relevant exchange or market) or if our common stock (or other security for which a closing sale price must be determined) is not so listed, any business day; and

•	there is no market disruption event.

For purposes of determining whether a conversion contingency has been triggered, and as used elsewhere throughout this “Description of the Notes,” “market disruption event” means, if our common stock is listed on The Nasdaq Global Market or another U.S. national or regional securities exchange or market, (1) the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the securities exchange or market or otherwise) in our common stock on such securities exchange or market or in any options, contracts or future contracts relating to our common stock on the primary market for the trading of such options, contracts or future contracts or (2) a failure by such exchange or market to open for trading during its regular trading session.

The conversion agent (who initially will be the trustee) will, on our behalf, determine at the beginning of each fiscal quarter after the fiscal quarter ending June 30, 2008 whether the Notes are convertible as a result of the closing sale price of our common stock and notify us and the trustee.

Whenever the conversion agent notifies us that the Notes have become convertible as a result of the closing sale price of our common stock, we will promptly notify holders of the Notes and the trustee. Contemporaneously with providing such notice, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

Conversion Upon Specified Corporate Transactions

You will have the right to convert your Notes if we:

•	distribute to all or substantially all holders of our common stock rights (other than pursuant to a stockholder rights plan) or warrants entitling them to purchase, for a period expiring within 45 calendar days of the date of such distribution, our common stock at a price per share less than the average of the closing sale prices of our common stock during the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution; or

•	distribute to all or substantially all holders of our common stock cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a stockholder rights plan or a dividend or distribution on common stock in common stock), which distribution has a per share of common stock value, as determined by our board of directors, exceeding 10% of the average of the closing sale prices of our common stock during the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution.

We will notify you at least 30 scheduled trading days prior to the ex-dividend date for such distribution. Simultaneously with providing such notice, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website. Once we have given such notice, you may surrender your Notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date or an announcement by us, if any, that such distribution will not take place. Holders of the Notes may not convert any of their Notes based on this conversion contingency if such holders will otherwise participate in the distribution contemporaneously with such holders of our common stock without conversion as a result of holding the Notes.

“Ex-dividend date” means the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant distribution.

You will also have the right to convert your Notes if we are a party to a consolidation or merger, or sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets (other than a consolidation or merger or sale, lease, conveyance or other disposition the primary purpose of which is to effect our redomiciling) that does not constitute a fundamental change, in each case pursuant to which all or substantially all of our common stock would be converted into or exchanged for cash, securities and/or other property. In such event, you will have the right to convert your Notes at any time beginning on the business day immediately following the effective date of the transaction until 5:00 p.m., New York City time, on the 30th business day thereafter. We will notify holders, the trustee and the conversion agent of the anticipated effective date of such transaction on or prior to the later of (x) 10 calendar days prior to such date or (y) the date we become aware (or should have become aware) of such anticipated effective date. Contemporaneously with providing such notice, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website. If you do not convert your Notes during this period, with respect to conversions relating to the occurrence of future triggering events, your Notes will become convertible into the consideration described in “— Conversion Procedures — Change in the Conversion Rights Upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events.”

Conversion Upon a Fundamental Change

If a fundamental change (as defined under “— Fundamental Change Put”) occurs, you will have the right to convert your Notes at any time beginning on the business day following the effective date of the fundamental change until 5:00 p.m., New York City time, on the business day preceding the repurchase date relating to such fundamental change. We will notify holders, the trustee and the conversion agent of the anticipated effective date of any fundamental change on or prior to the later of (x) 10 calendar days prior to such date or (y) the date we become aware (or should have become aware) of such anticipated effective date. Contemporaneously with providing such notice, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website. If you convert your Notes in connection with a fundamental change in certain circumstances more fully described in “— Conversion Procedures — Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events”:

•	you will receive cash and, if applicable, our common stock or reference property, as applicable, equal to the sum of the daily settlement amounts (as defined below) for each day of the 20 settlement period trading days during the applicable conversion period; and

•	under certain circumstances, the conversion rate will be increased as described under “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control.”

If you have submitted any or all of your Notes for repurchase, unless you have withdrawn such Notes in a timely fashion, in each case, pursuant to and in accordance with the procedures described in “— Fundamental Change Put” and more fully described in the indenture, your conversion rights on the Notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding such repurchase date, unless we default in the payment of the repurchase price. If you have submitted any Notes for repurchase, such Notes may be converted only if you submit a withdrawal notice at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date pursuant to and in accordance with the procedures described in “— Fundamental Change Put” and more fully described in the indenture.

Conversion Upon Satisfaction of Trading Price Condition

You may surrender your Notes for conversion during the five consecutive business-day period following any five consecutive trading-day period, or measurement period, in which the “trading price” per $1,000 principal amount of Notes for each trading day of the measurement period, as determined following a request by a holder of Notes in accordance with the procedures described below, was less than 98% of the product of the closing sale price of our common stock on such day and the then-applicable conversion rate.

The “trading price” per $1,000 principal amount of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the bid solicitation agent (who will initially be the trustee) for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the underwriters, provided that if only one such bid can reasonably be obtained by the bid solicitation agent, such bid will be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from an independent nationally recognized securities dealer, then, for purposes of the trading price condition only, the trading price of the Notes will be deemed to be less than 98% of the product of the closing sale price of our common stock on such trading date and the then-applicable conversion rate.

The bid solicitation agent will determine the trading price of the Notes upon our request. We will have no obligation to make that request unless a holder of Notes requests that we do so and provides us with reasonable evidence that the trading price per $1,000 principal amount of Notes would be less than 98% of the product of the closing sale price of our common stock and the then-applicable conversion rate. At such time, we will instruct the bid solicitation agent to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of Notes for any trading day is greater than or equal to 98% of the product of the closing sale price of our common stock and the then-applicable conversion rate.

If we are obligated to make a request to the trustee to determine the trading price of the Notes and we fail to do so, then the trading price per $1,000 principal amount of the Notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the then-applicable conversion rate on each trading day we fail to do so.

Whenever the Notes shall become convertible upon satisfaction of this condition to conversion, we will notify holders, the trustee and the conversion agent promptly. Simultaneously with providing such notice, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website. If, after the trading price condition has been met, the trading price per $1,000 principal amount of the Notes is greater than 98% of the product of the closing sale price of our common stock and the then-applicable conversion rate, we will so notify the holders of the notes, the trustee and the conversion agent.

Conversion During the Period Commencing April 15, 2013 to Maturity

Notwithstanding anything herein to the contrary, a holder may surrender the Notes for conversion at any time on or after April 15, 2013 until 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date.

Conversion Procedures

Procedures to be Followed by a Holder

If you hold a beneficial interest in a global Note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global Note and pay (i) if required, funds equal to interest payable on the next interest payment date, and (ii) any documentary, stamp or similar issue or transfer tax, fee or duty due upon the issuance and delivery of common stock upon conversion.

If you hold a certificated Note, to convert you must:

•	complete and manually sign the conversion notice on the back of the Note or a facsimile of the conversion notice;

•	deliver the completed irrevocable conversion notice and the Note to be converted to the conversion agent;

•	if required, furnish appropriate endorsements, signature guarantees and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date; and

•	pay documentary, stamp or similar issue or transfer tax, fee or duty due, if any, upon the issuance and delivery of common stock upon conversion.

The conversion date will be the date on which you have satisfied all of the foregoing requirements.

If a holder has already delivered a repurchase notice as described under “— Fundamental Change Put” with respect to a Note, the holder may not surrender that Note for conversion until the holder has withdrawn the notice pursuant to and in accordance with the procedures described in “— Fundamental Change Put” and more fully described in the indenture.

Settlement Upon Conversion

Upon conversion, we will deliver to holders in satisfaction of our conversion obligation, in respect of each $1,000 principal amount of Notes being converted a “conversion settlement amount” consisting of cash and, if applicable, our common stock, which shall be equal to the sum of the daily settlement amounts (as defined below) for each of the 20 settlement period trading days (as defined below) during the applicable conversion period (as defined below), except in the circumstances described under “— Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events.”

The following definitions shall apply with respect to the satisfaction of our conversion obligation by delivering the conversion settlement amount:

The “conversion period” means the period of 20 consecutive settlement period trading days:

•	with respect to conversion notices received during the period beginning 25 scheduled trading days preceding the maturity date, beginning on and including the 22nd scheduled trading day immediately preceding the maturity date; and

•	in all other cases, beginning on and including the third settlement period trading day following the conversion date.

The “daily settlement amount,” for each $1,000 principal amount of Notes, for each of the 20 settlement period trading days during the applicable conversion period, shall consist of:

•	cash equal to the lesser of $50 and the daily conversion value; and

•	to the extent the daily conversion value exceeds $50, a number of shares of common stock equal to (1) the difference between the daily conversion value and $50, divided by (2) the VWAP of our common stock for such day.

The “daily conversion value” for any settlement period trading day equals 1/20th of:

•	the conversion rate in effect on that settlement period trading day, multiplied by

•	the VWAP of our common stock on that settlement period trading day.

“Settlement period trading day” means a day during which:

•	trading in our common stock generally occurs on the principal U.S. national securities exchange or market on which our common stock is listed or admitted for trading; and

•	there is no settlement period market disruption event;

provided, however, that if our common stock is not traded on any U.S. national securities exchange or market, then “settlement period trading day” shall mean a day that the VWAP of our common stock can be obtained.

“Settlement period market disruption event” means:

•	a failure by the securities exchange or market referenced in the definition of “settlement period trading day” above to open for trading during its regular trading session; or

•	the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock of an aggregate one-half hour of suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The Nasdaq Global Market or otherwise) in our common stock or in any option contracts or futures contracts relating to our common stock.

The “VWAP” of our common stock on any settlement period trading day means such price as is displayed under the heading “Bloomberg VWAP” on Bloomberg page “ESLR <equity> AQR” (or any successor service or page if such service or page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such settlement period trading day; or, if such price is not available, the VWAP means the market value of one share of our common stock on such settlement period trading day as determined by a nationally recognized independent investment banking firm (which may be an underwriter or one of its affiliates) retained for this purpose by us.

“Scheduled trading day” means any day on which the principal U.S. national securities exchange or market on which our common stock is listed or admitted for trading is scheduled to be open for trading.

We will not issue fractional shares of common stock upon conversion of the Notes. Instead, we will pay cash in lieu of fractional shares based on the VWAP of our common stock on the final settlement period trading day of the applicable conversion period.

Delivery of the conversion settlement amount will occur on the third trading day following the final settlement period trading day of the applicable conversion period. We expect that any newly issued shares of our common stock will be accepted into the book-entry system maintained by DTC, and, if that is the case, no person receiving shares of our common stock will receive or be entitled to receive physical delivery of common stock.

If:

•	common stock is deliverable as part of the daily settlement amount for a given settlement period trading day within the conversion period applicable to Notes that you have converted, and

•	an adjustment to the conversion rate occurs after such settlement period trading day and on or prior to the last settlement trading day within the applicable conversion period,

then we will adjust the number of shares of common stock that we deliver to you in respect of the relevant settlement period trading day in the same manner that the conversion rate has been adjusted.

We may be unable to deliver the cash amount of a conversion settlement amount upon your exercise of your conversion right. Our ability to pay such cash amount in the future may be limited by the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to deliver the cash amount of the conversion settlement amount. If we fail to deliver the conversion settlement amount (including the cash amount, if any) upon your exercise of your conversion right as required by the indenture, it would constitute an event of default under the indenture. See “— Events of Default; Notice and Waiver.”

Conversion Rate Adjustments

We will adjust the conversion rate for the following events:

(1)	issuances by us of our common stock to all or substantially all holders of our common stock as a dividend or distribution, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	CS1
CS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution
CR1	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution
CS0	=	the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution
CS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend or distribution

Any adjustment made pursuant to this clause (1) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to make such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared. For purposes of this clause (1), the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution shall not include our common stock held in treasury, if any. We will not pay any dividend or make any distribution on our common stock held in treasury, if any.

(2)	subdivisions or combinations of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	CS1
CS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision or combination
CR1	=	the conversion rate in effect on the effective date of such subdivision or combination
CS0	=	the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision or combination
CS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination

Any adjustment made pursuant to this clause (2) shall become effective immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(3)	issuances by us to all or substantially all holders of our common stock of rights (other than rights issued pursuant to a stockholder rights plan) or warrants to purchase, for a period expiring within 45 calendar days of the date of issuance, our common stock at an aggregate price per share less than the average of the closing sale prices of our common stock during the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for the distribution, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	CS0 + X
CS0 + Y

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance
CR1	=	the conversion rate in effect on the ex-dividend date for such issuance
CS0	=	the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance
X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants
Y	=	the number of shares of our common stock equal to the quotient of (x) the aggregate price payable to exercise such rights or warrants divided by (y) the average of the closing sale prices of our common stock during the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such issuance

Any adjustment made pursuant to this clause (3) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance. In the event that such rights or warrants described in this clause (3) are not so issued, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to issue such rights or warrants to the conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or common stock is otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of common stock actually delivered. In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors). For purposes of this clause (3), the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance shall not include common stock held in treasury, if any. We will not issue any such rights or warrants in respect of our common stock held in treasury, if any.

(4)	distributions by us to all or substantially all holders of our common stock, evidences of our indebtedness or assets, including securities, but excluding:

•	any dividends or distributions referred to in clause (1) above;

•	shares delivered in connection with subdivisions of our common stock referred to in clause (2) above;

•	the rights and warrants referred to in clause (3) above;

•	any dividends or distributions referred to in clause (5) below;

•	any dividends and distributions in connection with a reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition resulting in a change in the conversion consideration as described under “— Conversion Procedures — Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events;” and

•	any spin-off to which the provisions set forth below in this clause (4) shall apply, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
SP0 - FMV

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution
CR1	=	the conversion rate in effect on the ex-dividend date for such distribution
SP0	=	the average of the closing sale prices of our common stock during the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution
FMV	=	the fair market value (as determined by our board of directors), on the ex-dividend date for such distribution, of the shares of capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of common stock

If the transaction that gives rise to an adjustment pursuant to this clause (4) is, however, one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e. a spin-off) that are, or, when issued, will be, traded or listed on The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange or any other U.S. national securities exchange or market (a “public spin-off”), then the conversion rate will instead be adjusted based on the following formula:

CR1	=	CR0	x	FMV0 + MP0
MP0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution
CR1	=	the conversion rate in effect on the ex-dividend date for such distribution
FMV0	=	the average of the closing sale prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of common stock during the 10 consecutive trading day period commencing on and including the effective date of the spin-off
MP0	=	the average of the closing sale prices of our common stock during the 10 consecutive trading day period commencing on and including the effective date of the spin-off

Any adjustment made pursuant to this clause (4) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution. In the event that such distribution described in this clause (4) is not so made, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to the conversion rate is required under this clause (4) during any conversion period in respect of Notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

(5)	dividends or other distributions by us consisting exclusively of cash to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a merger, consolidation or sale, lease, transfer, conveyance or other disposition resulting in a change in the conversion consideration as described under “— Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events”), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
SP0− DIV

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution
CR1	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution
SP0	=	the average of the closing sale prices of our common stock during the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution
DIV	=	the amount in cash per share of common stock we distribute to holders of our common stock

Any adjustment made pursuant to this clause (5) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. In the event that such dividend or distribution described in this clause (5) is not so made, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(6)	purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries for all or any portion of our common stock, to the extent that the fair market value (as determined below) of the cash and any other consideration included in the payment per share of common stock, exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “expiration date”), as it may be amended, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	FMV + (SP1 x CS1)
SP1 x CS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the expiration date
CR1	=	the conversion rate in effect on the trading day immediately following the expiration date
FMV	=	the fair market value (as determined by our board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for the common stock validly tendered or exchanged and not withdrawn as of the expiration date
CS1	=	the number of shares of our common stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) (after giving effect to such tender or exchange offer)
CS0		the number of shares of our common stock outstanding immediately before the expiration time (prior to giving effect to such tender or exchange offer)
SP1		the average of the closing sale prices of our common stock during the 10 consecutive trading day period commencing on, and including, the trading day immediately after the expiration date

Any adjustment made pursuant to this clause (6) shall become effective immediately prior to 9:00 a.m., New York City time, on the trading day immediately following the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversation rate shall be readjusted to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in the conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to the conversion rate is required pursuant to this clause (6) during any settlement period in respect of Notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

If we have a stockholder rights agreement in effect upon conversion of the Notes, you will receive upon a conversion of Notes in respect of which we deliver our common stock in partial satisfaction of our conversion obligation, in addition to such common stock, rights under our stockholder rights agreement unless, prior to such conversion, the rights have separated from our common stock, in which case, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above in clause (4), subject to readjustment in the event of the expiration, termination or redemption of such rights.

In addition to the adjustments pursuant to clauses (1) through (6) above, we may from time to time, to the extent permitted by law and subject to the applicable rules of The Nasdaq Global Market, increase the conversion rate of the Notes by a specified amount for a period of at least 20 business days. In that case, we will give at least 15 calendar days’ prior notice of the effective date of such increase. We also may (but are not required to) make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of common stock (or rights to acquire common stock) or from any event treated as such for income tax purposes.

If we adjust the conversion rate pursuant to the above provisions, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

We will not make any adjustment to the conversion rate if holders of the Notes are permitted to participate (as a result of holding the Notes and contemporaneously with common stock holders) in any of the transactions described above as if such holders of the Notes held a number shares of our common stock equal to the applicable conversion rate five business days prior to the effective date of the applicable transaction, multiplied by the principal amount (expressed in thousands) of Notes held by such holder, without having to convert their Notes.

In cases where the fair market value of assets (including cash), debt securities or rights, warrants or options to purchase our securities, other than with respect to a public spin-off, as to which clauses (4) or (5) above apply, applicable to one share of common stock, distributed to holders of our common stock:

•	equals or exceeds the average of the closing sale prices of our common stock during the ten consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution, or

•	such average of the closing sale prices exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion rate, the holder of Notes will be entitled to receive upon conversion, in addition to the cash and, if applicable, common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such Notes immediately prior to the record date for determining the stockholders entitled to receive the distribution.

Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

For U.S. federal income tax purposes, adjustments to the conversion rate, or failures to make certain adjustments, that have the effect of increasing the beneficial owners’ proportionate interests in our assets or earnings may result in a taxable deemed distribution to the beneficial owners. See “Material United States Federal Income Tax Considerations.”

Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events

If we:

•	reclassify or change our common stock (other than changes in par value or changes resulting from a subdivision or combination), or

•	consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets to another person,

and in either case holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, then from and after the effective date of such transaction, each outstanding Note will, without the consent of any holders of the Notes, upon the occurrence of any conversion triggering event and during the periods described in the description of such triggering event, become convertible in accordance with the procedures described in “— Conversion Procedures,” except that the “daily conversion value” will be based on the consideration the holders of our common stock received in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition (such consideration, the “reference property”). If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the Notes will become convertible will be deemed to be the kind and amount of consideration elected to be received by a majority of our common stock voted for such an election (if electing between two types of consideration) or a plurality of our common stock voted for such an election (if electing between more than two types of consideration), as the case may be. In all cases the provisions above under “— Settlement Upon Conversion” relating to the satisfaction of our conversion obligation shall continue to apply with respect to the calculation of the conversion settlement amount, with the daily conversion value, daily settlement amount and the VWAP based on the reference property; provided, however, that if the holders of our common stock receive only cash in such transaction, the conversion settlement amount shall equal the conversion rate in effect on the conversion date multiplied by the price paid per share of common stock in such transaction and settlement will occur on the third trading day following the conversion date. We may not become a party to any such transaction unless its terms are consistent with the foregoing in all material respects.

Adjustment to Conversion Rate Upon a Non-Stock Change of Control

If and only to the extent you elect to convert your Notes in connection with a transaction that is (a) a fundamental change and (b) is described under clause (1) or (4) under the definition of a fundamental change described below under “— Fundamental Change Put,” which we refer to as a “non-stock change of control,” we will increase the conversion rate as described below. We will notify holders, the trustee and the conversion agent of the anticipated effective date of any non-stock change of control on or prior to the later of (x) 10 calendar days prior to such date or (y) the date we become aware (or should have become aware) of such anticipated effective date.

The number by which the conversion rate is increased will be determined by reference to the table below, based on the date on which the non-stock change of control becomes effective (the “adjustment date”) and the price paid or deemed paid with respect to each share of common stock in such non-stock change of control (the “non-stock change of control share price”), subject to adjustments as described below. If holders of our common stock receive only cash in such non-stock change of control, the non-stock change of control share price paid will be the cash amount paid per share of common stock. Otherwise, the non-stock change of control share price paid will be the average of the closing sale prices of our common stock during the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of such non-stock change of control.

A conversion of the Notes by a holder will be deemed for these purposes to be “in connection with” a non-stock change of control if the conversion notice is received by the conversion agent during the period from the business day following the effective date of the non-stock change of control to 5:00 p.m., New York City time, on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “— Fundamental Change Put”).

The number that the conversion rate for the Notes will be increased set forth in the table below will be adjusted in the same manner as and as of any date on which the conversion rate of the Notes is adjusted as described above under “— Conversion Rate Adjustments.” The common stock prices set forth in the first row of the table below (i.e. the column headers) will be adjusted as of any date on which the conversion rate of the Notes is adjusted as described above under “— Conversion Rate Adjustments.” The adjusted common stock price will equal the common stock price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the common stock price adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth the number that the conversion rate for the Notes will be increased:

Common Stock Price

Adjustment Date	$9.50	$12.11	$15.00	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$32.50	$35.00	$37.50	$40.00

July 2, 2008	22.7038	15.0080	10.4668	8.1037	6.5096	5.3736	4.5275	3.8758	3.3596	2.9406	2.5943	2.3030	2.0549

July 15, 2009	22.7038	13.8718	9.3395	7.0794	5.6060	4.5851	3.8417	3.2738	2.8309	2.4760	2.1837	1.9387	1.7307

July 15, 2010	22.7038	12.6714	8.0724	5.9173	4.5839	3.7003	3.0757	2.6136	2.2571	1.9730	1.7405	1.5485	1.3849

July 15, 2011	22.7038	11.1565	6.4226	4.4244	3.2979	2.6057	2.1469	1.8213	1.5768	1.3846	1.2280	1.0970	0.9851

July 15, 2012	22.7038	8.7167	3.9084	2.3183	1.6053	1.2434	1.0302	0.8861	0.7783	0.6921	0.6204	0.5591	0.5058

July 15, 2013	22.7038	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact common stock price and adjustment date may not be set forth on the table, in which case, if the common stock price is between two common stock price amounts on the table or the adjustment date is between two adjustment dates on the table, the number that the conversion rate for the Notes will be increased will be determined by straight-line interpolation between the number that the conversion rate for the Notes will be increased set forth for the higher and lower common stock price amounts and the earlier and later adjustment dates, as applicable, based on a 360-day year. If the common stock price is:

•	in excess of $40.00 per share of common stock (subject to adjustment in the same manner as the common stock prices set forth in the first row of the table above), the conversion rate will not be increased; and

•	less than $9.50 per share of common stock (subject to adjustment in the same manner as the common stock prices set forth in the first row of the table above), the conversion rate will not be increased.

Notwithstanding the foregoing, in no event will the total number added to the conversion rate exceed 105.2631 per $1,000 principal amount of such Notes (which number equals the quotient obtained by dividing the $1,000 principal amount Note by the initial offering price of the borrowed common stock), subject to adjustment on account of an adjustment to the conversion rate in the manner described above under “— Conversion Rate Adjustments.”

Any conversion that entitles the converting holder to an increase in the conversion rate as described in this section shall be settled as described under “— Settlement Upon Conversion” above.

Any increase in the conversion rate upon a fundamental change may be treated as a deemed distribution to holders of the Notes, possibly subject to U.S. federal withholding tax. See “Material United States Federal Income Tax Considerations.”

Exchange in Lieu of Conversion

When a holder surrenders its Notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to surrender, on or prior to the second business day following the conversion date, such Notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the designated institution must agree to timely deliver, in exchange for such Notes, cash and the number of shares of our common stock (if any) that would otherwise be due upon conversion as described above under “— Settlement Upon Conversion” (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the second business day following the relevant conversion date, but in no event later than April 15, 2013, notify the holder surrendering its Notes for conversion that we have made the exchange election and we will notify the designated financial institution of the relevant deadline for delivery of the conversion consideration.

Any Notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any Notes for exchange but does not timely deliver the related conversion consideration, or if such designated financial institution does not accept the Notes for exchange, we will deliver the relevant conversion consideration as if we had not made an exchange election.

Our designation of a financial institution to which the Notes may be submitted for exchange does not require such institution to accept any Notes.

Fundamental Change Put

If a fundamental change (as defined below) occurs at any time prior to the maturity of the Notes, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Notes for which you have properly delivered and not withdrawn a written repurchase notice. The Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest will be paid on the repurchase date to the holder of record on the record date and the amount we pay to the holders surrendering Notes for repurchase (if other than the holder of record on the record date) will be equal to the principal amount of Notes subject to repurchase.

We may be unable to repurchase your Notes in cash upon a fundamental change. Our ability to repurchase the Notes with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash. See “Risk Factors — Risks Relating to the Notes, Our Common Stock and this Offering — We may be unable to repurchase the Notes for cash if required by the holders following a fundamental change.” If we fail to repurchase the Notes in cash as required by the indenture, it would constitute an event of default under the indenture. See “— Events of Default; Notice and Waiver.”

A “fundamental change” will be deemed to have occurred when any of the following has occurred:

(1) the consummation of any transaction the result of which is that any “person” or “group” of related “persons” is or becomes the “beneficial owner” of more than 50% of our capital stock entitled to vote generally in the election of our board of directors (or comparable body);

(2) the first day on which a majority of the members of our board of directors (or comparable body) are not continuing directors (or comparable persons if we are not a corporation on the date of determination);

(3) the adoption of a plan relating to our liquidation or dissolution;

(4) the consolidation or merger of us with or into any other person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person”, other than:

(a)	in any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•	pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors (or comparable body) immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the capital stock entitled to vote generally in the election of directors (or comparable body) of the continuing or surviving person (or any parent thereof) immediately after giving effect to such transaction; or

(b)	any consolidation, merger or sale, lease, conveyance or other disposition to any person the primary purpose of which is to effect our redomiciling; or

(5)	the termination of trading of our common stock (or other common equity interests (or certificates representing common equity interests) into which the Notes are then-convertible), which will be deemed to have occurred if our common stock (or other common equity interests (or certificates representing common equity interests) into which the Notes are then-convertible) is not listed on a U.S. national securities exchange.

However, a fundamental change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares of common stock and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (4) above consists of common stock or certificates representing common equity interests traded or to be traded immediately following such transaction on a U.S. national securities exchange and, as a result of the transaction or transactions, the Notes become convertible based on such common stock or certificates representing common equity interests (and any rights attached thereto) and other applicable consideration.

“Continuing directors” means, as of any date of determination, any member of our board of directors (or comparable body) who:

•	was a member of our board of directors on the date of the indenture; or

•	was nominated for election or elected to our board of directors (or comparable body) with the approval of a majority of the continuing directors (or comparable persons if we are not a corporation on the date of determination) who were members of the board of directors (or comparable body) at the time of the nomination or election of such new director (or comparable person if we are not a corporation on the date of determination).

“Person” is used with the same meaning as that used within Rule 13d-3 under the Exchange Act. “Beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act. “Group” has the meaning it has in Sections 13(d) and 14(d) of the Exchange Act.

The definition of “fundamental change” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which governs the indenture and the Notes, or under the laws of Delaware, our jurisdiction of organization.

Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

On or before the 20th calendar day after the occurrence of a fundamental change, we will provide to all record holders of the Notes on the date of the fundamental change at their addresses shown in the register of the registrar, with a copy to the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your Notes. Simultaneously with providing such notice, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 business days after the date of the notice of a fundamental change.

In no event shall we be obligated to make an offer to repurchase the Notes after the maturity date.

To exercise your repurchase right, you must deliver at any time after the occurrence of the fundamental change and prior to 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, a written notice to the paying agent of your exercise of your repurchase right and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the Notes duly completed (together with the Notes to be repurchased, if certificated Notes have been issued). The repurchase notice must state:

•	if you hold certificated Notes, the certificate numbers of the Notes to be delivered for repurchase;

•	the portion of the principal amount of the Notes to be repurchased, which must be $1,000 or whole multiples thereof; and

•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture.

If you hold a beneficial interest in a global Note, the repurchase notice must comply with appropriate DTC procedures.

You may withdraw your repurchase notice in whole or in part at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Notes listed in the repurchase notice. The withdrawal notice must state:

•	if you hold certificated Notes, the certificate numbers of the withdrawn Notes;

•	the principal amount of the withdrawn Notes, which must be $1,000 or whole multiples thereof; and

•	the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 or whole multiples thereof.

If you hold a beneficial interest in a global Note, your withdrawal notice must comply with appropriate DTC procedures.

Payment of the repurchase price for Notes for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Notes, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Notes will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Notes, as the case may be.

If the paying agent holds on the repurchase date cash sufficient to pay the repurchase price of the Notes that holders have elected to require us to repurchase, then, as of the repurchase date:

•	the Notes will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of Notes will terminate, other than the right to receive the repurchase price and, subject to the provisions described above, accrued and unpaid interest upon delivery or transfer of the Notes.

In connection with any repurchase, we will, to the extent required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Notes.

This fundamental change repurchase right could discourage a potential acquirer of us. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Notwithstanding anything in this “Description of the Notes” to the contrary, if we are required to comply with Rule 13e-4, Rule 14e-1 and any other tender offer rule under the Exchange Act or applicable state securities laws and such compliance contravenes the terms of the indenture or Notes, such compliance will not, standing alone, constitute an event of default.

Our obligation to repurchase the Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the Notes.

Consolidation, Merger and Sale of Assets by Evergreen Solar

The indenture will provide that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our consolidated property and assets to another person, unless:

•	either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of any state of the United States or the District of Columbia and such person assumes, by a supplemental indenture, all of our or our successor’s obligations under the indenture and the Notes, in a form reasonably satisfactory to the trustee;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing;

•	if as a result of such transaction the Notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us or such successor under the Notes and the indenture; and

•	we have delivered to the trustee certain certificates and opinions of counsel.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which we are not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise all of our rights and powers under the Notes and the indenture, and we shall be discharged from our obligations under the Notes and the indenture.

This covenant includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, of all or substantially all of our consolidated property and assets. There is no precise, established definition of the phrase “substantially all” under New York law, which governs the indenture and the Notes, or under Delaware law, our jurisdiction of organization. Accordingly, the ability of a holder of the Notes to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other deposition of less than all of our consolidated property and assets may be uncertain.

An assumption by any person of our obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

The following will be events of default under the indenture:

(1)	default in any payment of interest on any Note when due and such default continues for 30 calendar days;

(2)	default in the payment of principal of any Note when due at its maturity, upon declaration or otherwise, or upon required repurchase in connection with a fundamental change;

(3)	failure to deliver cash and, if applicable, our common stock upon the conversion of any Notes and such failure continues for five business days following the scheduled settlement date for such conversion;

(4)	failure to provide notice of the anticipated effective date or actual effective date of a fundamental change on a timely basis to the extent required by, and as required in, the indenture and such failure continues for five calendar days;

(5)	failure to perform or observe any other term, covenant or agreement in the Notes or the indenture for 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(6)	failure to pay when due (whether at stated maturity or otherwise) or a default that results in the acceleration of maturity, of any indebtedness for borrowed money of us or any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X promulgated by the SEC as of the date of the indenture) (or the payment of which is guaranteed by us or any of our significant subsidiaries), whether such indebtedness (or guarantee) now exists or is created after the date of the indenture, in an aggregate amount in excess of $15 million (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure or acceleration has been received by us or such significant subsidiary; or

(7)	certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any of our significant subsidiaries.

We are required to notify the trustee promptly (and in no event later than 30 calendar days) upon becoming aware of the occurrence of any default or event of default under the indenture known to us. The trustee is required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the Notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal or interest on the Notes, if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders. We are also required to deliver to the trustee, within 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether any default has occurred during the previous fiscal year.

If an event of default described in clause (7) occurs and is continuing, the principal of and accrued and unpaid interest on the outstanding Notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal of and accrued and unpaid interest on the outstanding Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately and the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of the Notes by appropriate judicial proceedings.

Notwithstanding the foregoing, the indenture will provide that the sole remedy for any event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act which also relate to provision of reports, will for the 180 calendar days after the occurrence of such event of default consist exclusively of the right to receive Additional Amounts in the form of additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. Additional Amounts will be payable in the same manner and on the same dates as the stated interest payable on the Notes. Additional Amounts will accrue on all outstanding Notes from and including the date on which such event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to, and including, the 180th calendar day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On the calendar day after such 180th calendar day (or earlier, if the event of default relating to the reporting obligations is cured or waived on or prior to such 180th calendar day) following the occurrence of any such uncured event of default, Additional Amounts will cease to accrue, and on such 181st calendar day the Notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default. For the avoidance of doubt, Additional Amounts shall not begin accruing until we fail to perform the reporting covenant for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of Notes then outstanding.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Notes may, by written notice to us and the trustee, rescind and annul such acceleration if:

•	we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest on all outstanding Notes; (2) the principal amount of any Notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest; and (4) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all existing events of default (other than the nonpayment of principal and interest on the Notes that have become due solely by such declaration of acceleration of the Notes) have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security against any loss, liability or expense satisfactory to the trustee. Except to enforce the right to receive payment of principal or interest when due or to convert such holders’ Notes in accordance with the indenture, no holder may pursue any remedy with respect to the indenture or the Notes unless:

•	such holder has previously given the trustee notice that an event of default is continuing;

•	holders of at least 25% of the aggregate principal amount of the outstanding Notes have requested the trustee to pursue the remedy;

•	such holders have offered the trustee security or indemnity against any loss, liability or expense satisfactory to the trustee;

•	the trustee has not complied with such request within 60 calendar days after the receipt of the request and the offer of security or indemnity; and

•	the holders of a majority in aggregate principal amount of the outstanding Notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in aggregate principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action. Following the occurrence and continuance of an event of default, the trustee shall have a first priority lien on all sums collected during its enforcement of remedies prior to payment on the Notes.

Waiver

The holders of a majority in aggregate principal amount of the Notes outstanding may, on behalf of the holders of all the Notes, waive any past default or event of default under the indenture and its consequences, except:

•	our failure to pay principal of or interest on any Notes when due;

•	our failure to convert any Notes into cash and, if applicable, our common stock as required by the indenture;

•	our failure to pay the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

•	our failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding Note affected.

Modification

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the Notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each Note affected by such change (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes) to:

•	change the stated maturity date of the principal of, or the date of any interest payment due upon, any Note;

•	reduce the rate of interest on any Note;

•	reduce the principal amount of, or Additional Amounts, if any, on any Note;

•	reduce any amount payable upon repurchase of any Notes;

•	change our obligation to repurchase any Note upon a fundamental change in a manner adverse to the holders;

•	except as otherwise permitted pursuant to the indenture, affect the right of a holder to convert any Notes into cash and, if applicable, our common stock or reduce the conversion rate;

•	impair the right of a holder to receive payment with respect to the Notes or to institute suit for payment of any Note;

•	change the currency in which any Note is payable;

•	change our obligation to maintain an office or agency in New York City;

•	reduce the percentage in principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or modify provisions with respect to waiver (including waiver of events of default), except to increase the percentage required for waiver or to provide for consent of each affected holder of Notes; or

•	change the provisions in the indenture that relate to modifying or amending the provisions of the indenture described above.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the Notes) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes), without prior notice to any other holder.

Changes Requiring No Approval

The indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the holder of any Notes, to:

•	provide for conversion rights of holders of the Notes and our repurchase obligations in connection with a fundamental change or in the event of any change or reclassification of our common stock, consolidation, merger or sale, lease, transfer, conveyance or other disposition of all or substantially all of our property and assets;

•	provide for the assumption by a successor entity of our obligations to the holders of the Notes in the event of a consolidation, merger or sale, lease, transfer, conveyance or other disposition of all or substantially all of our consolidated property and assets;

•	surrender any right or power conferred upon us;

•	add to our covenants for the benefit of the holders of the Notes, including adding one or more additional put rights in favor of the holders of the Notes;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the Notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the indenture to this “Description of the Notes” section will not be deemed to adversely affect the interests of the holders of the Notes;

•	increase the conversion rate, provided that the increase will not adversely affect the interests of the holders of the Notes; provided that any such increase in the conversion rate that is specifically contemplated in “— Conversion Rights — Conversion Rate Adjustments” will not be deemed to adversely affect the interests of the holders of the Notes;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	secure the Notes;

•	add guarantees of obligations under the Notes;

•	provide for uncertificated Notes in addition to or in place of certificated Notes, provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”) or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; and

•	provide for a successor trustee.

Other

The consent of the holders of Notes is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to send to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Notes Not Entitled to Consent

Any Notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Notes have consented to a modification, amendment or waiver of the terms of the indenture (including the terms and conditions of the Notes).

Repurchase and Cancellation

We may, to the extent permitted by law, repurchase any Notes in the open market or by tender offer at any price or by private agreement without prior notice to holders. Any Notes repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us. Any Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding Notes or by depositing with the trustee or the conversion agent or delivering to the holders, as applicable, after the Notes have become due and payable, whether at stated maturity, or on a fundamental change repurchase date, or upon conversion or otherwise, cash and/or our common stock sufficient to pay all amounts due under the then outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Reports

We shall deliver to the trustee, within 15 calendar days after we would have been required to file with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. We also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Any such report, information or document that we file with the SEC through the SEC’s EDGAR database will be deemed delivered to the trustee for purposes of the indenture at the time of such filing through the EDGAR database.

No Stockholder Rights for Holders of Notes

Holders of the Notes, as such, will not have any rights as stockholders of Evergreen Solar (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

Information Concerning the Trustee

We have appointed U.S. Bank National Association, the trustee under the indenture, paying agent, conversion agent, Notes registrar and custodian for the Notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Notes, the trustee must eliminate such conflict or resign.

The trustee may resign at any time. We or the holder of a majority in principal amount of the Notes may remove the trustee on not less than 30 days written notice. We must remove the trustee if it is adjudged bankrupt or insolvent or in certain other limited cases. Such resignation or removal shall become effective only upon a successor trustee’s acceptance of appointment.

Any certificate or report of, or information provided by us, our auditors, accountants or advisers and any other expert, whether or not addressed to the trustee, in accordance with or for the purposes of this “Description of the Notes” or the indenture may be relied upon by the trustee as sufficient and conclusive evidence of the facts stated therein notwithstanding that such certificate or report and/or any engagement letter or other document entered into by the trustee in connection therewith contains a monetary or other limitation on or an exclusion of the liability of such persons in respect thereof.

Governing Law

The Notes and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of the Notes

Except as otherwise provided above, we will be solely responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the closing sale price of our common stock, accrued interest payable on the Notes, the conversion rate, the conversion price, the conversion period, settlement period trading days, the daily conversion values, the conversion settlement amount and Additional Amounts, if any. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on the trustee, the conversion agent and holders of the Notes. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification and shall have no liability whatsoever for any loss or expense to any person resulting therefrom. The trustee will forward these calculations to any holder of the Notes upon the request of that holder.

Form, Denomination and Registration

The Notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Notes, Book-Entry Form

The Notes will be evidenced by one or more global Notes. We will deposit the global Notes with DTC and register the global Notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global Note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Notes to such persons may be limited.

Beneficial interests in a global Note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, including Clearstream Banking, S.A. Luxembourg and Euroclear Bank S.A./N.V., as operator of the Euroclear System (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of any global Notes, Cede & Co. for all purposes will be considered the sole holder of such global Notes. Except as provided below, owners of beneficial interests in a global Note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global Notes.

We will pay principal of, and interest on, and the repurchase price of, any global Notes to Cede & Co., as the registered owner of the global Notes, by wire transfer of immediately available funds on the maturity date, each interest payment date or the repurchase date, as the case may be. None of Evergreen Solar, the trustee or any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of the Notes, including the presentation of the Notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global Notes are credited, and only in respect of the principal amount of the Notes represented by the global Notes as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global Note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. We will issue the Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 calendar days. In addition, beneficial interests in a global Note may be exchanged for definitive certificated Notes upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to enforce its rights under such Notes or the indenture. The indenture permits us to determine at any time and in our sole discretion that Notes shall no longer be represented by global Notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global Note at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

None of Evergreen Solar, the trustee, registrar, paying agent or conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF CONCURRENT OFFERING OF COMMON STOCK

Concurrently with this offering of Notes, the Common Stock Borrower is offering, by means of the common stock prospectus supplement, 30,856,538 shares of our common stock, which are being borrowed by the Common Stock Borrower pursuant to the Common Stock Lending Agreement. 18,184,511 shares of this borrowed common stock will be initially offered at $9.50 per share and the remaining shares of borrowed common stock will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices. The Common Stock Borrower (which is an affiliate of Lehman Brothers Inc.) will receive all of the proceeds from the sale of the borrowed common stock. We will not receive any proceeds from the sale of the borrowed common stock under the prospectus supplement, but we will receive from the Common Stock Borrower a nominal lending fee for the use of the borrowed common stock.

DESCRIPTION OF THE REGISTERED COMMON STOCK BORROW FACILITY

To facilitate transactions by which investors in the Notes may hedge their investment in the Notes, we have entered into the Common Stock Lending Agreement, dated June 26, 2008, with the Common Stock Borrower, under which we have agreed to loan to the Common Stock Borrower up to 30,856,538 shares of our common stock on the first date on which any common stock being offered pursuant to the common stock prospectus supplement are delivered to investors. The Registered Common Stock Borrow Facility may also be used in connection with hedging of the capped call transaction.

The Common Stock Borrower, which is an affiliate of Lehman Brothers Inc., will receive all of the proceeds from the sale of the borrowed common stock. We will not receive any proceeds from the sale of the borrowed common stock pursuant to the common stock prospectus supplement, but we will receive from the Common Stock Borrower a nominal lending fee for each share of common stock that we loan pursuant to the Common Stock Lending Agreement.

Subject to the terms of the Common Stock Lending Agreement, the common stock borrowed pursuant to the Common Stock Lending Agreement must generally be returned to us on the earliest of:

•	July 15, 2013;

•	the date as of which we have notified the Common Stock Borrower in writing of our intention to terminate the Common Stock Lending Agreement at any time after the date on which all of the Notes cease to be outstanding, whether as a result of conversion, redemption, repurchase, cancellation or otherwise, as applicable; and

•	the date on which the Common Stock Lending Agreement shall terminate in accordance with its terms.

We refer to this period as the “loan availability period.”

The common stock loans under the Common Stock Lending Agreement will terminate and any borrowed common stock must be returned to us (i) if this offering of Notes is not consummated and (ii) at the end of the loan availability period. In addition, (i) the Common Stock Borrower may terminate all or any portion of its common stock loan under the Common Stock Lending Agreement at any time and (ii) we may terminate the common stock loan with the Common Stock Borrower upon a Default (as defined in the Common Stock Lending Agreement) of the Common Stock Borrower under the Common Stock Lending Agreement, including certain breaches by the Common Stock Borrower of its representations and warranties, covenants or agreements under the Common Stock Lending Agreement, or the bankruptcy of the Common Stock Borrower.

If the Common Stock Borrower is legally prevented from returning borrowed common stock to us or if it is commercially impracticable or, in certain other circumstances, upon our request, the Common Stock Borrower may pay us the value of the borrowed common stock in cash instead of returning the borrowed common stock.

The common stock underlying the borrowed common stock that we will issue to the Common Stock Borrower will be issued and outstanding for company law purposes, and accordingly, the holders of the borrowed common stock will have all of the rights of a holder of our outstanding common stock, including the right to vote on all matters on which our common stock holders have a right to vote (except the Common Stock Borrower and its affiliates have agreed not to vote the borrowed common stock held by them) and the right to receive any dividends or other distributions made to common stock holders in respect of any dividend or other distribution that we may pay or make on our outstanding common stock. However, under the Common Stock Lending Agreement, the Common Stock Borrower has agreed to:

•	pay to us an amount equal to any cash dividends or cash distributions that are paid on the borrowed common stock; and

•	pay or deliver to us any other dividends or distributions that are paid or made on the borrowed common stock (other than a dividend or distribution of common stock).

Because we may cause the Common Stock Borrower at the end of the loan availability period or earlier in certain circumstances to return to us all borrowed common stock (or identical common stock), we believe that under U.S. GAAP, as in effect on the date of this prospectus supplement, the borrowed common stock will not be considered outstanding for the purpose of computing and reporting our earnings per share. Notwithstanding the foregoing, the borrowed common stock will nonetheless be issued and outstanding and will be eligible for trading on The Nasdaq Global Market.

The Common Stock Borrower is initially offering for sale, pursuant to the common stock prospectus supplement, shares of the borrowed common stock it is entitled to borrow under the Common Stock Lending Agreement. The Common Stock Borrower expects to sell the remaining borrowed common stock pursuant to the common stock prospectus supplement on a delayed basis in various transactions at any time and from time to time in amounts to be determined by the Common Stock Borrower. We refer to these borrowed shares of common stock as “supplemental hedge common stock.” In connection with the sale of these supplemental hedge shares of common stock, the Common Stock Borrower, or its affiliates, may effect such transactions by selling the supplemental hedge common stock to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from purchasers of shares for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that the Common Stock Borrower, or its affiliates, sell these supplemental hedge shares of common stock, the Common Stock Borrower may, in its discretion, purchase a number of shares of our common stock at least equal to the number of the supplemental hedged shares of common stock it is selling on the open market to facilitate hedging transactions by investors in the Notes and the counterparty to the capped call transaction.

The Common Stock Borrower has also agreed under the Common Stock Lending Agreement that it will not transfer or dispose of any shares of borrowed common stock, except pursuant to a registration statement that is effective under the Securities Act, other than to an affiliate so long as such affiliate transferee does not transfer or dispose of such borrowed common stock to any non-affiliated transferee except pursuant to a registration statement that is effective under the Securities Act.

The existence of the Registered Common Stock Borrow Facility and the sale of the borrowed common stock under the common stock prospectus supplement could have the effect of causing the market price of our common stock to be lower over the term of the Common Stock Lending Agreement than it would have been had we not entered into the Common Stock Lending Agreement. In addition, any purchases of common stock in connection with the termination of any portion of the Common Stock Lending Agreement may have the effect of increasing, or preventing a decline in, the market price of our common stock during or following the loan unwind period. See “Risk Factors — Risks Relating to the Notes, Our Common Stock and this Offering — The effect of the concurrent issuance of our common stock under the common stock prospectus supplement may be to lower the trading price of our common stock and the Notes.”

DESCRIPTION OF THE CAPPED CALL TRANSACTION

In connection with this offering of Notes, we expect to enter into a capped call transaction relating to our common stock initially issuable, upon conversion of the Notes with a counterparty that is an affiliate of Lehman Brothers Inc., which is the sole book-running manager of this offering of Notes. We expect to use a portion of the proceeds from this offering to fund the up-front cost of the capped call transaction. If the underwriters exercise their option to purchase additional Notes to the extent they sell more than $325 million aggregate principal amount of Notes, we expect to increase the notional size of the capped call transaction so that it also relates to our common stock initially issuable, upon conversion of the additional Notes.

The capped call transaction is a separate transaction entered into by us and the counterparty, is not part of the terms of the Notes and will not affect the holders’ rights under the Notes. As a holder of the Notes, you will not have any rights with respect to the capped call transaction.

In connection with establishing its initial hedge of the capped call transaction, we have been advised by the counterparty described above (and/or its affiliates) that they expect to enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the Notes and purchase our common stock in secondary market transactions shortly after the pricing of the Notes. These activities could have the effect of increasing, reducing or preventing a decline in the price of our common stock concurrently with or following the pricing of the Notes.

In addition, we have been advised by the counterparty described above (and/or its affiliates) that it expects to modify or unwind its hedge positions by purchasing or selling our common stock in secondary market transactions and/or entering into or unwinding various derivative transactions prior to maturity of the Notes (including during any conversion period related to conversion of the Notes). The effect, if any, of these transactions and activities on the market price of our common stock or the Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the Notes, and as a result, the value you will receive upon the conversion of the Notes and, under certain circumstances, your ability to convert the Notes.

In connection with any conversion of the Notes prior to the 25th scheduled trading day prior to July 15, 2013, we will exercise a pro rata portion of the capped call transaction (we refer to such termination as an early termination). We expect the remaining portion of the capped call transaction to be automatically exercised during the conversion period beginning on the 22nd scheduled trading day immediately preceding the maturity date. Subject to the terms of the capped call transaction, net share settlement will apply to any such early termination or automatic exercise.

If we terminate all or a portion of the capped call transaction early, we expect to receive from the counterparty a number of shares of our common stock with an aggregate market value equal to the fair value of the capped call transaction or portion thereof, as the case may be, being early terminated. If all or a portion of the capped call transaction is automatically exercised and the market value per share of common stock (as measured under the terms of the capped call transaction) at the time of automatic exercise exceeds the strike price of the capped call transaction (which corresponds to the initial conversion price of the Notes and is subject to certain anti-dilutive or anti-concentrative adjustments), we expect to receive from the counterparty a number of shares of our common stock with an aggregate market value approximately equal to the product of such excess per share of common stock (to the extent that such excess does not exceed the difference between the cap price of the capped call transaction (which is 100% higher than $9.50, the price at which the shares of borrowed common stock are initially offered pursuant to the common stock prospectus supplement) and the strike price of the capped call transaction) times the number of shares of our common stock relating to the capped call transaction or portion thereof, as the case may be, subject to the automatic exercise. As a result, whether upon early termination or automatic exercise, the capped call transaction is expected to reduce the potential dilution upon conversion of the Notes. However, if the market value per share of common stock (as measured under the terms of the capped call transaction) at the time of early termination or automatic exercise exceeds the cap price of the capped call transaction, the number of shares of our common stock we expect to receive in the early termination or automatic exercise will be capped and the anti-dilutive effect of the capped call transaction will be limited because, to the extent that the then market value per share of common stock exceeds the cap price of the capped call transaction, the number of shares of common stock we issue upon conversion of the Notes will likely exceed the number of shares of common stock we will be entitled to receive under the capped call transaction.

In connection with entering into the capped call transaction, we will record an additional liability relating to future obligations with respect to the capped call transaction in the amount of approximately $20.8 million, representing the present value of such obligations. This amount will increase proportionately to the extent the underwriters exercise their option to purchase additional Notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the ownership by certain initial purchasers the Notes who are “U.S. holders” or “non-U.S. holders” (each, as defined below and collectively, “holders”) of the Notes and the shares of common stock into which the Notes may be converted, as of the date hereof. Except where noted, this summary deals only with Notes or common stock held as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code) by a holder who purchases the Notes on original issuance at the initial offering price (the first price at which a substantial portion of the Notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary assumes that the Notes will be treated as debt and not equity for U.S. federal income tax purposes.

The summary is based upon the provisions of the Code, applicable regulations, administrative pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions in effect as of the date hereof. Those authorities may be changed, possibly retroactively, or may be subject to differing interpretations, so as to result in U.S. federal income tax consequences different from those summarized below. We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax considerations described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and that are described herein.

This summary does not purport to consider all of the U.S. federal income tax consequences of the purchase, ownership, and disposition of the Notes and common stock, is not intended to reflect particular tax position of any beneficial owner, is not a substitute for careful tax planning, and is not intended to constitute a tax advice. In addition, this summary does not address the tax considerations applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a pass-through entity or investors in such entities;

•	a person holding the Notes as part or shares of common stock as part of a short sale of our common stock by which a U.S. Holder may hedge its investment in the Notes as contemplated pursuant to the Share Lending Agreement described herein or otherwise as part of a hedge, conversion, straddle, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	a trader in securities that has elected the mark-to-market method of accounting;

•	a person subject to the alternative minimum tax;

•	a U.S. person whose “functional currency” (as defined in Section 985 of the Code) is not the U.S. dollar;

•	a person who own or will own directly, indirectly or by attribution 10 percent or more (by voting power) of our voting stock or 10 percent or more (by value) of our outstanding capital stock;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a U.S. expatriate or former long-term resident.

This summary does not address estate and gift tax consequences or tax consequences under any state, local or foreign laws.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a Note or a share of common stock received upon conversion of the Note that is:

•	an individual citizen or resident of the U.S.;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source;

•	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The term “non-U.S. holder” means a beneficial owner of a Note or share of common stock received upon conversion of the Notes that is not a U.S. holder, is not an entity organized under the laws of the U.S. or any of its political subdivisions, is not subject to special treatment under the Code and is not a partnership (including any entity treated as a partnership for U.S. federal income tax purposes). Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations”, “passive foreign investment companies”, persons eligible for benefits under income tax conventions to which the U.S. is a party, and certain U.S. expatriates. Non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If a partnership holds the Notes or shares of common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Notes or shares of common stock, you should consult your own tax advisors.

If you are considering the purchase of the Notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of the Notes or shares of common stock in light of your own specific situation, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to a U.S. holder.

Payment of Interest

This discussion assumes that the Notes will not be issued with more than a de minimis amount of “original issue discount” for federal income tax purposes. In such case, interest on a Note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes. If, however, the Notes’ “stated redemption price at maturity” (generally the sum of all payments required under a Note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, you will be required, regardless of your method of accounting, to include such excess in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest. The application of these rules generally will require you to include such discount income over the term of the Notes in advance of the receipt of cash attributable thereto.

Additional Interest

We may be required to pay additional interest on a Note in certain circumstances described above under the heading “Description of the Notes — Events of Default, Notice and Waiver.” Because we believe the likelihood that we will be obligated to make any such additional payments on the Notes is remote, we are taking the position (and this discussion assumes) that the Notes will not be treated as contingent payment debt instruments. Assuming our position is respected, a U.S. holder would be required to include in gross income such additional interest at the time that such interest is received or accrued, in accordance with such U.S. holder’s regular method of accounting for U.S. federal income tax purposes. Our determination that the Notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner required by applicable Treasury regulations. However, our determination that the Notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were successfully to challenge our determination and the Notes were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the Notes, treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a Note, and treat the entire amount of any realized gain upon a conversion of Notes as taxable.

Sale, Exchange, Redemption, or Other Taxable Disposition of Notes

Except as provided below under “— Conversion of Notes into Cash or a Combination of Cash and Common Stock” you will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note equal to the difference between the amount realized (less an amount equal to any accrued interest, which will be taxable as such) upon the sale, exchange, redemption or other taxable disposition and your adjusted tax basis in the Note. Your adjusted tax basis in a Note will generally be equal to the amount you paid for the Note. Any gain or loss recognized on a taxable disposition of the Note will generally be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale, exchange, redemption or other taxable disposition, you have held the Note for more than one year. Long-term capital gain realized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long term capital gains tax rate is currently scheduled to increase to 20 percent. If you are a corporation, you generally are taxed on your net capital gains at the regular corporate income tax rates. Your ability to deduct capital losses may be limited under the Code. In addition, an assumption by any person of our obligations under the Notes could be deemed to be an exchange for new Notes by you for U.S. federal income tax purposes, resulting in recognition of gain or loss and possibly other adverse tax consequences to you.

Conversion of Notes into Cash or a Combination of Cash and Common Stock

If you receive solely cash in exchange for your Notes upon conversion or repurchase, your gain or loss will be determined in the same manner as if you disposed of the Notes in a taxable disposition (as described above under “— Sale, Exchange, Redemption, or Other Taxable Disposition of Notes”). If you receive a combination of cash and common stock from us in exchange for your Notes upon conversion or repurchase, we intend to take the position that the conversion should be treated as a recapitalization. In this case, gain, but not loss, will be realized in an amount equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be taxable as such, and cash in lieu of a fractional share) over your adjusted tax basis in the Note (excluding the portion of the tax basis that is allocable to any fractional share), but such gain will only be recognized to the extent of such cash received. The amount of gain or loss you recognize on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the Note that is allocable to the fractional share. Any gain recognized on conversion or repurchase generally would be capital gain and would be long-term capital gain if, at the time of the conversion, the Note has been held for more than one year.

The tax basis of the shares of common stock received upon a conversion or repurchase treated as a recapitalization (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) would equal the adjusted tax basis of the Note that was converted or repurchased (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock received in connection with such recapitalization would include the period during which you held the Notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Alternative treatments of the conversion of the Notes into cash and common stock are possible. For example, the conversion of a Note into cash and common stock may instead be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the Note. In addition, if you surrender your Notes for conversion and they are exchanged by an entity other than us or it is not treated as a recapitalization, you will be required to recognize gain or loss as described under “— Sale, Exchange, Redemption, or Other Taxable Disposition of Notes”. In such case, your tax basis in the common stock received will equal the fair market value of the stock on the date of the exchange, and your holding period in the common stock received will begin the day after the date of the exchange. You should consult your tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for Notes upon conversion or repurchase, including any alternative treatments.

Constructive Distributions

The conversion rate of the Notes will be adjusted in certain circumstances, including upon the payment of certain cash dividends. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the Notes, however, will generally not be considered to result in a deemed distribution to you. However, certain of the possible conversion rate adjustments provided in the Notes (including, without limitation, adjustments in respect of the payments of cash dividends to holders of common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest could be treated as a deemed taxable dividend to you. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates currently applicable to qualified dividends for U.S. federal income tax purposes. See discussion under “— Common Stock” for more details. It is also not clear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. In certain situations, we may be obligated to adjust the conversion rate of the Notes or, in lieu of such adjustment, to provide for the conversion of the Notes into shares of an acquirer. Depending on the circumstances, such modification could result in a deemed exchange of your Note for a modified Note treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Common Stock

Distributions, if any, made on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock. Any dividends we pay to a U.S. holder that is a taxable corporation will generally qualify for the dividends-received deduction if the requisite holding period is satisfied. With certain exceptions (including but not limited to dividends treated as investment income for purposes of investment income deduction limitations), and provided certain holding period requirements are met, qualified dividends received by a non-corporate U.S. holder generally will be subject to tax at the maximum tax rate accorded to long-term capital gains for taxable years beginning on or before December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income.

Upon the sale, certain redemptions or other taxable dispositions of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. The deductibility of capital losses may be subject to certain limitations under the Code.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the Notes and dividends on shares of common stock and to the proceeds of a sale of a Note or shares of common stock paid to you unless you are an exempt recipient such as a corporation or certain tax-exempt organizations.

Backup withholding will apply to those payments if you fail to provide your correct taxpayer identification number, certify your exempt status, or report in full interest and dividend income. Certain holders, including, among others, corporations, financial institutions and certain tax exempt organizations, are generally not subject to backup withholding. The backup withholding rate is currently 28%. Backup withholding tax is not an additional tax, and you may use amounts withheld as credit against your U.S. federal income tax liability or may claim a refund as long as you timely provide certain information to the IRS. U.S. holders should consult their own tax advisors regarding the applicability of backup withholding.

Non-U.S. Holders

The following is a summary of the U.S. federal tax considerations generally applicable to you a non-U.S. holder.

Payments of Interest

Generally, interest income of a non-U.S. holder that is not effectively connected with U.S. trade or business will be subject to withholding at a rate of 30% or, if applicable, a lower rate specified by a treaty. However, the 30% U.S. federal withholding tax will not apply to any payment to you of interest on a Note under the “portfolio interest rule” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us within the meaning of section 864(d)(4) of the Code;

•	you are not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your Notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations.

Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S.

If you are engaged in a trade or business in the U.S. and interest on the Notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above in “— Payments of Interest” are satisfied) in the same manner as if you were a U.S. person as defined under the Code. Any such effectively connected income received by a non-U.S. holder that is classified as corporation for U.S. tax purposes may also be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

Dividends and Constructive Dividends

Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, cash dividends paid to holders of our common stock, see “— U.S. Holders — Constructive Distributions” above) that are not effectively connected with your conduct of a trade or business in the U.S. generally will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). In order to obtain a reduced rate of withholding, you will be required to timely provide a properly executed IRS Form W-8BEN (or other applicable IRS form) certifying your entitlement to benefits under a treaty. Because a constructive dividend you are deemed to receive would not give rise to any cash from which any applicable withholding tax could be satisfied, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, interest payments, cash or shares of common stock otherwise due on conversion, dividends or sales proceeds subsequently paid or credited to you.

Dividends that are effectively connected with the conduct of a trade or business within the U.S. and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates in the same manner as if you were a resident of the U.S. In such cases, we generally will not have to withhold U.S. federal income tax if you comply with applicable certification and disclosure requirements, generally on a properly executed IRS Form W-8ECI (or other applicable IRS Form). Any such effectively connected income received by a non-U.S. holder that is classified as corporation for U.S. tax purposes may also be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Shares of Common Stock

Subject to the discussion below concerning backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to the sale, exchange, redemption or other taxable disposition of a Note or common stock as well as upon the conversion of a Note into cash or a combination of cash and common stock unless:

•	that gain is effectively connected with the non-U.S. holders’ conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If you are an individual described in the first bullet point above, you generally will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though you are not considered a resident of the U.S. If you are classified as corporation for U.S. tax purposes that falls under the first bullet point above, you will be subject to tax on your net gain in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to an additional branch profits tax equal to 30% or at such lower rate as may be specified by an applicable income tax treaty.

Any stock that you receive on the sale, exchange, redemption, conversion or other disposition of a Note that is attributable to accrued interest generally will not give rise to gain that is treated as described above but will instead be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “— Payments of Interest.”

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a “U.S. real property holding corporation” generally will not apply to a non-U.S. holder whose holdings (taking into account actual ownership and certain constructive ownership rules) at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. If we are a U.S. real property holding corporation and our common stock is treated as a U.S. real property interest, you will be subject to U.S. federal income tax on a net income basis on any gain realized on a sale or other disposition of the common stock and a purchaser may be required to withhold a portion of the proceeds payable to you from the disposition. You should consult your own tax advisors with respect to the application of the foregoing rules to your ownership and disposition of common stock.

We believe that we currently are not, and do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. However, because the determination depends on the fair market value of our U.S. real property interests and the fair market value of our other assets, no assurance can be provided that we currently are not, or in the future will not become, a U.S. real property holding corporation.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, and we have received from you the statement described above in the last bullet point under “— Payments of Interest.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a Note or common stock made within the U.S. or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

Lehman Brothers Inc. is acting as the representative of the underwriters and is the sole book-running manager of this offering. Under the terms and subject to the conditions contained in an underwriting agreement to be filed as an exhibit to our report on Form 8-K relating to this prospectus supplement, we have agreed to sell to the underwriters named below, and each of the underwriters has severally agreed to purchase from us, the following respective principal amount of Notes:

Principal
Amount of
Underwriters	Notes

Lehman Brothers Inc.	$195,000,000
Deutsche Bank Securities Inc.	97,500,000
Piper Jaffray & Co.	32,500,000

Total	$325,000,000

The underwriting agreement provides that the obligation of the underwriters to purchase the Notes offered by this prospectus supplement is subject to the approval of certain legal matters by their counsel and to the satisfaction of conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the Notes offered hereby (other than those Notes covered by their option to purchase additional Notes as described below), if any of the Notes are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business and financial condition or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Notes. The underwriting discounts and commissions are equal to 2.25% of the public offering price.

	No Exercise	Full Exercise

Per Note	$22.50	$22.50
Total	$7,312,500	$8,409,375

The representative of the underwriters has advised us that the underwriters propose to offer the Notes directly to the public at the public offering price on the cover page of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $13.50 per Note. After this offering, the representative may change the offering price and other selling terms. Sales of Notes made outside of the United States may be made by affiliates of the underwriters.

Option to Purchase Additional Notes

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase from time to time, in whole or in part, up to an additional $48.75 million aggregate principal amount of the Notes at the public offering price, less the underwriting discounts and commissions. This option may be exercised to the extent the underwriters sell more than $325 million aggregate principal amount of the Notes in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional Notes based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this “Underwriting” section.

Lock-Up Agreements

We and all of our directors, executive officers and one of our stockholders, DC Chemical, have agreed that, subject to certain exceptions, including issuances pursuant to the exercise of employee stock options outstanding on the date hereof, we and they will not, directly or indirectly, (1) offer, sell, issue, contract to sell, pledge or otherwise dispose of, sell or grant options, warrants or rights with respect to, or file with the SEC a registration statement or prospectus supplement under the Securities Act relating to, any of the Notes, shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Notes or shares of our common stock, whether or not any such transaction is to be settled by delivery of the Notes, shares of our common stock or other securities, in cash or otherwise, or (3) publicly disclose the intention to take such actions, without the prior written consent of Lehman Brothers Inc., for a period commencing on the date of this prospectus supplement and continuing until 90 days after the date of this prospectus supplement.

Lehman Brothers Inc., in its sole discretion, may release the Notes, common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the Notes, common stock and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the principal amount of Notes or the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to any payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases, or passive market making for the purpose of pegging, fixing or maintaining the price of the Notes and our common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of the Notes in excess of the principal amount of the Notes the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of the Notes involved in the sales made by the underwriters in excess of the principal amount of the Notes they are obligated to purchase is not greater than the principal amount of the Notes that they may purchase by exercising their option to purchase additional Notes. In a naked short position, the principal amount of the Notes involved is greater than the principal amount of the Notes in their option to purchase additional Notes. The underwriters may close out any short position by either exercising their option to purchase additional Notes and/or purchasing the Notes in the open market. In determining the source of the Notes to close out the short position, the underwriters will consider, among other things, the price of the Notes available for purchase in the open market as compared to the price at which they may purchase the Notes through their option to purchase additional Notes. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of the Notes and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

No Listing or Quotation

Our common stock is listed on The Nasdaq Global Market under the symbol “ESLR.”

The Notes are a new issue of securities with no established market. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotations system. We have been advised by the underwriters that the underwriters intend to make a market in the Notes but none of the underwriters is obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market, if any, for the Notes.

Electronic Distribution

A prospectus supplement and accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase Notes offered by this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay taxes or charges, as well as any other consequences that may arise under the laws of the country of purchase.

Relationships

Certain of the underwriters and their related entities have engaged and may in the future engage in various financial advisory and investment banking services with us in the ordinary course of business. They have received or will receive customary compensation and expense reimbursements for these financial advisory and investment banking transactions. Lehman Brothers Inc. acted as sole book-running manager in connection with our May 2007 follow-on offering of common stock, for which it received customary fees. In addition, Lehman Brothers Inc. is the sole book-running manager of the concurrent offering of borrowed common stock. In addition, an affiliate of Lehman Brothers Inc. is the counterparty to the capped call transaction, as described under “Description of the Capped Call Transaction” and in this section under “— The Capped Call Transaction and the Registered Common Stock Borrow Facility” below, and the borrower under the Common Stock Lending Agreement, as described under “Description of the Registered Common Stock Borrow Facility” and in this section under “— The Capped Call Transaction and the Registered Common Stock Borrow Facility.”

Deutsche Bank Securities Inc. acted as sole book-running manager in connection with our February 2008 follow-on offering of common stock, for which it received customary fees. Deutsche Bank AG Filiale Deutschlandgeschaft and Deutsche Bank Luxembourg S.A., affiliates of Deutsche Bank Securities Inc., are agents and lenders under a syndicated loan facility for EverQ. We are a guarantor of a portion of EverQ’s repayment obligations under the syndicated loan facility. See “Description of Other Material Indebtedness — EverQ GmbH Debt Guarantee.”

The Capped Call Transaction and the Registered Common Stock Borrow Facility

In connection with this offering of Notes, we expect to enter into a capped call transaction relating to our common stock initially issuable upon conversion of the Notes with a counterparty that is an affiliate of Lehman Brothers Inc., which is the sole book-running manager of this offering of Notes. If the underwriters exercise their option to purchase additional Notes to the extent they sell more than $325 million aggregate principal amount of Notes, we expect to increase the notional size of the capped call transaction so that it also relates to our common stock initially issuable upon conversion of the additional Notes. The capped call transaction is expected to reduce the potential dilution upon conversion of the Notes to the extent described under “Description of the Capped Call Transaction.”

In connection with establishing its initial hedge of this capped call transaction, we have been advised by the counterparty (and/or its affiliates) that it expects to enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the Notes and purchase our common stock in secondary market transactions shortly after the pricing of the Notes. These activities could have the effect of increasing, reducing or preventing a decline in the price of our common stock concurrently with or following the pricing of the Notes.

In addition, we have been advised by the counterparty (and/or its affiliates) that it expects to modify or unwind its hedge positions by purchasing or selling our common stock in secondary market transactions and/or entering into or unwinding various derivative transactions prior to maturity of the Notes (including during any conversion period related to conversion of the Notes). The effect, if any, of these transactions and activities on the market price of our common stock or the Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the Notes, and as a result, the value you will receive upon the conversion of the Notes.

Concurrently with this offering of Notes, the Common Stock Borrower is offering, by means of the common stock prospectus supplement, 30,856,538 shares of our common stock, which are being borrowed by the Common Stock Borrower pursuant to the Common Stock Lending Agreement. The Registered Common Stock Borrow Facility is intended to facilitate privately negotiated transactions or short sales by which investors in the Notes will hedge their investment in the Notes and/or by which the counterparty to the capped call transaction will hedge the capped call transaction. See “Description of the Registered Common Stock Borrow Facility.” The Common Stock Borrower (which is an affiliate of Lehman Brothers Inc.) will receive all of the proceeds from the sale of the borrowed common stock. In connection with facilitating those transactions, the Common Stock Borrower and its affiliates expect to receive customary negotiated fees from investors.

Selling Restrictions

Australia

Neither the prospectus supplement, the accompanying prospectus nor any other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the securities offered hereby has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the securities offered hereby for resale in Australia within 12 months of such securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

The securities offered hereby may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities offered hereby may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to such securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

India

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Registrar of Companies in India or with the Securities and Exchange Board of India. This prospectus supplement, the accompanying prospectus or any other material relating to the securities offered hereby is for information purposes only and may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India and in any event to not more than 50 persons in India.

Further, persons into whose possession this prospectus supplement and accompanying prospectus comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in the securities offered hereby. Each prospective investor is also advised that any investment in the securities offered hereby by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

No securities registration statement (“SRS”) has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the securities offered hereby. The securities offered hereby are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the securities in this offer may not transfer or resell those shares except to other QIIs.

People’s Republic of China

This prospectus supplement and the accompanying prospectus may not be circulated or distributed in the People’s Republic of China (PRC) and the securities offered hereby may not be offered or sold, and we will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC, except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities offered hereby may not be circulated or distributed, nor may such securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities offered hereby are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired such securities under Section 275 of the SFA except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii)	(in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii)	where no consideration is or will be given for the transfer; or

(iv)	where the transfer is by operation of law.

By accepting this prospectus supplement and the accompanying prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Korea

The securities offered hereby may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The securities offered hereby have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the securities offered hereby may not be resold to Korean residents unless the purchaser of such securities complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of such securities.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of the securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, in each case as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of the securities offered hereby through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of such securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities offered hereby, other than the underwriters, is authorized to make any further offer of such securities on behalf of us or the underwriters.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this prospectus supplement and the accompanying prospectus or any of its contents.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon for us by Goodwin Procter llp, Boston, Massachusetts. Certain legal matters with respect to this offering will be passed upon for the underwriters by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2006 and 2007 and for each of the three years in the period ended December 31, 2007, incorporated into this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing therein.

The financial statements of EverQ GmbH as of December 31, 2006 and for the period from December 20, 2006 to December 31, 2006, incorporated into this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by PricewaterhouseCoopers AG, an independent registered public accounting firm, as stated in their report appearing therein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement “incorporates by reference” certain information we file with the SEC. The information incorporated by reference herein is an important part of this prospectus supplement. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference into this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces this information. You should not assume that the information in the documents incorporated by reference herein is accurate as of any date other than the respective dates of such documents. We incorporate by reference the following documents filed with the SEC:

•	Annual Report on Form 10-K, as amended, for the year ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 29, 2008;

•	Current Report on Form 8-K filed with the SEC on June 23, 2008;

•	Item 1.01 of the Current Report on Form 8-K filed with the SEC on May 28, 2008;

•	Current Report on Form 8-K filed with the SEC on March 24, 2008;

•	Current Report on Form 8-K filed with the SEC on February 14, 2008;

•	Current Report on Form 8-K filed with the SEC on February 1, 2008;

•	Item 1.01 of and exhibit 99.2 to the Current Report on Form 8-K filed with the SEC on January 30, 2008;

•	Current Report on Form 8-K filed with the SEC on January 22, 2008;

•	The description of our common stock included in the Form 8-A filed on October 4, 2000 and any amendment or report filed with the SEC for the purpose of updating such description; and

•	All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement and prior to the termination of this offering; except as to any portion of any future report or document that is not deemed filed under such provisions.

We will provide without charge to each person to whom a prospectus supplement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, Massachusetts 01752, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement contains summaries of the terms of certain agreements that we have entered, or will enter, into in connection with the offering. The descriptions contained in this prospectus supplement of such agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements. Written requests for copies of such agreements should be addressed to Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, Massachusetts 01752, Attention: Corporate Secretary.

This prospectus supplement and the accompanying prospectus constitute a part of a Registration Statement we filed with the SEC under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and this offering, reference is hereby made to the accompanying prospectus and the related Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth in the first paragraph of this section. Statements contained herein concerning any document filed as an exhibit to the Registration Statement are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

We file annual, quarterly, current and special reports and other information with the SEC. You may read and copy any documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

PROSPECTUS
Evergreen Solar, Inc.

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Units

This prospectus provides you with a general description of debt and equity securities that Evergreen Solar, Inc. may offer and sell from time to time. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that sale and may add to or update the information in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Evergreen Solar, Inc. may offer and sell securities to or through one or more underwriters, dealers and/or agents on a continuous or delayed basis.

Our common stock is listed on The Nasdaq Global Market under the symbol “ESLR.” On June 23, 2008, the last reported sale price of our common stock on The Nasdaq Global Market was $12.07.

Investing in our securities involves various risks. In our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, we identify and discuss risk factors that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2008.

Table of Contents

ABOUT THIS PROSPECTUS	3
TRADEMARKS	3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
ABOUT EVERGREEN SOLAR, INC.	6
USE OF PROCEEDS	7
RATIO OF EARNINGS TO FIXED CHARGES	8
DESCRIPTION OF THE DEBT SECURITIES	10
DESCRIPTION OF CAPITAL STOCK	20
TRANSFER AGENT	22
LISTING	22
DESCRIPTION OF THE DEPOSITARY SHARES	23
DESCRIPTION OF THE WARRANTS	26
DESCRIPTION OF THE UNITS	28
LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE	31
PLAN OF DISTRIBUTION	36
LEGAL MATTERS	38
EXPERTS	38
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	38
WHERE YOU CAN FIND MORE INFORMATION	39

ABOUT THIS PROSPECTUS

This document is called a “prospectus,” and it provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The Company has filed a registration statement (of which this prospectus forms a part) with the Securities and Exchange Commission, or the “SEC,” using a shelf registration process. Under this shelf process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street addresses are provided under the heading “Where You Can Find More Information.”

When acquiring securities, you should rely only on the information provided in this prospectus and in the related prospectus supplement, including any information incorporated by reference. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in the prospectus and related prospectus supplement. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete as of any date other than the date indicated on the cover page of these documents.

This prospectus contains and incorporates by reference forward-looking statements. Any “free writing prospectus” we authorize may also contain forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus, any prospectus supplement and the documents incorporated herein by reference. See “Special Note Regarding Forward-looking Statements” in this prospectus. You should also carefully consider the various risk factors incorporated by reference into this prospectus from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated by such forward-looking statements. You should not place undue reliance on our forward-looking statements.

In this prospectus, references to the terms “we,” “us,” “our” and similar terms, refer to Evergreen Solar, Inc. and its wholly owned subsidiaries on a consolidated basis, unless we state or the context implies otherwise.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

TRADEMARKS

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectus belongs to its holder. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein, contain forward-looking statements that involve risks, uncertainties and assumptions, including those discussed in “Risk Factors.” If the risks or uncertainties ever materialize or any of the assumptions prove incorrect, our results will differ from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are statements that could be deemed forward-looking statements, including but not limited to statements regarding:

•	our future growth, revenue, earnings and gross margin improvement;

•	our ability to achieve profitability resulting from increases in our production volumes;

•	the Devens facility expansion and other potential capacity expansions and the expected timing of such facilities becoming operational or fully operational and meeting manufacturing capacity goals on schedule or within budget;

•	future warranty expenses;

•	our receipt of public grant awards and our expectations regarding government incentives for the deployment of solar energy;

•	capital requirements to respond to competitive pressures and acquire complementary businesses and necessary technologies;

•	costs associated with research and development, building or improving manufacturing facilities, general and administrative expenses and business growth;

•	shifts in our geographic product revenue mix;

•	international expansion of strategic partnerships, manufacturing operations and distribution networks;

•	operating efficiency of manufacturing facilities, including increases in manufacturing scale and technological improvements needed to continuously reduce the cost per watt to manufacture our products;

•	the occurrence of and the use of proceeds from sales of our securities;

•	the sufficiency of our cash, cash equivalents, marketable securities and borrowings available under our working capital facility to satisfy our anticipated cash requirements;

•	financing sources and availability, and future interest expense;

•	payment of cash dividends;

•	use of derivative financial instruments to manage foreign currency exchange risks;

•	the potential impact of our critical accounting policies and changes in financial accounting standards or practices;

•	future plans for and benefits from the EverQ joint venture, including the potential expansion of EverQ’s manufacturing capacity and its initial public offering;

•	our continued enhancements of thin wafer production and the expected timing and results of such enhancements;

•	the expected demand and market for solar energy;

•	our expectations regarding product performance and cost and technological competitiveness;

•	our expectations regarding future silicon supply from our suppliers, and our ability to enter into contracts to secure additional silicon supply;

•	the anticipated benefits of our proprietary technology and new manufacturing and other developments, including our quad ribbon wafer furnace design;

•	the making of strategic investments and the expectation of future benefit from them;

•	our position in the solar power market; and

•	our expectations regarding the amount of photovoltaic solar panels that we will be able to produce.

These statements may be identified with such words as “we expect,” “we believe,” “we anticipate” or similar indications of future expectations. These statements are neither promises nor guarantees and involve risks and uncertainties, which could cause our actual results to differ materially from such forward-looking statements. Such risks and uncertainties may include, among other things, macroeconomic and geopolitical trends and events, the execution and performance of contracts by distribution partners, suppliers and other partners, and other risks and uncertainties described herein. We caution readers not to place undue reliance on any forward-looking statements contained in this prospectus, the documents incorporated by reference herein or any “free writing prospectus” we authorize to be delivered to you, which speak only as of the their respective dates. We disclaim any obligation to update publicly or revise any such statements to reflect any change in our expectations, or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in such forward-looking statements.

ABOUT EVERGREEN SOLAR, INC.

We develop, manufacture and market solar panels utilizing our proprietary String Ribbontm technology. Our String Ribbon technology provides a cost-effective process for manufacturing ribbons of multi-crystalline silicon that are then cut into wafers. These wafers are the primary components of photovoltaic (PV) cells which, in turn, are used to produce solar panels. We believe that our proprietary and patented technologies, combined with our integrated manufacturing process know-how, offer significant cost and manufacturing advantages over competing polysilicon-based PV technologies. With current silicon consumption of less than five grams per watt, we believe we are the industry leader in efficient polysilicon consumption and use approximately 50% of the silicon used by conventional sawing wafer production processes. We believe future enhancements to our technology will enable us to gradually reduce our silicon consumption to approximately one-and-a-half grams per watt by 2014.

Our String Ribbon technology is used, on a much larger scale, by EverQ, our joint venture with Q-Cells AG, or Q-Cells (the world’s largest independent manufacturer of solar cells), and Renewable Energy Corporation ASA, or REC (one of the world’s largest manufacturers of solar-grade silicon and multi-crystalline wafers, and the main supplier of silicon to EverQ). EverQ began operations in mid-2006 and has grown to approximately 85 megawatts, or MW, of annual production capacity from two manufacturing facilities. One MW of electricity is enough to power approximately 250 homes per year on average. Both of EverQ’s manufacturing facilities scaled rapidly and achieved profitability within 15 months of breaking ground. Certain of our executive officers, including our chief executive officer, and several of our engineers and other support staff spent considerable time in Germany during the construction of the EverQ factories and were primarily responsible for its successful ramp, which we believe demonstrates our ability to implement new technology and build and operate fully integrated wafer, cell and panel facilities using String Ribbon technology. As such, we expect we will experience similar results with our own facility located in Devens, Massachusetts, or the Devens Facility, which will be our first wholly owned major expansion outside of Marlboro, Massachusetts where our prototype facility, or the Marlboro Facility, is located.

Through intensive research and design efforts we have significantly enhanced our String Ribbon technology and our ability to manufacture multi-crystalline silicon wafers. Our Devens Facility will utilize quad ribbon wafer furnace equipment, which grows four silicon ribbons from one furnace as compared to the dual ribbon furnaces used in the Marlboro Facility and EverQ’s facilities. Our quad ribbon furnace incorporates a state of the art automated ribbon cutting technology that we expect will further improve our manufacturing process when it is used in our Devens Facility and future facilities. We have used quad ribbon furnaces to produce a limited quantity of silicon wafers in our Marlboro Facility that have been used to produce solar panels and have been sold to our distribution partners.

We will begin production of solar panels in our Devens Facility upon completion of the first phase of its development, or Devens I, which is expected to occur during the summer of 2008. Upon reaching full production capacity, which we expect to take place in early 2009, Devens I is expected to increase our current annual production capacity by approximately 80 MW. In addition, we have begun construction of a second phase of the Devens Facility, or Devens II. Upon reaching full production capacity, which we expect to occur in late 2009, Devens II is expected to increase our annual production capacity at our Devens Facility to approximately 160 MW.

In connection with our manufacturing expansion plans, over the past 15 months, we have entered into multi-year polysilicon supply agreements with DC Chemical Co., Ltd. (or DC Chemical), Wacker Chemie AG (or Wacker), Solaricos Trading, LTD (or Nitol) and Silicium de Provence S.A.S. (or Silpro). We have silicon under contract to reach annual production levels of approximately 135 MW in 2009, 300 MW in 2010, 600 MW in 2011 and 850 MW in 2012, and we plan to expand our manufacturing operations accordingly.

In October 2007, we and our two EverQ joint venture partners approved the construction of EverQ’s third manufacturing facility, EverQ 3, to be located in Thalheim, Germany, which is expected to increase EverQ’s current annual production capacity from approximately 85 MW to approximately 180 MW by the second half of 2009. EverQ 3 will license our quad ribbon technology and will pay us a market-based royalty calculated on actual cost savings realized as compared to dual ribbon technology. We and our partners have also agreed to pursue an initial public offering, or IPO, of EverQ’s stock and to expand EverQ’s annual production capacity to approximately 600 MW by 2012. Provided that EverQ becomes publicly traded prior to December 31, 2009, REC has offered EverQ an additional supply agreement for polysilicon to support fully this planned capacity expansion.

We were incorporated in Delaware in August 1994. Our executive offices are located at 138 Bartlett Street, Marlboro, Massachusetts 01752, and our telephone number is (508) 357-2221. We maintain an Internet website at www.evergreensolar.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

USE OF PROCEEDS

We currently intend to use the net proceeds from the sale of any securities under this prospectus for general corporate purposes, which may include:

•	the repayment of debt;

•	the possible repurchase of our common stock;

•	the financing of potential investments;

•	working capital; and

•	other purposes mentioned in any prospectus supplement.

Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement

Based upon our historical and anticipated future growth and financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

Computation of Ratio of Earnings to Fixed Charges

				For the Three Months Ended
	For the Fiscal Year Ended December 31,			March 31,	March 29,
	2005	2006	2007	2007	2008
	(Dollars in thousands, expect per share data)

Loss from operations before minority interest	$(18,511)	$(28,013)	$(18,772)	$(6,195)	$(975)
Fixed charges:
Interest portion of operating lease(A)	223	340	383	91	112
Debt interest	2,526	6,434	4,395	1,095	1,110

Total fixed charges	2,749	6,774	4,778	1,186	1,222

Loss from operations before minority interest plus fixed charges	(15,762)	(21,589)	(14,977)	(5,195)	(547)

Ratio of earnings to fixed charges	(B )	(B )	(B )	(B )	(B )

Supplemental information:
Additional earnings required to achieve 1:1 ratio of earnings to fixed charges	$18,511	$28,363	$19,755	$6,381	$1,769

(A)	Represents an approximate interest factor of 1/3 of operating rentals

(B)	Earnings are inadequate to cover fixed charges; additional earnings required are presented as supplemental information in the above table

Computation of Ratio of Earnings to Combined Fixed Charges and
Preferred Accretion and Dividends

				For the Three Months Ended
	For the Fiscal Year Ended December 31,			March 31,	March 29,
	2005	2006	2007	2007	2008
	(Dollars in thousands, expect per share data)

Loss from operations before minority interest	$(18,511)	$(28,013)	$(18,772)	$(6,195)	$(975)
Fixed charges:
Interest portion of operating lease(A)	223	340	383	91	112
Debt interest	2,526	6,434	4,395	1,095	1,110

Total fixed charges	2,749	6,774	4,778	1,186	1,222

Loss from operations before minority interest plus fixed charges	(15,762)	(21,589)	(14,977)	(5,195)	(547)

Total fixed charges
Accretion on dividends and preferred stock	—	—	—	—	—
Total fixed charges and preferred accretion and dividends	2,749	6,774	4,778	1,186	1,222
Ratio of earnings to fixed charges and accretion and dividends on preferred stock	(B )	(B )	(B )	(B )	(B )

Supplemental information:
Additional earnings required to achieve 1:1 ratio of earnings to fixed charges and preferred accretion and dividends	18,511	28,363	19,755	6,381	1,769

(A)	Represents an approximate interest factor of 1/3 of operating rentals

(B)	Earnings are inadequate to cover fixed charges and preferred accretion and dividends; additional earnings required are presented in supplemental information in above table

DESCRIPTION OF THE DEBT SECURITIES

The debt securities will be unsecured and will either be our senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called indentures. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words “Evergreen Solar, Inc.,” “we,” “us” or “our” refer only to Evergreen Solar, Inc. and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•	the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•	if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and discharge; defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated debt securities”;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

Initially, we will appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and paying agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The trustee will be designated as our initial paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

No protection in the event of a change of control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any financial or restrictive covenants.

Consolidation, merger and sale of assets

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any entity, unless:

•	the successor entity, if any, is a corporation, limited liability company, partnership, trust or other business entity existing under the laws of the United States, any State within the United States or the District of Columbia;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

1. we fail to pay principal of or any premium on any debt security of that series when due;

2. we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

3. we fail to deposit any sinking fund payment when due;

4. we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

5. certain events including our bankruptcy, insolvency or reorganization.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated debt securities.”

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

1. the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

2. the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

3. the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting or facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

•	We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•	We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

“Foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•	direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No personal liability of directors, officers, employees and stockholders

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under the indentures.

Subordinated debt securities

The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•	a default in our obligations to pay principal, premium, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

•	any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

We may and shall resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist, and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

No new payment blockage period may start on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under “Satisfaction and discharge; defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

“Designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the subordinated indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

“Indebtedness” means the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture for such series of securities or thereafter created, incurred or assumed:

•	our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

•	all of our obligations for money borrowed;

•	all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses,

•	properties or assets of any kind,

•	our obligations:

•	as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, or

•	as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

•	all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all of our obligations with respect to letters of credit, bankers’ acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

•	all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•	all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, of for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•	renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

“Senior debt” means the principal of, premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable in connection with, our indebtedness. Senior debt shall not include:

•	any debt or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide it shall not be senior in right of payment to the subordinated debt securities or expressly provide that such indebtedness is on the same basis or “junior” to the subordinated debt securities; or

•	debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

“Subsidiary” means an entity more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more or our other subsidiaries or by a combination of us and our other subsidiaries. For purposes of this definition, “voting stock” means stock or other similar interests to us which ordinarily has or have voting power for the election of directors, or persons performing similar functions, whether at all times or only so long as no senior class of stock or other interests has or have such voting power by reason of any contingency.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 27,227,668 shares of preferred stock, par value $0.01 per share, 26,227,668 shares of which are designated as Series A convertible preferred stock and 1,000 shares of which are designated as Series B convertible preferred stock. The following is a summary of the material provisions of the common stock and the preferred stock contained in our certificate of incorporation and by-laws. For greater detail about our capital stock, please refer to our certificate of incorporation and by-laws.

Common Stock

As of March 29, 2008, there were 121,387,955 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. If applicable, material U.S. federal income tax considerations applicable to our common stock will be described in the applicable prospectus supplement.

Preferred Stock

The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the certificate of designation relating to that series. As of March 29, 2008, there were 26,227,668 shares of our authorized preferred stock designated as Series A convertible preferred stock, none of which were issued and outstanding. The rights, preferences, privileges and restrictions of shares of Series A convertible preferred stock have been fixed in a certificate of designation. As of March 29, 2008, there were 1,000 shares of our authorized preferred stock designated as Series B convertible preferred stock, none of which were issued and outstanding. The rights, preferences, privileges and restrictions of shares of Series B convertible preferred stock have been fixed in a certificate of designation.

Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders to issue one or more additional series of preferred stock. Our board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. Our board of directors is also authorized to determine and alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of our board of directors originally fixing the number of shares constituting any series, our board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

The prospectus supplement with respect to any issuance of preferred stock will specify:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

The shares of preferred stock to be issued upon the closing of this offering, if any, will be fully paid and nonassessable.

Delaware Anti-Takeover Law and Certain Provisions of Our Certificate of Incorporation and By-laws

Certain provisions of Delaware law and our certificate of incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and to remove of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

We are subject to Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Our certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent. Special meetings of our stockholders may be called only by the Chairman of our board of directors, a majority of our board of directors or our president. Our certificate of incorporation and by-laws also provide that our board of directors will be divided into three classes, with each class serving staggered three-year terms. Except as otherwise set forth in our certificate of incorporation and by-laws, the stockholders may amend or repeal certain provisions of our certificate of incorporation and may amend, alter or repeal our by-laws only with the affirmative vote of the holders of 75% of the shares of capital stock issued and outstanding and entitled to vote at a general or special meeting of our stockholders, as applicable. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of us or our management.

TRANSFER AGENT

The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York. Its address 59 Maiden Lane, Plaza Level, New York, NY 10038, and its telephone number is (800) 937-5449.

LISTING

Our common stock is quoted on The Nasdaq Global Market under the trading symbol “ESLR.”

DESCRIPTION OF THE DEPOSITARY SHARES

General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC. If applicable, material U.S. federal income tax considerations applicable to depositary shares will be described in the applicable prospectus supplement.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of the deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and removal of depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF THE WARRANTS

General

We may issue warrants for the purchase of our common stock, preferred stock or debt securities or any combination thereof. Warrants may be issued independently or together with our common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Stock warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of Evergreen Solar, Inc.

Debt warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any; the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

DESCRIPTION OF THE UNITS

We may issue units comprised of shares of common stock, shares of preferred stock, warrants and other securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement;

•	the price or prices at which such units will be issued;

•	the applicable U.S. federal income tax considerations relating to the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any other terms of the units and of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of the Warrants” and “Description of Capital Stock” will apply to the securities included in each unit, to the extent relevant.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement.

Modification Without Consent

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity; any provisions of the governing unit agreement that differ from those described below;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•	impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•	reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•	If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under Trust Indenture Act

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

The unit agreements and the units will be governed by Delaware law.

Form, Exchange and Transfer

We will issue each unit in global — i.e., book-entry — form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We will describe book-entry securities and other terms regarding the issuance and registration of the units in the applicable prospectus supplement.

Each unit and all securities comprising the unit will be issued in the same form.

If we issue any units in registered, non-global form, the following will apply to them:

•	The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

•	Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

•	Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

•	If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

•	Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

In making payments and giving notices with respect to our units, we will follow the procedures as described in the applicable prospectus supplement.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to registered securities issued in global — i.e., book-entry — form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who Is the Legal Owner of a Registered Security?

Each debt security, share of common stock or preferred stock and depositary share in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee or other agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

We expect to issue debt securities and depositary shares in book-entry form only. We may issue shares of common stock in book-entry form. This means those securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture or other applicable agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of common or preferred shares in exchange for exchangeable debt securities, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of common or preferred shares in exchange for exchangeable debt securities, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any other third parties employed by us, the trustee or any agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — e.g., to amend the indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture — we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this section of the prospectus, we mean those who invest in the securities being offered by this prospectus and the applicable prospectus supplement, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this section of the prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

A global security is issued in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more.

Each series of these securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	a financial institution holding the securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through

Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “— Who Is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, the trustee and any agents will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, the trustee and any agents also do not supervise the depositary in any way;

•	The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form, but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. For example, in the case of a global security representing shares of preferred stock or depositary shares, a beneficial owner will be entitled to obtain a non-global security representing its interest by making a written request to the transfer agent or other agent designated by us. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who Is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary has ceased to be a clearing agency registered under the Securities Exchange Act, and in either case we do not appoint another institution to act as depositary within 90 days;

•	in the case of a global security representing debt securities, if an event of default has occurred with regard to the debt securities and has not been cured or waived; or

•	any other circumstances specified for this purpose in the applicable prospectus supplement.

If a global security is terminated, only the depositary, and not we or the trustee for any debt securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus in any one or more of the following ways:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public; and

•	through a combination of any such methods of sale.

Our common stock and preferred stock may be issued upon conversion of debt securities or preferred stock. Securities may also be issued upon exercise of warrants. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will, where applicable:

•	describe the terms of the offering;

•	identify any underwriters, dealers or agents;

•	identify any managing underwriter or underwriters;

•	provide purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the “world wide web”) or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Goodwin Procter llp, Boston, Massachusetts.

EXPERTS

The financial statements as of December 31, 2006 and 2007 and for each of the three years in the period ended December 31, 2007, incorporated into this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing therein.

The financial statements of EverQ GmbH as of December 31, 2006 and for the period from December 20, 2006 to December 31, 2006, incorporated into this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by PricewaterhouseCoopers AG, an independent registered public accounting firm, as stated in their report appearing therein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” certain information we file with the SEC. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference into this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents filed with the SEC:

•	Annual Report on Form 10-K, as amended, for the year ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 29, 2008;

•	Current Report on Form 8-K filed with the SEC on June 23, 2008;

•	Item 1.01 of the Current Report on Form 8-K filed with the SEC on May 28, 2008;

•	Current Report on Form 8-K filed with the SEC on March 24, 2008;

•	Current Report on Form 8-K filed with the SEC on February 14, 2008;

•	Current Report on Form 8-K filed with the SEC on February 1, 2008;

•	Item 1.01 of the Current Report on Form 8-K filed with the SEC on January 30, 2008;

•	Current Report on Form 8-K filed with the SEC on January 22, 2008;

•	The description of our common stock included in the Form 8-A filed on October 4, 2000 and any amendment or report filed with the SEC for the purpose of updating such description; and

•	All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this information memorandum and prior to the termination of the offering; except as to any portion of any future report or document that is not deemed filed under such provisions.

We will provide without charge to each person to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to

Evergreen Solar, Inc.
138 Bartlett Street
Marlboro, Massachusetts 01752
Attention: Corporate Secretary

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

WHERE YOU CAN FIND MORE INFORMATION

Evergreen Solar, Inc. is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange (the “NYSE”), which is located at 20 Broad Street, New York, New York 10005.

Evergreen Solar, Inc. has a website located at http://www.evergreensolar.com. The information on this website is not a part of this prospectus.

LOGO
$325,000,000

4% Senior Convertible Notes due 2013

PROSPECTUS SUPPLEMENT
June 26, 2008

Sole Book-Running Manager
Lehman Brothers

Deutsche Bank Securities

Piper Jaffray